     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 1996



                                                       REGISTRATION NO. 333-2705

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                           NATIONAL DATA CORPORATION
             (Exact name of registrant as specified in its charter)
                             ---------------------

             DELAWARE                            7374                           58-0977458
         (State or other             (Primary Standard Industrial            (I.R.S. Employer
  jurisdiction of incorporation)     Classification Code Number)           Identification No.)

                              NATIONAL DATA PLAZA
                          ATLANTA, GEORGIA 30329-2010
                                 (404) 728-2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                               E. MICHAEL INGRAM
                         GENERAL COUNSEL AND SECRETARY
                           NATIONAL DATA CORPORATION
                              NATIONAL DATA PLAZA
                          ATLANTA, GEORGIA 30329-2010
                                 (404) 728-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

          JOEL J. HUGHEY                  THOMAS G. NOULLES                 STEVEN K. COCHRAN
       DAVID E. BROWN, JR.            C.I.S. TECHNOLOGIES, INC.             THOMPSON & KNIGHT
        MARK F. MCELREATH                  ONE WARREN PLACE                1700 PACIFIC AVENUE
          ALSTON & BIRD                 6100 SOUTH YALE AVENUE                  SUITE 3300
       ONE ATLANTIC CENTER                    SUITE 1900                 DALLAS, TEXAS 75201-4693
    1201 WEST PEACHTREE STREET        TULSA, OKLAHOMA 74136-1903              (214) 969-1700
   ATLANTA, GEORGIA 30309-3424              (918) 496-2451
          (404) 881-7000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

- ----------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------
                                                                       PROPOSED         PROPOSED
             TITLE OF EACH CLASS                                        MAXIMUM          MAXIMUM         AMOUNT OF
                OF SECURITIES                      AMOUNT TO BE     OFFERING PRICE      AGGREGATE      REGISTRATION
              TO BE REGISTERED                     REGISTERED(1)     PER SHARE(2)   OFFERING PRICE(2)     FEE(2)(3)
- ----------------------------------------------------------------------------------------------------------------------
Common Stock (including rights to purchase
  shares of Series A Junior Participating
  Preferred Stock)...........................    3,210,532 shares       $30.12         $96,709,812        $33,349
- ----------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------

(1) Represents the estimated maximum number of shares of Common Stock, par value $.125 per share ("NDC Common Stock"), issuable by the Registrant upon consummation of the merger of a subsidiary of Registrant with and into C.I.S. Technologies, Inc. ("CIS"), assuming exercise of all rights to purchase common stock, par value $.01 per share, of CIS ("CIS Common Stock").
(2) Pursuant to Rules 457(f)(1) and 457(c), the registration fee was computed on the basis of the average of the high and low prices of CIS Common Stock as reported on The Nasdaq Stock Market's National Market on April 18, 1996 ($2.625), and pursuant to Rule 457(f)(2) and 457(c) on the basis of the aggregate book value of the Series A Participating Convertible Preferred Stock of CIS, and based on the estimated maximum number of shares (36,979,175) that may be exchanged for the NDC Common Stock being registered.

(3) Previously paid.

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                           NATIONAL DATA CORPORATION
                                     PART I
                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K


            FORM S-4 ITEM NUMBER AND CAPTION                    CAPTION OF LOCATION IN PROSPECTUS
  -----------------------------------------------------  -----------------------------------------------
                                               A. INFORMATION ABOUT THE TRANSACTION
   1.   Forepart of the Registration Statement and
          Outside Front Cover Page of Prospectus.......  Outside front cover page; facing page
   2.   Inside Front and Outside Back Cover Pages of
          Prospectus...................................  Available Information; Incorporation of Certain
                                                           Information by Reference; Table of Contents
   3.   Risk Factors, Ratio of Earnings to Fixed
          Charges and Other Information................  Summary
   4.   Terms of the Transaction.......................  Summary; General Information; The Merger;
                                                           Certain Differences in the Rights of NDC and
                                                           CIS Stockholders; Annex A; Annex B
   5.   Pro Forma Financial Information................  Summary; Pro Forma Combined Financial Data
   6.   Material Contacts with Company Being
          Acquired.....................................  Summary; The Merger
   7.   Additional Information Required for Reoffering
          by Persons and Parties Deemed to be
          Underwriters.................................  Not applicable
   8.   Interests of Named Experts and Counsel.........  Not applicable
   9.   Disclosure of Commission Position on
          Indemnification for Securities Act
          Liabilities..................................  Not applicable
                                                B. INFORMATION ABOUT THE REGISTRANT
  10.   Information with Respect to S-3 Registrants....  Available Information; Incorporation of Certain
                                                           Information by Reference; Summary; Certain
                                                           Differences in the Rights of NDC and CIS
                                                           Stockholders
  11.   Incorporation of Certain Information by
          Reference....................................  Incorporation of Certain Information by
                                                         Reference
  12.   Information with Respect to S-3 or S-2
          Registrants..................................  Not applicable
  13.   Incorporation of Certain Information by
          Reference....................................  Not applicable
  14.   Information with Respect to Registrants Other
          than S-2 or S-3 Registrants..................  Not applicable
                                          C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED
  15.   Information with Respect to S-3 Companies......  Not applicable
  16.   Information with Respect to S-2 or S-3
          Companies....................................  Available Information; Incorporation of Certain
                                                           Information by Reference; Summary; Certain
                                                           Differences in the Rights of NDC and CIS
                                                           Stockholders
  17.   Information with Respect to Companies Other
          than S-2 or S-3 Companies....................  Not applicable
                                               D. VOTING AND MANAGEMENT INFORMATION
  18.   Information if Proxies, Consents or
          Authorizations are to be Solicited...........  Incorporation of Certain Information by
                                                           Reference; Summary; General Information; The
                                                           Merger; Stockholder Proposals; Other Matters
  19.   Information if Proxies, Consents or
          Authorizations are not to be Solicited or in
          an Exchange Offer............................  Not Applicable

                           C.I.S. TECHNOLOGIES, INC.
                       6100 SOUTH YALE AVENUE, SUITE 1900
                             TULSA, OKLAHOMA 74136

                                                                     May 1, 1996

Dear Stockholder:

     You are cordially invited to attend the special meeting of stockholders ("Special Meeting") of C.I.S. Technologies, Inc. ("CIS") to be held at the main office of CIS, located at 6100 South Yale Avenue, Suite 1900, Tulsa, Oklahoma, at 10:00 a.m., local time, on May 30, 1996.

     At this important meeting, you will be asked to consider and vote upon the adoption of an Agreement and Plan of Merger, dated as of April 15, 1996 (the "Merger Agreement"), which provides for the merger (the "Merger") of a wholly owned subsidiary of National Data Corporation ("NDC") with and into CIS. If the proposed Merger is consummated, CIS will become a wholly owned subsidiary of NDC and each outstanding share of CIS capital stock will be converted into the right to receive shares of NDC common stock on the basis set forth in the Merger Agreement and described in the enclosed Proxy Statement/Prospectus. Adoption of the Merger Agreement requires the affirmative vote of (i) the holders of a majority of the outstanding shares of CIS common stock entitled to vote at the Special Meeting and (ii) the holders of two-thirds of the outstanding shares of CIS series A participating convertible preferred stock entitled to vote at the Special Meeting.

     Enclosed are the: (i) Notice of Special Meeting, (ii) Proxy Statement/Prospectus, (iii) Proxy for the Special Meeting, and (iv) CIS's 1995 Annual Report to Stockholders. The Proxy Statement/Prospectus describes in more detail the Merger Agreement and the Merger, including a description of the conditions to consummation of the Merger and the effects of the Merger on the rights of CIS stockholders, and, together with the 1995 Annual Report to Stockholders, contains financial and other information about CIS. Please give this information your careful attention.

     The Board of Directors has unanimously approved and adopted the Merger Agreement and consummation of the transactions contemplated therein, and unanimously recommends that you vote FOR adoption of the Merger Agreement.

     In view of the importance of the action to be taken, we urge you to complete, sign, and date the enclosed Proxy and to return it promptly in the enclosed envelope, whether or not you plan to attend the Special Meeting (if you attend the Special Meeting, you may vote in person, even if you previously returned your Proxy).

     We look forward to seeing you at the Special Meeting.

                                          Sincerely,

                                          /s/ Philip D. Kurtz

                                          Philip D. Kurtz
                                          Chairman of the Board

                           C.I.S. TECHNOLOGIES, INC.
                       6100 SOUTH YALE AVENUE, SUITE 1900
                             TULSA, OKLAHOMA 74136
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                    TO BE HELD AT 10:00 A.M. ON MAY 30, 1996

                                                                     May 1, 1996

To the Stockholders of C.I.S. Technologies, Inc.:


     NOTICE IS HEREBY GIVEN that the special meeting of stockholders ("Special Meeting") of C.I.S. Technologies, Inc. ("CIS") will be held at the main office of CIS, located at 6100 South Yale Avenue, Suite 1900, Tulsa, Oklahoma, at 10:00 a.m., local time, on May 30, 1996, for the following purposes:


          1. The Merger. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of April 15, 1996 (the "Merger Agreement"), by and among CIS, National Data Corporation ("NDC") and NDC Merger Corp. ("Sub"), pursuant to which, among other matters, Sub will merge with and into CIS (the "Merger"), with CIS becoming a wholly owned subsidiary of NDC and each share of CIS capital stock being converted into the right to receive shares of common stock of NDC, all as more fully described in the accompanying Proxy Statement/Prospectus. A copy of the Merger Agreement is set forth in Annex A to the accompanying Proxy Statement/Prospectus and is hereby incorporated by reference herein.

          2. Other Business. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     Only stockholders of record at the close of business on April 25, 1996, are entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof. Adoption of the Merger Agreement requires the affirmative vote of (i) the holders of a majority of the outstanding shares of CIS common stock entitled to vote at the Special Meeting and (ii) the holders of two-thirds of the outstanding shares of CIS series A participating convertible preferred stock entitled to vote at the Special Meeting.

     HOLDERS OF CIS SERIES A PARTICIPATING CONVERTIBLE PREFERRED STOCK WHO GIVE WRITTEN DEMAND FOR APPRAISAL OF THEIR SHARES BEFORE TAKING OF THE VOTE ON THE MERGER AGREEMENT, DO NOT VOTE IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT, AND COMPLY WITH THE FURTHER PROVISIONS OF APPLICABLE DELAWARE LAW WILL BE ENTITLED TO RECEIVE, IF THE MERGER IS CONSUMMATED, THE "FAIR VALUE" (AS DEFINED BY DELAWARE LAW) OF THEIR CIS SERIES A PARTICIPATING PREFERRED STOCK IN CASH. A VOTE AGAINST ADOPTION OF THE MERGER AGREEMENT WILL NOT CONSTITUTE A DEMAND FOR APPRAISAL RIGHTS, NOR WILL A FAILURE TO VOTE AGAINST ADOPTION OF THE MERGER AGREEMENT CONSTITUTE A WAIVER OF APPRAISAL RIGHTS. A COPY OF THE APPLICABLE DELAWARE STATUTORY PROVISIONS IS SET FORTH IN ANNEX C TO THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AND A SUMMARY OF SUCH PROVISIONS IS SET FORTH UNDER "THE MERGER -- APPRAISAL RIGHTS."

           THE BOARD OF DIRECTORS OF CIS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Thomas G. Noulles
                                          Secretary

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED APRIL 30, 1996


                                   PROSPECTUS

                           NATIONAL DATA CORPORATION
                                  COMMON STOCK
                          (PAR VALUE $.125 PER SHARE)
                             ---------------------

                                PROXY STATEMENT

                           C.I.S. TECHNOLOGIES, INC.
                        SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 30, 1996
                             ---------------------

     This Proxy Statement/Prospectus is being furnished to holders of common stock, $.01 par value ("CIS Common Stock"), and series A participating convertible preferred stock, $.01 par value ("CIS Series A Preferred Stock"), of C.I.S. Technologies, Inc., a Delaware corporation ("CIS"), in connection with the solicitation of proxies by the CIS Board of Directors for use at the Special Meeting of Stockholders to be held at 10:00 a.m., local time, on May 30, 1996, at the main office of CIS, located at 6100 South Yale Avenue, Suite 1900, Tulsa, Oklahoma, and at any adjournments or postponements thereof (the "Special Meeting").

     The purpose of the Special Meeting is to consider and vote upon, among other things, a proposal to adopt an Agreement and Plan of Merger, dated as of April 15, 1996 (the "Merger Agreement"), by and among CIS, National Data Corporation ("NDC"), and NDC Merger Corp. ("Sub"), which provides for, among other things, the merger of Sub with and into CIS (the "Merger"), with CIS becoming a wholly owned subsidiary of NDC. See "SUMMARY," "THE MERGER" and ANNEX A to this Proxy Statement/Prospectus.

     Upon consummation of the Merger: (i) each outstanding share of CIS Common Stock (excluding shares held by CIS or any of its subsidiaries or by NDC or any of its subsidiaries) shall cease to be outstanding and shall be converted into and exchanged for the right to receive .08682 shares of common stock, $.125 par value (together with the NDC Rights (as hereinafter defined) attached thereto, the "NDC Common Stock") of NDC (the "Common Stock Exchange Ratio"), and (ii) each outstanding share of CIS Series A Preferred Stock (excluding shares held by CIS or any of its subsidiaries or by NDC or any of its subsidiaries and excluding shares of CIS Series A Preferred Stock as to which dissenters' rights are perfected) shall cease to be outstanding and shall be converted into and exchanged for the right to receive .08682 shares of NDC Common Stock (the "Preferred Stock Exchange Ratio"). See "THE MERGER -- Exchange Ratios". Pursuant to the NDC Rights Agreement (as hereinafter defined), each share of NDC Common Stock issued in connection with the Merger upon conversion of CIS Common Stock or CIS Series A Preferred Stock (together, the "CIS Capital Stock") shall be accompanied by an NDC Right.

     This Proxy Statement/Prospectus also constitutes a prospectus of NDC relating to the approximately 2,827,968 shares of NDC Common Stock issuable to CIS stockholders in the Merger. See "CERTAIN DIFFERENCES IN THE RIGHTS OF NDC AND CIS STOCKHOLDERS."

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

     The date of this Proxy Statement/Prospectus is May 1, 1996, and it is first being mailed or otherwise delivered to CIS stockholders on or about May 1, 1996.

                             AVAILABLE INFORMATION

     NDC and CIS are each subject to the reporting and informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements, and other information filed by NDC and CIS with the Commission may be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning NDC may be inspected at the offices of the New York Stock Exchange, Inc. ("NYSE"), 20 Broad Street, New York, New York 10005.

     This Proxy Statement/Prospectus constitutes a part of a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement"), which has been filed by NDC with the Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"). This Proxy Statement/Prospectus omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to NDC and CIS and the securities to which this Proxy Statement/Prospectus relates. Statements contained in this Proxy Statement/Prospectus concerning the provisions of certain documents filed as exhibits to the Registration Statement are necessarily brief descriptions thereof, and are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such document.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM: NATIONAL DATA CORPORATION, NATIONAL DATA PLAZA, ATLANTA, GEORGIA 30329-2010, ATTN: CORPORATE SECRETARY, (404) 728-2855, AS TO NDC DOCUMENTS; AND FROM C.I.S. TECHNOLOGIES, INC., 6100 SOUTH YALE AVENUE, SUITE 1900, TULSA, OKLAHOMA 74136, ATTN: CORPORATE SECRETARY, (918) 496-2451, AS TO CIS DOCUMENTS. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE SPECIAL MEETING.

     All information contained herein with respect to NDC and its subsidiaries has been supplied by NDC, and all information with respect to CIS and its subsidiaries has been supplied by CIS.

     No person has been authorized to give any information or to make any representation other than those contained in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by NDC or CIS. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities to which this Proxy Statement/Prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs of NDC, CIS, or any of their respective subsidiaries since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than the securities to which it relates or an offer to sell or a solicitation of an offer to purchase the securities offered by this Proxy Statement/Prospectus in any jurisdiction in which such an offer or solicitation is not lawful.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by NDC and CIS with the Commission (NDC File No. 0-3966; CIS File No. 0-15457) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus:

     NDC documents:

          (i) NDC's Annual Report on Form 10-K for the year ended May 31, 1995;

          (ii) NDC's Quarterly Reports on Form 10-Q for the quarters ended August 31, 1995, November 30, 1995, and February 29, 1996;

          (iii) NDC's Current Reports on Form 8-K dated June 12, 1995 and April 1, 1996; and

          (iv) the description of NDC Common Stock and NDC Rights set forth in NDC's Registration Statements filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

     CIS documents:


          (i) CIS's Annual Report on Form 10-K for the year ended December 31, 1995;



          (ii) CIS's 1995 Annual Report to Stockholders; and



          (iii) CIS's Current Reports on Form 8-K dated April 15, 1996 and April 26, 1996.


     All documents filed by NDC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting are hereby incorporated by reference in this Proxy Statement/Prospectus and shall be deemed a part hereof from the date of filing of such document.

     Any statement contained herein, in any amendment or supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Proxy Statement/Prospectus to the extent that a statement contained herein, in any amendment or supplement hereto or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Proxy Statement/Prospectus, or any amendment or supplement hereto.

     Accompanying this Proxy Statement/Prospectus is a copy of CIS's 1995 Annual Report to Stockholders, which includes CIS's financial statements for the year ended December 31, 1995. The information contained in this Proxy
Statement/Prospectus should be read in conjunction with the foregoing materials.

                               TABLE OF CONTENTS


                                                                                       PAGE
                                                                                       ----
AVAILABLE INFORMATION................................................................     2
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE....................................     3
SUMMARY..............................................................................     5
  Parties to the Merger..............................................................     5
  Special Meeting; Record Date.......................................................     6
  The Merger.........................................................................     6
  Market Prices and Dividends........................................................    11
  Comparison of Certain Unaudited Per Share Data.....................................    12
  Recent Financial Developments......................................................    14
  Selected Financial Data............................................................    14
GENERAL INFORMATION..................................................................    18
  Special Meeting....................................................................    18
  Record Date, Solicitation, and Revocability of Proxies.............................    18
  Votes Required.....................................................................    19
  Recommendation of CIS's Board of Directors.........................................    19
THE MERGER...........................................................................    20
  General............................................................................    20
  Background of the Merger...........................................................    20
  Recommendation of the Board of Directors of CIS and Reasons for the Merger.........    23
  Opinion of Financial Advisor for CIS...............................................    24
  Exchange Ratios....................................................................    30
  Fractional Shares..................................................................    30
  Treatment of Stock Options, Warrants and Convertible Notes.........................    30
  Effective Time.....................................................................    31
  Distribution of NDC Certificates...................................................    32
  Certain Federal Income Tax Consequences............................................    32
  Management and Operations After the Merger.........................................    33
  Interests of Certain Persons in the Merger.........................................    34
  Conditions to Consummation.........................................................    35
  Regulatory Approvals...............................................................    36
  Amendment, Waiver, and Termination.................................................    36
  Conduct of Business Pending the Merger.............................................    37
  Expenses and Fees..................................................................    38
  Accounting Treatment...............................................................    39
  Voting Agreement...................................................................    39
  Appraisal Rights...................................................................    40
  Resales of NDC Common Stock........................................................    42
PRO FORMA CONDENSED COMBINED FINANCIAL DATA..........................................    43
CERTAIN DIFFERENCES IN THE RIGHTS OF NDC AND CIS STOCKHOLDERS........................    46
  Authorized Capital Stock...........................................................    46
  Directors and Classes of Directors.................................................    48
  Stockholder Meetings...............................................................    49
  Anti-Takeover Provisions...........................................................    49
  Stockholder Rights Plan............................................................    50
EXPERTS..............................................................................    51
LEGAL MATTERS........................................................................    51
CIS STOCKHOLDER PROPOSALS............................................................    51
OTHER MATTERS........................................................................    52
ANNEXES:
  ANNEX A -- AGREEMENT AND PLAN OF MERGER, DATED AS OF APRIL 15, 1996, BY AND AMONG
             NDC, SUB AND CIS........................................................   A-1
  ANNEX B -- OPINION OF DEAN WITTER REYNOLDS INC.....................................   B-1
  ANNEX C -- CERTAIN PROVISIONS OF DELAWARE LAW......................................   C-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be a complete description of the matters covered in this Proxy Statement/Prospectus and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement/Prospectus, including the Annexes hereto, and in the documents incorporated by reference in this Proxy Statement/Prospectus. The Merger Agreement is set forth in ANNEX A to this Proxy Statement/Prospectus and reference is made thereto for a complete description of the terms of the Merger. Stockholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Annexes. As used in this Proxy Statement/Prospectus, the terms "NDC" and "CIS" refer to such corporations, respectively, and where the context requires, such corporations and their respective subsidiaries.

PARTIES TO THE MERGER

     NDC. NDC is a leading provider of high volume transaction processing services and application systems to the health care and payment systems markets. NDC serves a diverse customer base comprising more than 60,000 health care providers, 350,000 merchant locations, 35,000 corporations and 200 banking institutions, as well as federal and state government agencies. NDC markets its services directly to merchants and health care providers and indirectly through business alliances with a wide range of banks, insurance companies and distributors.

     NDC provides electronic claims processing and adjudication services, practice management systems and clinical data base information for pharmacies, dentists, physicians, hospitals, health maintenance organizations, clinics and nursing homes, as well as other health care providers. Management believes that NDC is the largest independent processor of real-time health care transactions.

     NDC's integrated payment systems business offers transaction processing solutions to financial institutions, merchants, health care providers, universities and colleges and government agencies. NDC offers merchant credit and debit card processing, including authorization, data capture and product and customer support functions, check verification and guarantee and other services directly to merchants and, through its newly formed subsidiary, Global Payment Systems LLC ("GPS"), indirectly through banking institutions.

     On April 1, 1996, NDC organized GPS, a Georgia limited liability company, and contributed certain of NDC's assets to GPS, including NDC's payment services business, payment systems point-of-sale/back-office support units, and cash management and electronic data interchange businesses. Contemporaneously with the organization of GPS, GPS acquired the MasterCard Automated Point-of-Sale Program business ("MAPP") from MasterCard International Incorporated ("MasterCard") for $110 million in cash plus the granting of a 7.5% membership interest in GPS to MasterCard (the "GPS Transaction"). With the combination of the MAPP business and the NDC assets to form GPS, NDC has created one of the largest independent processors of credit and debit card transactions focused on the provision of services through financial institutions and has broadened the range of its services and expanded its customer base in this business.

     For the fiscal year ended May 31, 1995, and for the nine months ended February 29, 1996, NDC reported total revenues of $242.0 million and $198.6 million, respectively, and net income of $15.4 million and $17.1 million, respectively. As of February 29, 1996, NDC had total consolidated assets of $266.8 million and consolidated stockholders' equity of $202.7 million.

     NDC is continually evaluating acquisition opportunities and, as a result, frequently engages in acquisition discussions, conducts due diligence activities in connection with possible acquisitions, and, where appropriate, engages in acquisition negotiations. Future acquisitions involving cash, debt or equity securities can be expected. Such acquisitions typically involve the payment of a premium over book and market values, and, therefore, some dilution of NDC's book value and/or net income per common share may occur in connection with any such acquisitions. See "Pro Forma Combined Financial Data."

     NDC's principal executive offices are located at National Data Plaza, Atlanta, Georgia 30329-2010, and its telephone number is (404)728-2000. For additional information regarding NDC and its business, see

"Available Information," "Incorporation of Certain Information by Reference," and "-- Selected Financial Data."


     CIS. CIS develops and markets computer-based health care reimbursement management programs and offers professional consulting and reimbursement assistance services to over 900 clients (primarily acute-care 100+ bed hospitals and physician practices) across the country. CIS's services are designed to improve the cash flows and reduce the administrative costs of its health care clients.

     For the year ended December 31, 1995, CIS reported total revenues of $43.2 million and net income of $2.7 million. As of December 31, 1995, CIS had total consolidated assets of $62.4 million and consolidated stockholders' equity of $43.4 million.

     CIS's principal executive offices are located at 6100 South Yale Avenue, Suite 1900, Tulsa, Oklahoma 74136, and its telephone number is (918) 496-2451. For additional information regarding CIS and its business, see "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE," "-- Recent Financial Data," and "-- Selected Financial Data."

SPECIAL MEETING; RECORD DATE


     The Special Meeting will be held at 10:00 a.m., local time on May 30, 1996, at the main office of CIS, located at 6100 South Yale Avenue, Suite 1900, Tulsa, Oklahoma. At the Special Meeting, CIS's stockholders will consider and vote upon adoption of the Merger Agreement and transact such other business as may properly come before the Special Meeting. CIS's Board of Directors fixed the close of business on April 25, 1996, as the record date for determining the CIS stockholders entitled to receive notice of and to vote at the Special Meeting (the "Record Date"). As of the Record Date, there were 30,188,589 shares of CIS Common Stock and 2,384,182 shares of CIS Series A Preferred Stock issued and outstanding and entitled to be voted at the Special Meeting. For additional information with respect to the Special Meeting, including the Record Date and votes required for adoption, see "GENERAL INFORMATION."


THE MERGER

     General. The Merger Agreement provides that Sub shall merge with and into CIS, which shall be the surviving corporation of the Merger and, as a result thereof, become a wholly owned subsidiary of NDC. At the time the Merger becomes effective, each outstanding share of CIS Capital Stock (excluding shares held by CIS or any of its subsidiaries or by NDC or any of its subsidiaries and excluding shares of CIS Series A Preferred Stock as to which dissenters' rights are perfected) shall cease to be outstanding and shall be converted into and exchanged for the right to receive shares of NDC Common Stock. Pursuant to the NDC Rights Agreement (as hereinafter defined), each share of NDC Common Stock issued in connection with the Merger upon conversion of CIS Capital Stock shall be accompanied by an NDC Right. If the Merger Agreement is adopted at the Special Meeting, all required governmental and other consents and approvals are obtained, and all of the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated. A copy of the Merger Agreement is set forth in ANNEX A to this Proxy Statement/Prospectus. See "THE MERGER."

     Exchange Ratio. The Merger Agreement provides that, at the effective time of the Merger: (i) each outstanding share of CIS Common Stock (excluding shares held by CIS or any of its subsidiaries or by NDC or any of its subsidiaries) shall cease to be outstanding and shall be converted into and exchanged for the right to receive .08682 shares of NDC Common Stock (the "Common Stock Exchange Ratio") and (ii) each outstanding share of CIS Series A Preferred Stock (excluding shares held by CIS or any of its subsidiaries or by NDC or any of its subsidiaries and excluding shares of CIS Series A Preferred Stock as to which dissenters' rights are perfected) shall cease to be outstanding and shall be converted into and exchanged for the right to receive .08682 shares of NDC Common Stock (the number of shares of CIS Common Stock into which such CIS Series A Preferred Stock, if fully convertible, would be convertible as of the Effective Time multiplied by the Common Stock Exchange Ratio) (the "Preferred Stock Exchange Ratio," and together with the Common Stock Exchange Ratio, the "Exchange Ratios"). Based on the 30,188,589 shares of CIS Common

Stock and the 2,384,182 shares of CIS Series A Preferred Stock outstanding on the Record Date, NDC would issue a total of 2,827,968 shares of NDC Common Stock in the Merger.

     Votes Required. Adoption of the Merger Agreement and consummation of the transactions contemplated therein requires the affirmative vote of the holders of a majority of the outstanding shares of CIS Common Stock entitled to vote at the Special Meeting and of the holders of two-thirds of the outstanding shares of CIS Series A Preferred Stock entitled to vote at the Special Meeting. As of the Record Date, CIS's directors and executive officers, and their affiliates, held approximately 10.8% of the outstanding shares of CIS Common Stock entitled to vote at the Special Meeting and 100% of the outstanding shares of CIS Series A Preferred Stock entitled to vote at the Special Meeting. Pursuant to the Voting Agreement (as defined herein), NDC and certain of its directors and executive officers have the power to vote 100% of the outstanding shares of CIS Series A Preferred Stock in favor of adoption of the Merger Agreement. See "THE MERGER -- Voting Agreement." Pursuant to the Voting Agreement, the sole holder of the outstanding shares of CIS Series A Preferred Stock has agreed to vote all of the shares in favor of adoption of the Merger Agreement and against certain other potential transactions. See "GENERAL INFORMATION -- Votes Required." As of the Record Date, NDC, its directors and executive officers, and their affiliates, held no shares of CIS Common Stock.


     Recommendation of the CIS Board of Directors. The Board of Directors of CIS believes that the Merger is in the best interests of CIS and its stockholders and has unanimously approved the Merger Agreement and the consummation of the transactions contemplated therein. The CIS Board of Directors unanimously recommends that the stockholders vote FOR adoption of the Merger Agreement. In deciding to approve the Merger Agreement and the consummation of the transactions contemplated therein, CIS's Board of Directors considered a number of factors, including the recommendation of the Special Committee (as hereinafter defined), the terms of the Merger, the compatibility of the operations of CIS and NDC, and the financial condition, results of operations, and future prospects of CIS and NDC. See "THE MERGER -- Reasons for the Merger."


     Opinion of Financial Advisor. CIS has received written opinions of Dean Witter Reynolds Inc. ("Dean Witter"), dated April 11, 1996, and the date of this Proxy Statement/Prospectus, respectively, that, as of such dates, and based upon and subject to matters stated in its opinions, the Common Stock Exchange Ratio and the Preferred Stock Exchange Ratio to be used in the Merger are fair, from a financial point of view, to the holders of the CIS Common Stock and the CIS Series A Preferred Stock, respectively. The full text of Dean Witter's written opinion dated as of the date of this Proxy Statement/Prospectus, which describes the procedures followed, assumptions made, limitations on the review taken, and other matters in connection with rendering such opinion, is set forth in ANNEX B to this Proxy Statement/Prospectus and should be read in its entirety by CIS stockholders. For additional information regarding the opinions of Dean Witter and a discussion of the qualifications of Dean Witter, the method of its selection, and certain relationships between Dean Witter and CIS, see "THE MERGER -- Opinion of Financial Advisor."

     Effective Time. If the Merger is adopted by the requisite votes of the CIS stockholders, all required governmental and other consents and approvals are obtained, and the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated and will become effective on the date and at the time that a Certificate of Merger, reflecting the Merger, becomes effective with the Secretary of State of the State of Delaware (the "Effective Time"). Assuming satisfaction of all conditions to consummation, the Merger is expected to become effective during the second quarter of 1996. NDC and CIS each has the right, acting unilaterally, to terminate the Merger Agreement should the Merger not be consummated by September 30, 1996. See "THE MERGER -- Effective Time" and
"-- Amendment, Waiver, and Termination."

     Delivery of NDC Certificates. Promptly after the Effective Time, each record holder of shares of CIS Capital Stock outstanding at the Effective Time will be mailed a transmittal letter (with instructions) to use in effecting the surrender and cancellation of CIS Capital Stock certificates in exchange for NDC Common Stock. NDC shall not be obligated to deliver the consideration to which any former holder of CIS Capital Stock is entitled until such holder surrenders such holder's certificate or certificates representing such holder's shares of CIS Capital Stock for exchange. The certificate or certificates so surrendered shall be duly endorsed as the exchange agent may require. See "THE MERGER -- Distribution of NDC Certificates."

     Treatment of Stock Options, Warrants and Convertible Notes. Upon consummation of the Merger: (i) all rights with respect to CIS Common Stock pursuant to stock options ("CIS Options") granted by CIS under its existing stock option plans (the "CIS Stock Plans"), which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to NDC Common Stock, and NDC shall assume each CIS Option, in accordance with the terms of the CIS Stock Plan and stock option agreement by which it is evidenced, after giving effect to the Common Stock Exchange Ratio;
(ii) all rights with respect to CIS Common Stock or CIS Series A Preferred Stock pursuant to warrants ("CIS Warrants") granted by CIS under various warrant agreements (the "CIS Warrant Agreements"), which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to NDC Common Stock, and NDC shall assume each CIS Warrant, in accordance with the terms of the CIS Warrant Agreement, after giving effect to the Common Stock Exchange Ratio and the Preferred Stock Exchange Ratio, respectively; and (iii) all rights with respect to CIS Common Stock pursuant to convertible notes ("CIS Conversion Rights") granted by CIS under its existing convertible secured promissory notes (the "CIS Convertible Notes"), which are outstanding at the Effective Time, shall be converted into and become rights with respect to NDC Common Stock, and NDC shall assume the CIS Convertible Notes, in accordance with the terms thereof, after giving effect to the Common Stock Exchange Ratio. See "THE MERGER -- Treatment of Stock Options, Warrants and Convertible Notes."

     Certain Federal Income Tax Consequences. The Merger is intended to be a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, no gain or loss should be recognized for federal income tax purposes by CIS stockholders as a result of the Merger, except that gain or loss will be recognized with respect to cash received in lieu of fractional shares or as a result of the exercise of appraisal rights. A condition to consummation of the Merger is the receipt by each of NDC and CIS of an opinion of Alston & Bird, counsel to NDC, as to the qualification of the Merger as a tax-free reorganization and certain other federal income tax consequences of the Merger and related transactions. Tax consequences, however, of the conversion of certain warrants and convertible notes of CIS into equivalent instruments of NDC are not addressed by the tax-free reorganization provisions of the Code. Holders of such instruments should consult their tax advisors as to possible tax consequences of such conversion. See "THE MERGER -- Certain Federal Income Tax Consequences."

     BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER AND OTHER FACTORS, AND BECAUSE BASED ON EXISTING AUTHORITIES, THE EXCHANGE OF WARRANTS MAY NOT BE TREATED THE SAME AS THE EXCHANGE OF STOCK BY THE STOCKHOLDERS, EACH HOLDER OF CIS CAPITAL STOCK AND EACH HOLDER OF CIS WARRANTS IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, STATE AND LOCAL INCOME AND OTHER TAX LAWS).

     Interests of Certain Persons in the Merger. Certain members of CIS's management and the Board of Directors of CIS have interests in the Merger in addition to their interests as stockholders of CIS generally. These include, among other things, provisions in the Merger Agreement relating to indemnification and eligibility for certain NDC employee benefits and provisions in change in control agreements between CIS and certain of its executive officers. As of April 15, 1996, the directors and officers of CIS did not beneficially own any shares of NDC Common Stock. See "THE MERGER -- Management and Operations After the Merger" and "-- Interests of Certain Persons in the Merger."

     Conditions to Consummation. Consummation of the Merger is subject to various conditions, including among other matters: (i) adoption of the Merger Agreement by the requisite votes of CIS stockholders; (ii) receipt of all governmental and other consents and approvals necessary to permit consummation of the Merger, including expiration or termination of the statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"); (iii) receipt by NDC of letters from NDC's independent auditors to the effect that the Merger will qualify for pooling-of-interests accounting treatment and letters from CIS's independent auditors to the effect that such auditors are not aware of any matters relating to CIS which would preclude the Merger from qualifying for pooling-of-interests accounting treatment; and (iv) satisfaction of certain other usual conditions, including the receipt of the tax opinion discussed above. The foregoing are the material conditions to the consummation of the Merger. See "THE MERGER -- Conditions to Consummation" and "-- Amendment, Waiver, and Termination."

     Regulatory Approvals. The consummation of the Merger is subject to the expiration or termination of the statutory waiting period under the HSR Act. See "THE MERGER -- Regulatory Approvals."

     Conduct of Business Pending the Merger. CIS has agreed in the Merger Agreement to, among other things, operate its business only in the ordinary course and to take no action that would adversely affect its ability to perform its covenants and agreements under the Merger Agreement. In addition, CIS has agreed not to take certain actions relating to the operation of CIS pending consummation of the Merger without the prior written consent of NDC, except as otherwise permitted by the Merger Agreement, including, among other things: (i) becoming responsible for any obligation for borrowed money in excess of an aggregate of $100,000, except in the ordinary course of business in accordance with past practices; (ii) repurchasing, redeeming or otherwise acquiring any shares of CIS capital stock; (iii) subject to certain exceptions, issuing any additional shares of its capital stock or giving any person the right to acquire any such shares, or issuing any long-term debt; (iv) subject to certain exceptions, granting any increase in compensation or benefits, or paying any bonus, to any of its directors, officers or employees; or (v) modifying or adopting any employee benefit plans, including any employment contract. See "THE MERGER -- Conduct of Business Pending the Merger."

     Termination. The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by mutual consent of the Boards of Directors of CIS and NDC. In addition, the Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time by either NDC or CIS if (i) the other party breaches and does not timely cure any representation, warranty, covenant or other agreement contained in the Merger Agreement and such breach, individually or in the aggregate, has a Material Adverse Effect, as defined in the Merger Agreement, on the non-breaching party,
(ii) any consent or approval of certain regulatory authorities is denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (iii) the CIS stockholders fail to adopt the Merger Agreement and the transactions contemplated thereby at the Special Meeting, (iv) any of the conditions precedent to the obligations of the terminating party to consummate the Merger cannot be satisfied or fulfilled by September 30, 1996, or (v) the Merger has not been consummated by September 30, 1996.

     In addition, NDC may unilaterally terminate the Merger Agreement in the event that: (i) without NDC's prior consent, CIS shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than NDC or an NDC subsidiary) to effect a transaction involving: (x) a merger, consolidation or similar transaction involving CIS or any CIS subsidiary, (y) the disposition, by sale, lease, exchange or otherwise, of 25% or more of the consolidated assets of CIS or any CIS subsidiary, or (z) the issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities representing 25% or more of the voting power of CIS or any CIS subsidiary (an "Acquisition Transaction"); (ii) any person or group (other than NDC, any NDC subsidiary, or a group of which NDC or an NDC subsidiary is a member) shall have acquired beneficial ownership of or the right to acquire beneficial ownership of 25% or more of the then-outstanding shares of CIS Common Stock; (iii) any person (other than NDC or an NDC subsidiary) shall have commenced, or shall have filed a registration statement with respect to, a tender offer or exchange offer to purchase any shares of CIS Common Stock such that, upon consummation of such offer, such person would own or control 25% or more of the then-outstanding shares of CIS Common Stock (a "Tender Offer" and an "Exchange Offer," respectively); or (iv) the holders of CIS Common Stock shall not have approved the Merger Agreement or the CIS Board of Directors shall have withdrawn or modified in a manner adverse to NDC the recommendation of CIS's Board of Directors with respect to the Merger Agreement, in each case after any person (other than NDC or an NDC subsidiary) shall have:
(x) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction,

(y) commenced a Tender Offer or filed a registration statement with respect to an Exchange Offer, or (z) filed an application (or given a notice) seeking the consent to an Acquisition Transaction from any federal or state governmental or regulatory authority or agency. Furthermore, CIS may unilaterally terminate the Merger Agreement in the event that CIS has entered into negotiations with a third party as a result of the continuing fiduciary duties of the CIS Board of Directors under applicable law and, pursuant to such continuing fiduciary duties, CIS has accepted a tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving CIS or a CIS subsidiary or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, CIS or a CIS subsidiary. See "THE MERGER -- Amendment, Waiver, and Termination" and "-- Expenses and Fees."

     Expenses and Fees. The Merger Agreement provides that each party shall be responsible for its own costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the Merger Agreement, except that each of NDC and CIS shall pay one-half of the filing fees payable in connection with the Registration Statement and this Proxy Statement/Prospectus and printing costs incurred in connection with the Registration Statement and this Proxy Statement/Prospectus (the sum of all such costs and expenses shall hereinafter be referred to as the "Expenses"). NDC shall pay the filing fees payable in connection with the HSR filing. CIS shall pay the costs incurred in soliciting proxies for the Special Meeting. If the Merger Agreement is terminated by NDC as the result of an NDC Termination Event (as hereinafter defined) or by CIS as the result of a CIS Termination Event (as hereinafter defined), then CIS has agreed to pay NDC's Expenses.


     If the Merger Agreement is terminated by either NDC or CIS as a result of
(i) a breach by the other party of any representation or warranty that would have a Material Adverse Effect (as defined in the Merger Agreement) on the non-breaching party, and which is not timely cured, or (ii) a material breach by the other party of any representation, warranty, covenant or other agreement contained in the Merger Agreement which is not timely cured, then the breaching party shall pay the other party the sum of $2,000,000. Such amount shall be paid by CIS in four equal installments, the first being payable at termination and the remaining three at the end of three 30-day periods thereafter and shall be paid by NDC promptly after termination.


     If, within 12 months following the termination of the Merger Agreement by NDC for the breach by CIS of a representation, warranty or covenant, as described above, or upon the occurrence of an NDC Termination Event, or within 12 months following the termination of the Merger Agreement by CIS upon the occurrence of a CIS Termination Event, any third party acquires, merges with, combines with, or purchases a significant amount of the assets of, or purchases 20% or more of the voting securities of, CIS or enters into a binding agreement to do the foregoing, then such third party (or CIS in the event that such third party fails to pay) will be required, as a condition to the consummation of such transaction, to pay NDC's Expenses and an additional sum equal to three percent (3%) of the aggregate fair market value of the consideration received by the stockholders of CIS in such a transaction, less any amounts previously paid by CIS to NDC as a result of the termination of the Merger Agreement; provided, however, that if the termination of the Merger Agreement was due to a breach by CIS of a representation or warranty or was due to an NDC Termination Event or a CIS Termination Event such payment is only required if such third party was involved in discussions or negotiations with CIS on or before NDC terminated the Merger Agreement.

     Accounting Treatment. It is anticipated that the Merger will qualify as a "pooling-of-interests" transaction for accounting and financial reporting purposes. See "THE MERGER -- Accounting Treatment."

     Resale of NDC Common Stock. The NDC Common Stock issued in connection with the Merger will be freely transferable by the holders of such shares, except for those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers, and 10% or more stockholders) of CIS or NDC under applicable federal securities laws. See "THE MERGER -- Resale of NDC Common Stock."

     Voting Agreement. NDC and the sole holder of CIS Series A Preferred Stock (the "Stockholder") have entered into a voting agreement (the "Voting Agreement"). The Voting Agreement provides that the Stockholder will vote such Stockholder's shares of CIS Series A Preferred Stock in favor of the Merger, the execution and delivery by CIS of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, provided that the Merger Agreement has not been amended so as to reduce the consideration payable in the Merger to a lesser amount of NDC Common Stock. The Voting Agreement also provides that the Stockholder will vote such Stockholder's shares of CIS Series A Preferred Stock against any of the following (each a "Competing Transaction"): any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by CIS or any amendment of CIS's Certificate of Incorporation or Bylaws or other proposal or transaction that would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement. The Stockholder has also agreed not to, and not to permit any, of its representatives to, directly or indirectly, solicit, initiate or encourage the submission of, any takeover proposal or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal.

     The Voting Agreement will terminate upon the earlier of the Effective Time or the date upon which the Merger Agreement is terminated in accordance with its terms if the Merger Agreement is terminated by CIS because of a breach of the Merger Agreement by NDC. If the Merger Agreement is terminated in accordance with its terms and such termination was not initiated by CIS because of a breach of the Merger Agreement by NDC, then, for a period of four months following such termination (i) the Stockholder's agreement to vote against any Competing Transaction and the Stockholder's agreement not to facilitate any takeover proposal will continue in effect and (ii) the Stockholder will not be permitted to transfer any of such Stockholder's shares of CIS Series A Preferred Stock in connection with any Competing Transaction or takeover proposal.

     Appraisal Rights. Holders of CIS Common Stock are not entitled to assert appraisal rights in connection with the Merger. Holders of CIS Series A Preferred Stock have the right to demand appraisal of their shares of CIS Series A Preferred Stock and, upon satisfaction of certain specified procedures, to receive cash in respect of the "fair value" (as defined by Delaware law) of their shares of CIS Series A Preferred Stock in accordance with applicable Delaware law. The procedures to be followed by dissenting holders of CIS Series A Preferred Stock are summarized under "The Merger -- Appraisal Rights" and a copy of the applicable Delaware statutory provisions is set forth in Annex C to this Prospectus/Proxy Statement. FAILURE TO FOLLOW SUCH PROVISIONS PRECISELY MAY RESULT IN LOSS OF APPRAISAL RIGHTS.

     In general, any dissenting holder of CIS Series A Preferred Stock who perfects his statutory appraisal rights to be paid the "fair value" of his CIS Series A Preferred Stock in cash will recognize gain or loss for federal income tax purposes upon receipt of such cash. See "The Merger -- Certain Federal Income Tax Consequences."

MARKET PRICES AND DIVIDENDS

     NDC Common Stock is traded on the NYSE under the symbol "NDC" and CIS Common Stock is included in The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "CISI". There is no established trading market for shares of CIS Series A Preferred Stock. The following table sets forth the high and low sale prices per share of NDC Common Stock on the NYSE and per share of CIS Common Stock on the Nasdaq National Market, and the dividends declared per share of NDC Common Stock with respect to each quarterly period since June 1, 1993. No cash dividends have been declared or paid on CIS Common Stock or CIS Series A Preferred Stock. The historical per share information for NDC has been adjusted to reflect the three-for-two stock split effective March 20, 1995.

                                                         SALES        SALES
                                                      PRICES PER    PRICES PER
                                                       SHARE OF      SHARE OF
                                                          NDC          CIS
                                                        COMMON        COMMON     DIVIDENDS DECLARED
                                                         STOCK        STOCK         PER SHARE OF
                                                      -----------   ----------          NDC
                                                      HIGH   LOW    HIGH   LOW      COMMON STOCK
                                                      ----   ----   ----   ---   ------------------
FISCAL 1994
Quarter ended August 31, 1993.......................  $ 13   $ 9 1/2 $5 3/8 $4 1/2       $ .073
Quarter ended November 30, 1993.....................   12 7/8 10      5 5/8  3 3/8         .073
Quarter ended February 28, 1994.....................   14 1/8  9 3/4  4      2 1/2         .073
Quarter ended May 31, 1994..........................   15 3/8 11      4 1/8  2 3/8         .073
FISCAL 1995
Quarter ended August 31, 1994.......................   13 1/2 10 3/8   2 7/8 1 7/8         .073
Quarter ended November 30, 1994.....................   14 5/8 12 7/8   3 1/8   2           .073
Quarter ended February 28, 1995.....................   17 1/2 13 7/8   2 7/8   2           .073
Quarter ended May 31, 1995..........................   21 3/8 16 1/2   2 3/8   2           .075
FISCAL 1996
Quarter ended August 31, 1995.......................   26 5/8 20 1/2   4 1/4   2           .075
Quarter ended November 30, 1995.....................   28     22       4 1/2   3 1/8       .075
Quarter ended February 29, 1996.....................   35     20       4       2 1/8       .075
Quarter ending May 31, 1996 (through April 26,
  1996).............................................   37     29 7/8   2 7/8   1 7/8       .075



     On April 15, 1996, the last trading day prior to public announcement that NDC and CIS had executed the Merger Agreement, the last reported sale prices per share of NDC Common Stock on the NYSE and CIS Common Stock on the Nasdaq National Market were $34.75 and $2.00, respectively, and the equivalent pro forma price of NDC Common Stock per share of CIS Capital Stock (based on the Exchange Ratio) was $3.017. On April 23, 1996, NDC declared a quarterly dividend of $.075 per share, payable on May 31, 1996 to shareholders of record as of May 6, 1996. On April 26, 1996, the last reported sale prices per share of NDC Common Stock on the NYSE and CIS Common Stock on the Nasdaq National Market were $35.50 and $2.8125, respectively. CIS STOCKHOLDERS SHOULD OBTAIN CURRENT MARKET QUOTATIONS FOR THE NDC COMMON STOCK AND CIS COMMON STOCK.


     The Merger Agreement provides for the filing of a listing application with the NYSE covering the shares of NDC Common Stock issuable pursuant to the Merger. It is a condition to consummation of the Merger that such shares of NDC Common Stock be authorized for listing on the NYSE effective upon official notice of issuance. See "THE MERGER -- Conditions to Consummation."

COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA

     The following summary presents selected comparative unaudited per share data for NDC and CIS on a historical basis and on a pro forma combined and equivalent pro forma combined basis assuming the Merger had been effective during the periods presented using the Exchange Ratio for the Merger and assuming the GPS Transaction had been effective as of June 1, 1994. The Merger is reflected under the pooling-of-interests method of accounting and the GPS Transaction is reflected under the purchase method of accounting and pro forma data is derived accordingly. CIS's fiscal year end is December 31 of each year, however, all financial information related to CIS as of February 29 and May 31 has been derived from financial information of CIS as of December 31 and June 30, adjusted to reflect the results of operations on a nine months and twelve months basis, respectively, as appropriate. The information shown below should be read in conjunction with the historical financial statements of NDC, CIS, and MAPP including the respective notes thereto, incorporated by reference herein, and with the unaudited pro forma financial information, including the respective notes thereto, appearing elsewhere or incorporated by reference herein. See "AVAILABLE INFO-

RMATION," "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE," "THE
MERGER -- Accounting Treatment," "SUMMARY -- Recent Financial Developments" and "PRO FORMA CONDENSED COMBINED FINANCIAL DATA."



                                                        NINE MONTHS       FISCAL YEARS ENDED MAY
                                                           ENDED                    31,
                                                        FEBRUARY 29,     -------------------------
                                                            1996         1995      1994      1993
                                                        ------------     -----     -----     -----
NDC COMMON STOCK
Income from continuing operations per share:(1)
  Historical........................................       $ 0.70        $0.75     $0.50     $0.45
  Pro forma combined(2).............................         0.68         0.70      0.54      0.41
Dividends per share:
  Historical........................................        0.225         0.30      0.29      0.29
  Pro forma combined(3).............................        0.225         0.30      0.29      0.29
Book value per share:
  Historical(4).....................................         8.80         6.36
  Pro forma combined(5).............................         9.37         7.43
CIS CAPITAL STOCK
Income from continuing operations per share(1):
  Historical........................................       $ 0.06        $0.10     $0.09     $0.02
  Equivalent pro forma combined(6)..................         0.06         0.06      0.05      0.04
Dividends per share:
  Historical........................................           --           --        --        --
  Equivalent pro forma combined(6)..................         0.02         0.03      0.03      0.03
Book value per share:
  Historical(4).....................................         1.33         1.30
  Equivalent pro forma combined(6)..................         0.81         0.65


- ---------------

(1) Represents income from continuing operations per share on a fully diluted basis.
(2) Pro forma combined income from continuing operations per NDC common share amounts represent the sum of pro forma combined amounts for NDC and CIS, divided by pro forma combined weighted average common shares outstanding.
(3) Pro forma combined cash dividends paid per NDC common share amounts represent historical dividends paid per share of NDC Common Stock. On an equivalent pro forma basis, the $.075 per share dividend paid by NDC on February 29, 1996, would equate to approximately $.00651 per share of CIS Common Stock and CIS Series A Preferred Stock, based on the Exchange Ratio. Future NDC and CIS dividends are dependent upon their respective earnings and financial conditions, statutory limitations and other factors. See "THE MERGER -- Conduct of Business Pending the Merger."
(4) Historical book value per share information for NDC and CIS as of the end of each period presented is computed by dividing historical stockholders' equity for each company by the number of shares of NDC Common Stock or CIS Capital Stock, as the case may be, outstanding at the end of each period presented, excluding stock options and warrants.
(5) Pro forma combined book value per share information as of the end of the period presented is computed by dividing pro forma stockholders' equity by the number of shares of NDC Common Stock outstanding on such dates and the shares of NDC stock to be issued in the Merger.
(6) Equivalent pro forma combined amounts per share of CIS Capital Stock represent the pro forma combined per NDC common share amounts, multiplied by the Exchange Ratio.

RECENT FINANCIAL DEVELOPMENTS



     NDC. Prior to the end of its fiscal year on May 31, 1996, NDC expects to incur one-time, non-recurring restructuring and asset impairment charges primarily related to the formation of GPS. See " --Parties to the Merger. " NDC expects that the estimated pre-tax charges may be as much as $45 million, and will relate to several aspects of the GPS transaction, including expenses to be incurred in the integration of the NDC and MAPP product lines and workforces. The charges will also include writedowns of certain NDC assets contributed to GPS as well as certain other NDC tangible and intangible assets. These charges do not include any costs related to the Merger. See "PRO FORMA CONDENSED COMBINED FINANCIAL DATA".


     CIS. The following unaudited financial data for the three months ended March 31, 1996 and 1995 include, in the opinion of management of CIS, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such three month periods.

                                                                           THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                           -------------------
                                                                            1996        1995
                                                                           -------     -------
INCOME STATEMENT DATA:
  Revenues...............................................................  $ 9,963     $ 8,396
  Operating income (loss)................................................   (9,473)        889
  Net income (loss)......................................................   (8,214)        853
PER CAPITAL SHARE DATA:
  Net income (loss)......................................................  $  (.25)    $   .03
  Weighted average common shares outstanding.............................   32,698      32,496
BALANCE SHEET DATA (MARCH 31, 1996):
  Total assets...........................................................  $56,717
  Long-term obligations..................................................    7,218
  Total stockholder's equity.............................................   35,207


     CIS's net loss for the three months ended March 31, 1996 was attributable in part to fewer than expected contract closings at two of CIS's recently acquired businesses, AMSC, Inc. ("AMSC"), a clinical practice management business, and Hospital Cost Consultants, Inc. ("HCC") a managed care contract administration business. In addition, CIS's results of operations include write-downs of certain assets. CIS has taken a charge against intangible assets of $5.2 million and software, accounts receivable and other assets have been reduced by $3.4 million. These charges, when combined with a first quarter loss from operations of $1.2 million and a tax benefit of $1.6 million, resulted in a net loss of $8.2 million.


     CIS's results for the three months ended March 31, 1996 have precipitated cash flow constraints. As a result, CIS obtained a deferral to May 1, 1996 of its April 1 principal payment obligation of $614,000 on its long-term debt with its principal lender. CIS's results for the three months ended March 31, 1996 also amount to a default under certain financial ratio covenants in the credit agreement with its principal lender. CIS expects that it will not make the May 1 payment and will be in default under the credit agreement. However, based upon discussions with its principal lender, CIS expects to receive an additional deferral on payments pending consummation of the Merger.

SELECTED FINANCIAL DATA


     Set forth below is certain unaudited historical consolidated selected financial data relating to NDC and CIS, and certain unaudited pro forma combined selected financial data, giving effect to the Merger on a pooling-of-interests method of accounting and to the GPS Transaction on a purchase accounting basis. See "THE MERGER -- Accounting Treatment." This information should be read in conjunction with the historical financial statements of NDC, CIS and the MAPP business, including the respective notes thereto, and with the unaudited pro forma combined financial information appearing elsewhere in this Proxy Statement/Prospectus or incorporated by reference herein. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE,"
"SUMMARY -- Recent Financial Developments" and "PRO FORMA CONDENSED COMBINED FINANCIAL DATA."

                  SELECTED FINANCIAL DATA OF NDC (HISTORICAL)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table sets forth selected historical financial data of NDC and has been derived from and should be read in conjunction with NDC's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." Interim unaudited historical data reflect, in the opinion of management of NDC, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data, and unaudited results of operations for the nine months ended February 29, 1996, are not necessarily indicative of results which may be expected for any other interim period or for the fiscal year as a whole.

                            NINE MONTHS ENDED
                        -------------------------
                         FEBRUARY      FEBRUARY                  FISCAL YEARS ENDED MAY 31,
                            29,           28,       ----------------------------------------------------
                           1996          1995         1995       1994       1993       1992       1991
                        -----------   -----------   --------   --------   --------   --------   --------
INCOME STATEMENT DATA:
  Revenues............   $ 198,635     $ 177,936    $242,031   $206,133   $206,238   $218,017   $228,555
  Operating income
     (loss)...........      24,384        17,056      24,856     15,887     15,021     14,675    (21,059)
  Income (loss) from
     continuing
     operations.......      17,054        10,449      15,389      9,710      8,489      7,419    (14,136)
PER SHARE DATA:
  Income (loss) from
     continuing
     operations.......   $    0.70     $    0.51    $   0.75   $   0.50   $   0.45   $   0.41   $  (0.80)
  Cash dividends......       0.225         0.219        0.30       0.29   $   0.29       0.29       0.29
  Weighted average
     common shares
     outstanding......      23,045        19,251      19,152     18,708     18,213     17,841     17,696
BALANCE SHEET DATA
  (AT PERIOD END):
  Total assets........   $ 266,829     $ 201,739    $216,761   $184,203   $175,348   $194,882   $212,146
  Long-term
     obligations......      12,603        21,549      23,058     21,287     19,688     30,081     27,377
  Total stockholders'
     equity...........     202,713       118,013     122,523    109,331    101,261     96,450     93,023

                  SELECTED FINANCIAL DATA OF CIS (HISTORICAL)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The following table sets forth selected historical financial data of CIS and has been derived from and should be read in conjunction with CIS's Annual Report on Form 10-K which is incorporated by reference herein. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE,"
"SUMMARY -- Recent Financial Development" and "THE MERGER -- Conduct of Business Pending the Merger."



                                                          FISCAL YEARS ENDED DECEMBER 31,
                                                 -------------------------------------------------
                                                  1995      1994      1993        1992      1991
                                                 -------   -------   -------     -------   -------
INCOME STATEMENT DATA:
  Revenues.....................................  $43,227   $31,689   $33,285     $30,523   $17,767
  Operating income (loss)......................    3,893     2,337      (226)      3,098     1,239
  Income from continuing operations............    2,674     2,197       321       3,095     1,431
PER CAPITAL SHARE DATA:
  Income from continuing operations............  $  0.08   $  0.08   $  0.02     $  0.12   $  0.06
  Cash dividends...............................       --        --        --          --        --
Weighted average common shares outstanding.....   30,189    30,094    26,857      26,723    26,350
BALANCE SHEET DATA
  (AT PERIOD END):
  Total assets.................................  $62,353   $49,502   $29,087     $26,521   $22,903
  Long-term obligations........................    7,851     3,677       487         614     1,247
  Total stockholders' equity...................   43,424    40,269    24,240      22,673    18,460

      SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF NDC AND CIS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The following table sets forth selected pro forma combined financial information for the year ended May 31, 1995 and the nine months ended February 29, 1996, giving effect to the Merger using the pooling-of-interests method of accounting and the GPS Transaction on the purchase method of accounting; and for the years ended May 31, 1993 and 1994 giving effect to the Merger using the pooling-of-interests method of accounting. For comparability purposes, CIS's nine and twelve months ended December 31 and June 30, respectively, are used in conjunction with the NDC nine and twelve months ended February 29 and May 31, respectively. Accordingly, CIS's operating results for the three months ended June 30, 1995 were duplicated in each of the nine months ended December 31, 1995 and the twelve months ended June 30, 1995. CIS's revenues and net income for that period were $11,068,000 and $1,016,000, respectively. See "THE MERGER -- Accounting Treatment." The pro forma combined financial information is provided for informational purposes only and is not necessarily indicative of actual results that would have been achieved had the Merger been consummated at the beginning of the periods presented or of future results. The selected pro forma combined financial information is derived from the Pro Forma Condensed Combined Financial Data appearing elsewhere herein. This information should be read in conjunction with the historical financial statements of NDC, CIS and the MAPP business, including the respective notes thereto, incorporated by reference herein, and the unaudited pro forma financial information appearing elsewhere in this Proxy Statement/Prospectus or incorporated by reference herein.



                                                 NINE MONTHS ENDED     FISCAL YEARS ENDED MAY 31,
                                                   FEBRUARY 29,      ------------------------------
                                                       1996            1995       1994       1993
                                                 -----------------   --------   --------   --------
INCOME STATEMENT DATA:
  Revenues.....................................      $ 271,968       $321,932   $237,659   $239,810
  Operating income.............................         31,442         30,798     18,424     14,894
  Income from continuing operations............         18,556         18,659     12,134      8,945
PER SHARE DATA:
  Income from continuing operations............      $    0.68       $   0.70   $   0.54   $   0.41
  Cash dividends...............................           0.23           0.30       0.29       0.29
  Weighted average common shares outstanding...         27,163         26,640     22,347     21,669
BALANCE SHEET DATA (AT FEBRUARY 29, 1996):
  Total assets.................................      $ 359,232
  Long-term obligations........................         20,454
  Total stockholders' equity...................        242,837

                              GENERAL INFORMATION

SPECIAL MEETING

     This Proxy Statement/Prospectus is being furnished by CIS to its stockholders in connection with the solicitation of proxies by the Board of Directors of CIS from holders of the outstanding shares of CIS Capital Stock for use at the Special Meeting of the stockholders of CIS to be held at 10:00 a.m., local time, on May 30, 1996, at the main office of CIS, located at 6100 South Yale Avenue, Suite 1900, Tulsa, Oklahoma, and at any adjournments or postponements thereof (the "Special Meeting"), to consider and vote upon a proposal to adopt the Merger Agreement, and to transact such other business as may properly come before the Special Meeting.

     This document is also being furnished by NDC to CIS stockholders as a prospectus in connection with the issuance by NDC of shares of NDC Common Stock upon consummation of the Merger.

     The Merger Agreement provides for a transaction whereby a wholly owned subsidiary of NDC will merge with and into CIS, with CIS as the surviving corporation of the Merger becoming a wholly owned subsidiary of NDC. At the Effective Time, each share of issued and outstanding CIS Capital Stock (excluding shares held by CIS or any of its subsidiaries or by NDC or any of its subsidiaries and excluding shares of CIS Series A Preferred Stock as to which dissenters' rights are perfected) shall cease to be outstanding and shall be converted into and exchanged for the right to receive shares of NDC Common Stock. Pursuant to the NDC Rights Agreement, each share of NDC Common Stock issued in connection with the merger upon conversion of CIS Capital Stock shall be accompanied by an NDC Right. See "THE MERGER -- Exchange Ratios."

     If the Merger Agreement is adopted at the Special Meeting, all required governmental and other consents and approvals are obtained, and all of the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated. See "THE MERGER -- Effective Time."

RECORD DATE, SOLICITATION, AND REVOCABILITY OF PROXIES

     The CIS Board of Directors has fixed the close of business on April 25, 1996, as the record date for determining the CIS stockholders entitled to receive notice of and to vote at the Special Meeting (the "Record Date"). Only holders of record of CIS Capital Stock as of the Record Date are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 30,188,589 shares of CIS Common Stock issued and outstanding and held by 1,824 holders of record and 2,384,182 shares of CIS Series A Preferred Stock issued and outstanding and held by one holder of record. Holders of CIS Common Stock are entitled to one vote on each matter considered and voted on at the Special Meeting for each share of CIS Common Stock held of record at the close of business on the Record Date. Holders of CIS Series A Preferred Stock are entitled to one vote on each matter considered and voted on at the Special Meeting for each share of CIS Series A Preferred Stock held of record at the close of business on the Record Date. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of CIS Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum of the holders of CIS Common Stock at the Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of CIS Series A Preferred Stock entitled to vote at the Special Meeting is necessary to constitute a quorum of the holders of CIS Series A Preferred Stock at the Special Meeting. Abstentions and "broker non-votes" (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) will be counted as shares present for purposes of determining the presence of a quorum. Neither abstentions nor "broker non-votes" will be counted as votes cast for purposes of determining whether a proposal has received sufficient votes for adoption. Consequently, both "broker non-votes" and abstentions will have the effect of a vote against the Merger.

     Proxies in the form enclosed are solicited by CIS's Board of Directors. Shares of CIS Capital Stock represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH

PROXIES WILL BE VOTED FOR ADOPTION OF THE MERGER AGREEMENT AND AS DETERMINED BY A MAJORITY OF THE MEMBERS OF THE CIS BOARD OF DIRECTORS AS TO ANY OTHER MATTER THAT MAY COME BEFORE THE SPECIAL MEETING. ANY HOLDER OF CIS CAPITAL STOCK WHO RETURNS A SIGNED PROXY BUT FAILS TO PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH SUCH HOLDER'S SHARES ARE TO BE VOTED WILL BE DEEMED TO HAVE VOTED FOR THE ADOPTION OF THE MERGER AGREEMENT.

     A CIS stockholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting or prior to the receipt by CIS of proxies voting in favor of the Merger by all stockholders, by (i) giving written notice of revocation to the Secretary of CIS, (ii) properly submitting to CIS a duly executed proxy bearing a later date, or (iii) voting in person at the Special Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to CIS as follows: C.I.S. Technologies, Inc., 6100 South Yale Avenue, Suite 1900, Tulsa, Oklahoma, 74136,
Attention: Corporate Secretary. A proxy appointment will not be revoked by death or supervening incapacity of the stockholder executing the proxy statement unless, before the shares are voted, notice of such death or incapacity is filed with CIS's Corporate Secretary or other person responsible for tabulating votes on behalf of CIS.

     The expense of soliciting proxies for the Special Meeting will be paid by CIS, although NDC has paid one-half of the cost of filing fees and printing and mailing this Proxy Statement/Prospectus. In addition to the solicitation of stockholders of record by mail, telephone or personal contact, CIS will be contacting brokers, dealers, banks or voting trustees or their nominees who can be identified as record holders of CIS Common Stock. Such holders, after inquiry by CIS, will provide information concerning quantity of proxy and other materials needed to supply such materials to beneficial owners, and CIS will reimburse them for the expense of mailing the proxy materials to such persons. Further, CIS has retained Chemical Mellon Shareholder Services to assist in soliciting proxies from record and beneficial owners of CIS Common Stock held by banks, brokerage houses, and other custodians, nominees and fiduciaries. CIS anticipates that the cost of such assistance will not exceed $8,000.

VOTES REQUIRED

     Adoption of the Merger Agreement and consummation of the transactions contemplated therein requires the presence of a quorum and the affirmative vote of: (i) the holders of a majority of the outstanding shares of CIS Common Stock entitled to vote thereon at the Special Meeting and (ii) the holders of two-thirds of the outstanding shares of CIS Series A Preferred Stock entitled to vote thereon at the Special Meeting. Both "broker non-votes" and abstentions will have the effect of a vote against the Merger.

     As of the Record Date, CIS directors and executive officers, and their affiliates, beneficially owned approximately 10.8% of the outstanding shares of CIS Common Stock entitled to vote at the Special Meeting and 100% of the outstanding shares of CIS Series A Preferred Stock entitled to vote at the Special Meeting. The sole shareholder of the outstanding shares of CIS Series A Preferred Stock has agreed to vote all of such shares in favor of adoption of the Merger Agreement. See "THE MERGER -- Voting Agreement." As of the Record Date, NDC and its directors and executive officers, and their affiliates, held no shares of CIS Common Stock and, pursuant to the Voting Agreement, had the power to vote 100% of the outstanding shares of CIS Series A Preferred Stock in favor of adoption of the Merger Agreement. See "THE MERGER -- Voting Agreement."

     The Merger Agreement and the consummation of the transactions contemplated therein do not require the approval of the holders of NDC Common Stock.

RECOMMENDATION OF CIS'S BOARD OF DIRECTORS

     For the reasons described below, the Board of Directors of CIS has unanimously adopted the Merger Agreement, believes the Merger is in the best interests of CIS and its stockholders, and unanimously recommends that stockholders of CIS vote FOR adoption of the Merger Agreement. See "THE MERGER -- Reasons for the Merger."

                                   THE MERGER

     The following information describes certain information pertaining to the Merger. This description does not purport to be complete and is qualified in its entirely by reference to the Annexes hereto, including the Merger Agreement, a copy of which is set forth in ANNEX A to this Proxy Statement/Prospectus and is incorporated herein by reference. All stockholders are urged to read the Annexes in their entirely.

GENERAL

     The Merger Agreement provides that Sub will merge with and into CIS, which shall be the surviving corporation of the Merger and, as a result thereof, become a wholly owned subsidiary of NDC. At the time the Merger becomes effective, each outstanding share of CIS Capital Stock (excluding shares held by CIS or any of its subsidiaries or by NDC or any of its subsidiaries and excluding shares of CIS Series A Preferred Stock as to which dissenters' rights are perfected) shall cease to be outstanding and shall be converted into and exchanged for the right to receive shares of NDC Common Stock. Pursuant to the NDC Rights Agreement, each share of NDC Common Stock issued in connection with the Merger upon conversion of the CIS Capital Stock shall be accompanied by an NDC Right. If the Merger Agreement is adopted at the Special Meeting, all required governmental and other consents and approvals are obtained, and all other conditions of the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated. A copy of the Merger Agreement is set forth in ANNEX A of this Proxy Statement/ Prospectus. See "-- Exchange Ratios."

BACKGROUND OF THE MERGER


     In early 1994, CIS management began to explore strategic options available to CIS to allow it to expand its market and increase its business prospects. Up to that time, CIS's primary customer base had been the hospital market. Rapid, sweeping changes were occurring in the health care industry, including the growth of managed care, the restriction of reimbursement by governmental and private payment sources, and the formation of vertically-integrated medical care providers. It became clear to CIS management that substantial opportunities existed for future growth in this restructured health care marketplace. Management embarked on a new strategic direction. Specifically, management determined that CIS should expand its customer base beyond the hospital market to include physicians and the integrated health care delivery system. Management also determined that, with the expansion of managed care, it should be offering managed care solutions, integrated with its EDI products, to this new market place.


     Concurrently with this refocusing effort, CIS management was exploring options with financing sources to engage in joint venturing activities. During October of 1994, CIS commenced a joint venture with its principal lender to finance hospital accounts receivable. CIS also entered into a credit relationship with its principal lender, whereby CIS could obtain funds to finance its operations and acquire other businesses that had a strategic fit with CIS. CIS also discussed forming a joint venture with another potential financing source that was interested in CIS's transaction processing/electronic data interchange business. This entity became a stockholder of CIS.


     Consistent with this newly developed strategy, CIS acquired two subsidiaries. In November of 1994, it acquired the stock of AMSC, a company engaged in the business of selling a physician practice management software product known as The Medical Manager(R) and related products and services, for approximately $5,000,000 in cash, debt and CIS Common Stock. In June of 1995, CIS acquired the stock of HCC, a company engaged in the business of developing and marketing managed care contract administration software products, for approximately $15,000,000 in cash and debt. The acquisition of AMSC was intended to give CIS access to the physician market, and the acquisition of HCC was intended to allow CIS to provide managed care solutions to its existing hospital market. However, these acquisitions presented CIS with both financial and strategic challenges. Financially, the acquisitions themselves and the later losses incurred by the acquired entities consumed a large portion of CIS's cash reserves, which contributed to recent cash constraints. Strategically, these acquisitions challenged CIS to change the operations of AMSC and HCC from isolated software sales to recurring software sales and services, to build up the sales volume of both entities, and to integrate the operations and products of AMSC and HCC with the operations of CIS.


     By mid-summer of 1995, in light of the drain on CIS's cash reserves caused by the two acquisitions, CIS management determined to investigate possible avenues for increasing the cash available to CIS. After considering several possible financial advisors, CIS engaged Dean Witter to advise the Board and CIS regarding strategic and financing opportunities available to CIS. The Board initially intended for Dean Witter to provide advice and guidance regarding the possible private placement of CIS securities as a means of raising funds to boost its cash reserves, to pay down the acquisition debt and to provide funds for other acquisitions. A merger or other business combination was not initially considered by the Board; however, within a month of Dean Witter's engagement interest was expressed to CIS management by the management of another corporation regarding pursuing a possible merger with or acquisition of CIS.



     Management of CIS engaged in discussions with management of the other corporation, investigating, with advice from Dean Witter, both the strategic viability and the possible financial considerations of such a combination. These discussions, which did not lead to a proposal for a business combination, ended mid-October 1995.



     Contemporaneously with these negotiations, Dean Witter approached a number of other companies regarding a possible business combination; however, none expressed a significant interest.


     NDC Negotiations. In November of 1995, Philip D. Kurtz, Chief Executive Officer of CIS, made a presentation at an industry conference. At the conference, Mr. Kurtz was approached by Richard Cohan, Senior Vice President of NDC's Health Care Information Network division. Mr. Cohan indicated that management of NDC was interested in discussing possible business arrangements between NDC and CIS.


     On January 31, 1996, Robert Yellowlees, the Chairman of the Board and Chief Executive Officer of NDC, met with Mr. Kurtz. During the meeting, Messrs. Yellowlees and Kurtz explored the strategies and operations of the companies and found there to be many areas of agreement. The executives determined that many synergies existed for the combined companies; that the companies had similar strategic vision, motivation, and styles; and that the strengths of NDC and CIS would be complimentary in combination.



     At approximately the same time, CIS announced that its fourth quarter financial results would be substantially below analysts' expectations. On this news, the stock price of CIS dropped approximately $.94 (or 29.4%) from $3.1875 to $2.25 over six days of trading. Shortly after this drop in stock price, several companies contacted CIS management to express their possible interest in combining with or acquiring CIS. During February of 1996, Mr. Kurtz had discussions and met with four of these companies (including NDC). During a February 8 and 9 Board meeting, Mr. Kurtz informed the Board as to the status of such discussions and meetings. Except for NDC, none of these companies was interested in acquiring all of CIS at a premium over its then current market price. Several would consider acquiring only certain CIS operating units at a premium, and those that would consider acquiring all of CIS were not willing to pay a premium to the market price.



     NDC Offer. On March 4, 1996, Mr. Kurtz met with representatives of NDC and NDC's financial advisor at an industry conference in Atlanta, where NDC's representatives presented the general terms for a strategic merger of NDC and CIS. Ten days later, the financial advisors of NDC and CIS met to review the current discussions between CIS and NDC and to discuss financial matters relevant to any such business combination.


     The following day, CIS management met with Dean Witter to review preliminary estimates of financial results for the first quarter of 1996. Those estimates indicated that CIS' financial results for the first quarter would likely be substantially below analysts' expectations and the CIS projections previously provided to NDC. Developing CIS cash flow constraints were also discussed. A meeting was scheduled for March 19 between Mr. Kurtz, Mr. Yellowlees, Mr. Cohan and James L. Hersma, President and Chief Operating Officer of CIS, along with representatives of the CIS and NDC financial advisors.

     At the March 19 meeting, revised CIS projections for the first quarter were reviewed. The CIS and NDC representatives also carefully reviewed their respective business operations on a unit-by-unit basis, and it became clear to all involved that a strategic fit existed between the two companies. It was determined that NDC would make a presentation to the CIS Board on March 21, and would offer CIS an exchange of NDC shares, with a premium approximating thirty percent (30%).



     On March 21, Mr. Yellowlees and Dean Witter each made a presentation to a meeting of the CIS Board of Directors. Dean Witter's presentation focused on strategic alternatives available to CIS, and Mr. Yellowlees' presentation focused on the specifics of a strategic merger. On the basis of an exchange of NDC stock for CIS stock at a thirty percent (30%) premium over the value of CIS stock determined as of March 19, 1996 for both securities, the CIS Board and NDC agreed to proceed with due diligence and the negotiation of a definitive merger agreement.



     In the meantime, in view of CIS cash flow constraints and with knowledge of the possible merger, on March 29, CIS and its principal lender agreed to amend the parties' credit agreement to provide for a May 1, in lieu of a April 1, principal payment due date.



     Negotiation of Merger Agreement. At the March 21 meeting, legal counsel to CIS advised the Board of Directors regarding its fiduciary obligations and duties in negotiating the Merger Agreement. Following this meeting, certain members of the Board recommended that a special committee be appointed to review the NDC proposal in detail and to ensure that the Board would meet its fiduciary obligations to shareholders. In response, the Board appointed an independent special committee, composed of non-employee members John Platt, Robert Simmons and Samuel Jacob (the "Special Committee"), to deliberate the positive and negative aspects of the proposed Merger, to negotiate the Merger Agreement, and to make a recommendation to the Board as to whether the Merger would be in the best interests of the stockholders. Over the next three weeks, counsel for NDC drafted the Merger Agreement and the agreements ancillary thereto, and counsel for NDC and counsel for the Special Committee and for CIS negotiated regarding the content of those agreements.



     On April 4, April 5, April 9 and April 10, the Special Committee met, with counsel present, to discuss the Merger Agreement and the specific proposals related to the transaction. NDC originally requested certain restrictive provisions be included in the Merger Agreement. After vigorous negotiation, the parties agreed to certain liquidated damages and a fee of three percent (3%) to be paid by CIS in the event of a termination of the Merger Agreement under certain circumstances including the execution of an alternative business combination by CIS. On April 19, the Special Committee met with counsel to consider and review this Proxy Statement/Prospectus prior to filing with the SEC and, on April 29, it met again with counsel for a final review of the Merger and this Proxy Statement/Prospectus. See "THE MERGER -- Expenses and Fees."



     In addition to the transaction terms requested by NDC and discussed in the preceding paragraph, NDC's proposal to CIS required BT Holdings (New York), Inc. the holder of the CIS Series A Preferred Stock (the "Stockholder"), to enter into the Voting Agreement, pursuant to which such Stockholder would (i) agree to vote for the Merger and (ii) agree to vote against any other transaction during the term of the Merger Agreement and for a period of six (6) months thereafter. The Stockholder and its counsel joined the negotiations between CIS and NDC and their respective counsel with respect to the Voting Agreement. The negotiations were vigorous and NDC advised CIS and the Stockholder that such an agreement was essential for the Merger to go forward. After further negotiation over a period of days, the period during which the Stockholder would be required to vote against any other transaction was then reduced to four (4) months following the termination of the Merger Agreement, and CIS agreed to indemnify the Stockholder against liability for damages and legal fees incurred in connection with the Voting Agreement.


     Approval of Merger Agreement. On April 11, 1996, the CIS Board of Directors and the Special Committee met to receive further advice of counsel and the report of Dean Witter regarding the merger offer from NDC and other strategic alternatives available to CIS. The Board and the Special Committee were presented with information regarding (i) their fiduciary obligations to the shareholders of CIS, (ii) the process pursuant to which management of CIS and Dean Witter had sought to identify parties interested in strategic business combinations or financing opportunities with CIS, (iii) the estimated range of values attributed to CIS and other companies with businesses similar to those of CIS, (iv) the estimated range of values attributed to NDC and other companies with businesses similar to those of NDC, and (v) issues still being negotiated with NDC and the holder of CIS Series A Preferred Stock. Dean Witter advised the Board that it was prepared to issue its opinion to the effect that the Common Stock Exchange Ratio and the Preferred Stock Exchange Ratio were fair, from a financial point of view, to the holders of the CIS Common Stock and the CIS Series A Preferred Stock, respectively. The meeting of the Board recessed while the Special Committee met for final deliberations regarding the proposed Merger and Merger Agreement. After further questioning of counsel and Dean Witter, the Special Committee approved the terms and conditions of the Merger Agreement (subject to final negotiation of the terms involving the Stockholder and certain other outstanding issues). The Board then reconvened, and received the unanimous recommendation of the Special Committee that the Merger be approved. After further discussion, the Board of Directors unanimously approved the terms and conditions of the Merger Agreement (subject to negotiation and resolution of the arrangements involving the Stockholder and certain other outstanding issues), subject to changes that are approved by the Special Committee, recommended that the Merger Agreement and the transactions contemplated thereby be approved by the shareholders of CIS, and authorized the members of the Special Committee and management of CIS to finalize and execute the Merger Agreement. The Special Committee and management of CIS concluded negotiations with NDC and the holder of CIS Series A Preferred Stock on April 12, and finalized the terms of the Merger Agreement on April 15. The Merger Agreement and the Voting Agreement were executed on April 15, 1996.


RECOMMENDATION OF THE BOARD OF DIRECTORS OF CIS AND REASONS FOR THE MERGER

     CIS. By unanimous vote, the Board of Directors of CIS has determined that the Merger is in the best interest of the CIS stockholders, has approved the Merger Agreement and the transactions contemplated thereby, and has recommended to the CIS stockholders that they adopt such Merger Agreement and transactions.


     In their meetings of March 21 and April 11, 1996, the CIS Board, with the assistance of the Special Committee, Dean Witter, counsel to the Company and counsel to the Special Committee, considered the terms of the Merger and reviewed various business, financial and legal considerations relating thereto. In determining whether to enter into and recommend approval of the Merger Agreement, the Board considered among other things: (i) the declining earnings and cash position of CIS; (ii) the recommendation of the Special Committee;
(iii) information with respect to the financial condition, earnings, business, operations, assets, management and prospects of CIS and of NDC (including the prospects of CIS if it were to continue as an independent entity) and the historical price performance of the respective stocks of CIS and NDC; (iv) the fact that no other party had expressed interest in pursuing a business combination with CIS on comparable terms to the Merger Agreement, despite the efforts by CIS management and Dean Witter to identify and approach parties interested in such a business combination; (v) the high degree of compatibility of the businesses of CIS and NDC that would provide CIS's stockholders with a continuing interest in the health care information processing and payment systems businesses; (vi) the fact that the Merger would provide the shareholders of CIS the opportunity to exchange their shares on a tax free basis for an ownership interest in a combined business that would have enhanced financial, technical and marketing resources; (vii) the financial analyses with respect to CIS and NDC presented by Dean Witter at the meeting of the Board of Directors on April 11, 1996; and (viii)the opinion of Dean Witter as to the fairness, from a financial point of view, of the Common Stock Exchange Ratio and the Preferred Stock Exchange Ratio to the holders of the outstanding CIS Common Stock and Series A Preferred Stock, respectively. See "-- Opinion of Financial Advisor for CIS".


     THE BOARD OF DIRECTORS OF CIS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

     NDC. NDC believes the Merger will increase NDC's market share in key health care electronic data interchange ("EDI") areas (including physician and hospital claims processing) and extend NDC's product line in the areas of clinical laboratory automation, financial services for hospital business offices, and managed care contract management/decision support.

     Additionally, NDC believes there will be significant revenue and cost synergies resulting from the distribution of NDC core products to the CIS customer base, as well as opportunities for consolidation of redundant technology, platforms, processing capacity, and administrative overhead.

     The Merger is part of NDC's strategy to approach the medical and hospital markets in anticipation of the market trends toward integration of health care delivery across all providers, and an increasingly complex managed care environment.

OPINION OF FINANCIAL ADVISOR FOR CIS


     In considering the proposed Merger and whether or not to recommend the Merger to the CIS stockholders for approval, CIS engaged Dean Witter Reynolds Inc. ("Dean Witter") to provide financial advisory services, which included evaluating the fairness, from a financial point of view, to the holders of the CIS Common Stock and to the holders of the CIS Preferred Stock of the Common Stock Exchange Ratio and the Preferred Stock Exchange Ratio, respectively, proposed to be used in the Merger. On April 11, 1996, in connection with the evaluation of the Merger Agreement by the CIS Board of Directors, Dean Witter made a presentation to the CIS Board of Directors with respect to the Merger. In connection with this presentation, the CIS Board of Directors was provided with written materials based on the proposed merger as it stood on April 10, 1996. At its meeting on April 11, 1996, the CIS Board of Directors received the oral opinion of Dean Witter to the effect that, as of such date and based upon and subject to certain matters stated in its opinion, the Common Stock Exchange Ratio and the Preferred Stock Exchange Ratio to be used in the Merger were fair, from a financial point of view, to the holders of the outstanding CIS Common Stock and to the holders of the outstanding CIS Series A Preferred Stock, respectively. The oral opinion of Dean Witter was subsequently confirmed in writing as of April 11, 1996, and was substantially identical to the opinion dated the date of this Proxy Statement/Prospectus, the full text of which is attached to this Proxy Statement/Prospectus as ANNEX B and is incorporated by reference herein.



     HOLDERS OF SHARES OF CIS COMMON STOCK AND CIS SERIES A PREFERRED STOCK ARE URGED TO READ THE OPINION, AS SET FORTH IN ANNEX B HERETO, IN ITS ENTIRETY FOR A DESCRIPTION OF THE FACTORS CONSIDERED AND ASSUMPTIONS MADE BY DEAN WITTER IN RENDERING ITS OPINION. DEAN WITTER WAS NOT REQUESTED TO, AND DID NOT, MAKE ANY RECOMMENDATIONS TO THE CIS BOARD OF DIRECTORS AS TO THE FORM OR AMOUNT OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SHARES OF THE OUTSTANDING CIS COMMON STOCK OR TO BE RECEIVED BY THE HOLDERS OF THE OUTSTANDING CIS SERIES A PREFERRED STOCK IN THE MERGER, WHICH WAS DETERMINED THROUGH ARM'S-LENGTH NEGOTIATIONS AMONG THE PARTIES. IN ARRIVING AT ITS OPINION, DEAN WITTER DID NOT ASCRIBE A SPECIFIC RANGE OF FAIR VALUE TO CIS, BUT MADE ITS DETERMINATIONS AS TO THE FAIRNESS OF THE COMMON STOCK EXCHANGE RATIO AND THE PREFERRED STOCK EXCHANGE RATIO ON THE BASIS OF THE FINANCIAL AND COMPARATIVE ANALYSIS DESCRIBED BELOW.


     DEAN WITTER'S OPINION IS DIRECTED TO THE CIS BOARD OF DIRECTORS ONLY AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDERS OF THE OUTSTANDING CIS COMMON STOCK OR TO ANY HOLDERS OF THE OUTSTANDING CIS SERIES A PREFERRED STOCK AS TO HOW SUCH HOLDERS SHOULD VOTE ON THE MERGER AT THE SPECIAL MEETING. IN ADDITION, DEAN WITTER WAS NOT REQUESTED TO OPINE AS TO, AND ITS OPINION DOES NOT ADDRESS, THE UNDERLYING BUSINESS DECISION OF THE CIS BOARD OF DIRECTORS TO PROCEED WITH OR TO EFFECT THE MERGER.


     In arriving at its opinion, Dean Witter, among other things, (i) reviewed the Merger Agreement; (ii) reviewed the Annual Reports on Form 10-K and related publicly available financial information of CIS for the three fiscal years ended December 31, 1995, the Quarterly Reports on Form 10-Q for the three quarterly periods ended September 30, 1995, June 30, 1995 and March 31, 1995, CIS's definitive Proxy Statement, dated April 2, 1996, and a draft of CIS's financial statements for the most recent fiscal quarterly period ended March 31, 1996;
(iii) reviewed the Annual Reports on Form 10-K and related publicly available financial information of NDC for the three most recent fiscal years ended May 31, 1995, the Quarterly Report on Form 10-Q for the period ended February 29, 1996, and NDC's definitive Proxy Statement, dated August 30, 1995; (iv) reviewed certain other information, including publicly available information, relating to the business, earnings, cash flow, assets and prospects of CIS and NDC, respectively; (v) reviewed an income statement forecast of CIS for the remaining portion of the 1996 fiscal year and for the 1997 fiscal year as furnished to us by CIS; reviewed balance sheet and cash flow forecasts of CIS for the remaining portion of the

1996 fiscal year and for the 1997 fiscal year as prepared on the basis of information and assumptions furnished to us by CIS; (vi) reviewed the publicly available income statement forecasts of NDC for the remaining portion of the 1996 fiscal year and for the fiscal year 1997 as set forth in the published reports of recognized securities industry analysts furnished to us by NDC; (vii) conducted discussions with members of senior management of CIS and NDC, respectively, concerning the past and current business, operations, assets, present financial condition and future prospects of CIS and NDC, respectively, and discussed with senior management of CIS and of NDC their respective views of the strategic rationale for the Merger and the benefits of the Merger to both CIS and NDC; (viii) reviewed the historical reported market prices and trading activity for the CIS Common Stock and the NDC Common Stock; (ix) compared certain financial information, operating statistics and market trading information relating to CIS with published financial information, operating statistics and market trading information relating to selected public companies that Dean Witter deemed to be reasonably similar to CIS; compared certain financial information, operating statistics and market trading information relating to NDC with published financial information, operating statistics and market trading information relating to selected public companies that Dean Witter deemed to be reasonably similar to NDC; (x) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of selected other recent acquisitions that Dean Witter deemed to be relevant; and (xi) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Dean Witter deemed necessary.



     In preparing its opinion, Dean Witter assumed and relied upon the accuracy and completeness of all financial and other information supplied to it by CIS and NDC or that was publicly available, respectively, and did not independently verify such information. Dean Witter has also relied upon the management of CIS as to the reasonableness and achievability of the financial forecasts of CIS (and the assumptions and bases thereof) provided to it or prepared on the basis of information and assumptions furnished to it, and with the CIS Board of Directors' consent assumed that such forecasts were reasonably prepared on the basis reflecting the best currently available estimates and judgments of such management as to the future operating performance of CIS. In particular, in connection with preparing its analysis for presentation to the CIS board of directors on April 11, 1996, Dean Witter utilized management projections with respect to the fiscal quarter ended March 31, 1996. Although management of NDC did not make financial forecasts of NDC available to Dean Witter, Dean Witter reviewed the financial forecasts of recognized securities industry analysts who cover and publish on NDC, and confirmed the reasonableness and achievability of such forecasts with NDC senior management. Furthermore, Dean Witter assumed that the Merger would qualify (i) for pooling of interest accounting treatment and
(ii) as a reorganization with the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Dean Witter was not requested to make, and Dean Witter did not make, an independent appraisal or evaluation of assets, properties, facilities or liabilities of CIS or NDC and it was not furnished with any such appraisal or evaluation.


     Dean Witter's opinion was necessarily based upon prevailing market conditions (including market prices for the CIS Common Stock and the NDC Common Stock) and other circumstances and conditions as they existed and could be evaluated as of the date of the opinion, and did not represent Dean Witter's opinion as to what the actual value of the CIS Common Stock or the NDC Common Stock would be after the date thereof, or the prices at which the NDC Common Stock would trade subsequent to the Merger.

     In connection with advising the CIS Board of Directors of its opinion on April 11, 1996 and in preparing its written and oral presentations to the CIS Board of Directors, Dean Witter performed a variety of financial and comparative analyses including those described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, Dean Witter did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Dean Witter believes that its analysis must be considered as a whole and that considering any portion of such analysis and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion.

     In its analysis, Dean Witter made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CIS and NDC. Any estimates contained in this analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     Analysis of Selected Publicly Traded Companies. Using publicly available information, Dean Witter compared selected qualitative data (including revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT"), and earnings per share ("EPS")), and qualitative information (including competitive position, customer base, management, stage of technological development, stage of capital funding and intercompany relationships) regarding CIS with similar data of selected publicly-traded health care information systems ("HCIS") companies competing in the financial/database systems segment ("Financial/Database Systems Companies") and other HCIS companies engaged in businesses considered by Dean Witter to be comparable to those of CIS (including the Financial/Database Systems Companies, the "HCIS Universe"). Specifically, for CIS, Dean Witter included in its review of Financial/Database Systems Companies: AMISYS Managed Care Systems, Inc., GMIS, Inc., Health Management Systems, Inc., Health Payment Review Inc., Health Systems Design Corporation and Medaphis Corporation, and in the HCIS Universe, a group of 17 additional HCIS companies, consisting of: Cerner Corporation, HBO & Company, PHAMIS, Inc., Shared Medical Systems Corporation, CyCare Systems, Inc., Medic Computer Systems, Inc., Physician Computer Network, Inc., Quality Systems, Inc., IDX Systems Corporation, HCIA Inc., Mecon Inc., Medicus Systems Corporation, Summit Medical Systems, Inc., Enterprise Systems, Inc., Envoy Corporation, IMNET Systems, Inc., and Pyxis Corporation.

     Of these companies, the analysis relied primarily on trading multiples and qualitative factors associated with the Financial/Database Systems Companies, as they were deemed by Dean Witter to be the most comparable companies to CIS due to their similar business focus. Such data and ratios included a comparison of CIS with the Financial/Database Systems Companies assuming a valuation of the CIS Common Stock of $3.08 per share (the effective price per share on April 10, 1996 after giving effect to the Exchange Ratio), in relation to latest 12 months ("LTM") revenues, LTM EBITDA, LTM EBIT, LTM EPS, projected 1996 calendar year EPS and projected 1997 calendar year EPS (such projected EPS figures for the HCIS Universe, other than for CIS, being based upon the means of publicly available estimates made by research analysis and provided by Dean Witter research analysts or First Call). The valuation multiples for CIS based on a price of $3.08 per share compares with the range (and mean) of the Financial/Database Systems Companies of: for LTM revenues, 2.6 times for CIS versus 13.4 to 2.8 times for the Financial/Database Systems Companies (7.3 times mean); for LTM EBITDA, 15.0 times for CIS versus 47.2 to 9.0 times for the Financial/Database Systems Companies (30.2 times mean); for LTM EBIT, 51.2 times for CIS versus 37.0 to 20.5 times for the Financial/Database Systems Companies (27.0 times mean); for LTM EPS, 146.7 times for CIS versus 56.7 to 31.0 times for the Financial/Database Systems Companies (43.6 times mean); for calendar year 1996 projected EPS, 71.2 times for CIS versus 43.6 to 15.5 times for the Financial/Database Systems Companies (33.6 times mean); and for calendar year 1997 projected EPS, 18.6 times for CIS versus 33.6 to 12.5 for the Financial/Database Systems Companies (27.1 times mean).

     Although Dean Witter relied primarily on trading multiples and qualitative factors associated with Financial/Database Systems Companies, Dean Witter also relied on trading multiples and qualitative factors associated with all companies in the HCIS Universe. Such data and ratios included a comparison of CIS with all the companies in the HCIS Universe in relation to the same trading multiples as set forth above, assuming a valuation of the CIS Common Stock of $3.08 per share. The valuation multiples for CIS based on a price of $3.08 per share compares with the range (and mean) of the HCIS Universe of: for LTM revenues, 2.6 times for CIS versus 19.1 to 1.1 times for the HCIS Universe (7.3 times mean); for LTM EBITDA, 15.0 times for CIS versus 47.2 to 9.0 times for the HCIS Universe (25.5 times mean); for LTM EBIT, 51.2 times for CIS versus 44.1 to
17.5 times for the HCIS Universe (27.8 times mean); for LTM EPS, 146.7 times for CIS versus 56.7 to 22.6 times for the HCIS Universe (40.0 times mean); for calendar year 1996 projected EPS,

71.2 times for CIS versus 56.7 to 15.5 times for the HCIS Universe (36.3 times mean); and for calendar year 1997 projected EPS, 18.6 times for CIS versus 44.4 to 12.5 for the HCIS Universe (30.3 times mean).

     Using publicly available information, Dean Witter compared selected quantitative data (including revenues, EBITDA, EBIT, and EPS), and qualitative information (including competitive position, customer base, management, stage of technological development, stage of capital funding and market segment competitiveness) regarding NDC with similar data of selected publicly-traded transaction processing companies considered by Dean Witter to be comparable to those of NDC ("Transaction Processing Companies"), and other transaction processing companies engaged in businesses considered by recognized securities industry analysts ("Analysts' Transaction Processing Companies"). Specifically, for NDC, Dean Witter included in its review of Transaction Processing Companies:
Automatic Data Processing, Inc., The Bisys Group, Inc., Envoy Corporation, Equifax Inc., First Data Corp., Fiserv, Inc., Health Management Systems, Inc., SPS Transaction Services, Inc., and Total System Services, Inc.; in the Analysts' Transaction Processing Companies, a group consisting of: Concord EFS, First Data Corp., PMT Services, Inc., SPS Transaction Services, Inc., Total System Services, Inc., and Transaction Network Services, Inc.

     Such data and ratios included a comparison of NDC with the Transaction Processing Companies assuming a price of $35 1/2 per share of the NDC Common Stock (the price per share on April 10, 1996), in relation to LTM revenues, LTM EBITDA, LTM EBIT, LTM EPS, projected 1996 calendar year EPS and projected 1997 calendar year EPS (such projected EPS figures for the Transaction Processing Companies, being based upon the means of publicly available estimates made by research analysis and provided by Dean Witter research analysts or First Call). The valuation multiples for NDC compares with the range (and mean) of the Transaction Processing Companies of: for LTM revenues, 3.3 times for NDC versus
12.3 to 2.1 times for the Transaction Processing Companies (5.2 times mean); for LTM EBITDA, 15.9 times for NDC versus 42.6 to 9.8 times for the Transaction Processing Companies (17.0 times mean); for LTM EBIT, 26.9 times for NDC versus
22.7 to 11.4 times for the Transaction Processing Companies (17.2 times mean); for LTM EPS, 37.8 times for NDC versus 96.8 to 18.4 times for the Transaction Processing Companies (38.9 times mean); for calendar year 1996 projected EPS,
30.1 times for NDC versus 77.1 to 15.2 times for the Transaction Processing Companies (29.7 times mean); and for calendar year 1997 projected EPS, 24.2 times for NDC versus 61.2 to 12.6 for the Transaction Processing Companies (26.7 times mean).

     Dean Witter also relied on trading multiples and qualitative factors associated with the Analysts' Transaction Processing Companies. Such data and ratios included a comparison of NDC with the Analysts' Transaction Processing Companies in relation to the same trading multiples as set forth above. The valuation multiples for NDC compares with the range (and mean) of the Analysts' Transaction Processing Companies of: for LTM revenues, 3.3 times for NDC versus
10.8 to 2.6 times for the Analysts' Transaction Processing Companies (6.3 times mean); for LTM EBITDA, 15.9 times for NDC versus 42.6 to 9.8 times for the Analysts' Transaction Processing Companies (26.1 times mean); for LTM EBIT, 26.9 times for NDC versus 42.8 to 11.4 times for the Analysts' Transaction Processing Companies (27.6 times mean); for LTM EPS, 37.8 times for NDC versus 96.8 to 18.4 times for the Analysts' Transaction Processing Companies (56.6 times mean); for calendar year 1996 projected EPS, 30.1 times for NDC versus 77.1 to 15.2 times for the Analysts' Transaction Processing Companies (43.4 times mean); and for calendar year 1997 projected EPS, 24.2 times for NDC versus 61.2 to 12.6 for the Analysts' Transaction Processing Companies (34.6 times mean).

     Because of the inherent differences between the products, operations and other characteristics of CIS and selected public companies comprising the Financial/Database Systems Companies and the HCIS Universe, and of NDC and the selected public companies comprising the Transaction Processing Companies and the Analysts' Transaction Processing Companies, Dean Witter believes that an appropriate use of a comparable company analysis also involves qualitative judgments concerning differences between the financial and operating characteristics of CIS and NDC and their respective selected comparable public companies, which affects the public trading values of CIS and NDC and their respective comparable and the selected companies, which such judgments are reflected in Dean Witter's opinion.

     Comparable Transaction Analysis. Dean Witter reviewed with the CIS Board of Directors the prices and multiples paid for other HCIS companies in recent acquisitions or mergers that Dean Witter deemed comparable to the Merger. Dean Witter specifically reviewed the following public transactions (the date of announcement of the transaction is set forth next to each such transaction): HBO & Company/CliniCom Inc. (July 14, 1995), ADAC Laboratories/Community Health Computing Corp. (January 13, 1995), GENCC Holdings Corp./General Computing Corp. (December 5, 1994), The Thomson Corporation/The MEDSTAT Group Inc. (November 16, 1994), Medaphis Corporation/AdvaCare, Inc. (July 21, 1994) and HBO & Company/Serving Software, Inc. (May 13, 1994). In addition, Dean Witter examined transactions in the HCIS industry that it deemed comparable to the four divisions of CIS during the time period beginning in 1994 through March 1996: Electronic Data Interchange ("EDI") comparable transactions, Financial Services ("FS") comparable transactions, Decision Support ("DS") comparable transactions, and Physicians Practice Management ("PPM") comparable transactions. Such analysis indicates the average of the purchase prices in the public transactions on a basis of a multiple of revenue, EBITDA, EBIT, net income and tangible book value was 2.8 times, 20.0 times, 32.5 times, 50.7 times and 7.2 times, respectively, with respect to the public market transactions. The average of the purchase prices on a basis of a multiple of revenue and EBIT for the comparable division transactions were as follows; 1.6 times and 13.5 times for EDI comparable transactions; 1.5 times and 13.1 times for FS comparable transactions; 2.8 times and 20.4 times for DS comparable transactions; and 0.8 times and 47.6 times for PPM comparable transactions, respectively.

     No company or transaction used as a comparison in the above analysis is identical to CIS or the Merger, respectively. Accordingly, analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics and terms and structure of CIS and the Merger, respectively, and other factors that could affect the public trading values of the companies to which CIS is being compared.

     Stock Trading History. Dean Witter examined the history of the trading prices and volume of the CIS Common Stock, the relationship between movements in the prices of the CIS Common Stock and movements in certain stock indices, and a relationship between movements in the prices of the CIS Common Stock and press announcements and other public disclosures. From January 1, 1996 through April 15, 1996 (the last trading date prior to CIS's announcement that it had entered into the Merger Agreement), the highest closing price for the CIS Common Stock was $3 1/2, on January 8, 1996. During the same period, the lowest closing price for the CIS Common Stock was $2.00 on March 26, March 27, and April 15, 1996. In the month prior to the announcement of the execution of the Merger Agreement, the CIS Common Stock traded in the $2.00 to $2 3/8 range. Following the announcement of the execution of the Merger Agreement on April 16, 1996, CIS's stock price traded as high as $2 7/8 during such trading day.

     Dean Witter reviewed and analyzed performance of the per share market prices and trading volume of the CIS Common Stock and the NDC Common Stock over the period from April 12, 1995 through April 10, 1996 (the "Comparison Period") both separately and in relation to each other and/or certain performance indices (with respect to the CIS Common Stock, an index comprised of the Financial/Database Systems Companies, and with respect to the NDC Common Stock, indices comprised of the Transaction Processing Companies and the Analysts' Transaction Processing Companies (the "Indices")). Dean Witter noted that during the term of the Comparison Period, the CIS Common Stock had not consistently performed as well as the Indices, and following the January 18, 1996 announcement that CIS would not meet reported analysts' expectations for its annual earnings, the CIS Common Stock performed substantially below the Indices. Dean Witter noted that this performance could be attributable in part to lack of confidence in CIS's abilities to meet future analysts' earnings estimates. Conversely, for a substantial portion of the Comparison Period, the NDC Common Stock performance performed well in excess of the Indices. Dean Witter noted that the February 22, 1996 announcement of the GPS Transaction greatly enhanced the price of the NDC Common Stock, and between such date and the end of the Comparison Period, the NDC Common Stock demonstrated superior performance in relation to the relevant Indices.

     Dean Witter commented that the recent performance of the CIS Common Stock when compared with the Indices and recent and long-term performance of the NDC Common Stock at levels at or above the indices described above, were all factors to be considered by the CIS Board of Directors in evaluating the Merger.

     Contribution Analysis. Dean Witter calculated the contribution of each of CIS and NDC to the pro forma combined entity with respect to revenues, EBITDA, EBIT and net income. The foregoing contributions were examined for the one year period ending March 31, 1996 for CIS, and February 28, 1996 for NDC. The analysis produced a relative contribution of CIS to the pro forma combined entity of (i) 14.6% of revenues, (ii) 12.4% of EBITDA, (iii) 6.6% of EBIT and
(iv) 3.1% of net income. Based on the closing prices of the CIS Common Stock and the NDC Common Stock, the holders of the outstanding CIS Common Stock and the holders of the outstanding CIS Series A Preferred Stock would have approximately 10.6% pro forma fully diluted equity ownership of the pro forma combined entity.

     Dean Witter concluded that CIS's pro forma equity ownership generally equaled or exceeded such contribution to the pro forma combined entity and therefore concluded that the results of such analysis support its opinions. Dean Witter did not compute implied exchange ratios from the contribution analysis but prepared such analysis only for informational purposes for the CIS Board of Directors.

     Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Dean Witter estimated the present value of the future cash flow that CIS is projected to produce over a five year period from December 1995 through December 2000, under various assumptions, if CIS were to perform in accordance with CIS's management's forecasts. Dean Witter estimated the terminal values of the CIS Common Stock at the end of the five year period and discounted such terminal values back to present values at different discount rates based upon a consideration of a number of factors, including cost of capital, required rates of return to investors and risks attributable to uncertainty of the projected cash flow. The foregoing analysis resulted in a range of present values per share for the CIS Common Stock of $2.38 to $5.02.

     Dean Witter also estimated the present value of the future cash flow that NDC is projected to produce over a two and one quarter year period from February 1996 through May 1998, under various assumptions, if NDC were to perform in accordance with securities industry analysts' earnings estimates using the discounted cash flow techniques similar to those performed for CIS. The analysis resulted in a range of present values per share for the NDC Common Stock of $34.11 to $68.00. The foregoing discounted cash flow analyses described above are not necessarily indicative of actual values or of actual future results and do not purport to reflect the prices at which any securities may trade at the present time or at any time in the future.

     Pro Forma Accretion/Dilution Analysis. Dean Witter developed a pro forma analysis of the combined company, excluding any synergies that might result from the Merger. The analysis reflected both a combination based on existing forecasts for the remainder of the current year and for the entire 1997 NDC fiscal year. The results of the analysis demonstrated that based on a NDC fiscal year 1997, assuming the management forecasts for CIS, and the publicly available income statement forecasts of NDC as set forth in the published reports of recognized securities industry analysts, the Merger was break-even to NDC projected fully taxed earnings per share and accretive for the 1998 fiscal year NDC projected fully taxed earnings per share.

     In addition, Dean Witter developed additional pro forma analyses of the combined company reflecting certain synergistic assumptions, including the repayment of CIS indebtedness, synergistic cost savings, the effects of anticipated restructuring charges and other factors. The results of such analyses demonstrated that based on a NDC fiscal year 1997, utilizing the foregoing assumptions and analysis, the Merger was accretive to NDC projected fully taxed earnings per share for both the 1997 and 1998 fiscal years.

     Dean Witter is an internationally recognized investment banking firm with substantial experience in transactions similar to the Merger and is familiar with CIS and NDC and their respective businesses. As part of its investment banking business, Dean Witter is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. The CIS Board of Directors selected Dean Witter because of its expertise, reputation and familiarity with the HCIS industry.

     As compensation for its financial advisory services in connection with the Merger, Dean Witter will receive a fee equal to 1.25% of the aggregate value of the transaction from CIS upon consummation of the

Merger. Dean Witter received a fee of $250,000 upon delivery of its opinion which will be credited against the above mentioned fee due upon the consummation of the Merger. Whether or not the Merger is consummated CIS has agreed to reimburse Dean Witter for reasonable expenses incurred by Dean Witter, including fees and disbursements of counsel. CIS has also agreed to indemnify Dean Witter and certain related persons against certain liabilities to which Dean Witter may become subject as a result of its engagement, including liabilities under the federal securities laws.

     Dean Witter regularly publishes research reports regarding the HCIS industry and the businesses and securities of publicly owned companies in that industry. In the ordinary course of its business, Dean Witter trades the CIS Common Stock and the NDC Common Stock for its own account and for the account of its customers and may at any time hold a long or short position in such securities.

     Dean Witter does not intend to undertake any review or analysis with respect to the Merger after the date of this Proxy Statement/Prospectus.

EXCHANGE RATIOS

     The Merger Agreement provides that, at the Effective Time: (i) each issued and outstanding share of CIS Common Stock (excluding shares held by CIS or any of its subsidiaries or by NDC or any of its subsidiaries) shall cease to be outstanding and shall be converted into and exchanged for the right to receive
 .08682 shares of NDC Common Stock and (ii) each issued and outstanding share of CIS Series A Preferred Stock (excluding shares held by CIS or any of its subsidiaries or by NDC or any of its subsidiaries and excluding shares as to which appraisal rights are perfected) shall cease to be outstanding and shall be converted into and exchanged for the right to receive .08682 shares of NDC Common Stock. As of the date of this Proxy Statement/Prospectus, each share of the CIS Series A Stock was convertible into one share of CIS Common Stock. If at the Effective Time, each share of CIS Series A Preferred Stock is still convertible into one share of CIS Common Stock, the Preferred Stock Exchange Ratio will be the same as the Common Stock Exchange Ratio. All pro forma financial information in this Proxy Statement/Prospectus assumes a Preferred Stock Exchange Ratio of .08682. Based on the 30,188,589 shares of CIS Common Stock and the 2,384,182 shares of CIS Series A Preferred Stock outstanding on the Record Date, NDC would issue a total of 2,827,968 shares of NDC Common Stock in the Merger.

     In the event NDC changes the number of shares of NDC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to NDC Common Stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratios shall be proportionately adjusted.

FRACTIONAL SHARES

     Pursuant to the terms of the Merger Agreement, each holder of shares of CIS Capital Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of NDC Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of NDC Common Stock multiplied by the closing price per share of NDC Common Stock as reported on the NYSE on the trading day immediately preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

TREATMENT OF STOCK OPTIONS, WARRANTS AND CONVERTIBLE NOTES

     The Merger Agreement provides that, at the Effective Time, all rights with respect to CIS Common Stock pursuant to CIS Options granted under the CIS Stock Plans which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to NDC Common Stock, and NDC shall assume each CIS Option, in accordance with the terms of the CIS Stock Plan and stock option agreement by which it is evidenced. From and after the Effective Time: (i) NDC or its Compensation Committee, as appropriate, shall be substituted as the administrator of the CIS Stock Plan, (ii) each CIS Option assumed by NDC may be exercised solely for shares of NDC Common Stock, (iii) the number of shares of NDC Common Stock subject to such CIS Option shall be equal to the number of shares of CIS Common Stock subject to such CIS Option immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio, and (iv) the per share exercise price under each such CIS Option shall be adjusted by dividing the per share exercise price under each such CIS Option by the Common Stock Exchange Ratio and rounding up to the nearest cent. It is intended that the foregoing assumption be undertaken in a manner that will not prejudice the rights of any holder of a CIS Option under the terms of the CIS Option, any CIS Stock Plan or the corresponding stock option agreement or constitute a "modification" as defined in Section 424 of the Code, as to any stock option which is an "incentive stock option."

     The Merger Agreement provides that, at the Effective Time, all rights with respect to CIS Common Stock or CIS Series A Preferred Stock pursuant to CIS Warrants granted under the CIS Warrant Agreements which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to NDC Common Stock, and NDC shall assume each CIS Warrant, in accordance with the terms of the CIS Warrant Agreements. From and after the Effective Time: (i) each CIS Warrant assumed by NDC may be exercised solely for shares of NDC Common Stock; (ii) the number of shares of NDC Common Stock subject to such CIS Warrant shall be equal to the number of shares of CIS Common Stock subject to such CIS Warrant immediately prior to the Effective Time, multiplied by the Common Stock Exchange Ratio or the number of shares of CIS Series A Preferred Stock subject to such CIS Warrant immediately prior to the Effective Time multiplied by the Preferred Stock Exchange Ratio, as the case may be; and (iii) the per share exercise price under each CIS Warrant shall be adjusted by dividing the per share exercise price under each CIS Warrant by the Common Stock Exchange Ratio or the Preferred Stock Exchange Ratio, as the case may be, and rounding up to the nearest cent.

     The Merger Agreement provides that, at the Effective Time, all rights with respect to CIS Common Stock pursuant to CIS Conversion Rights granted under the CIS Convertible Notes which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to NDC Common Stock, and NDC shall assume each of the CIS Convertible Notes, in accordance with the terms thereof except that from and after the Effective Time:
(i) each CIS Convertible Note assumed by NDC may be converted solely into shares of NDC Common Stock; (ii) the number of shares of NDC Common Stock subject to such CIS Convertible Notes shall be equal to the number of shares of CIS Common Stock subject to such CIS Convertible Notes immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio; and (iii) the per share conversion price under such CIS Convertible Notes shall be adjusted by dividing the per share conversion price under each such CIS Convertible Notes by the Common Stock Exchange Ratio and rounding up to the nearest cent.

EFFECTIVE TIME

     If the Merger Agreement is adopted by the requisite votes of CIS stockholders, and all other required governmental and other consents and approvals are received, and if the other conditions to the obligations of the parties to consummate the Merger are satisfied or waived (as permitted), the Merger will be consummated and effected on the date and at the time a Certificate of Merger, reflecting the Merger, becomes effective with the Secretary of State of the State of Delaware (the "Effective Time"). NDC and CIS have mutually agreed to use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of: (i) the effective date (including expiration of any applicable waiting period) of the last required approval or clearance of any regulatory authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of CIS approve the Merger Agreement to the extent such approval is required by applicable law. Assuming satisfaction of all conditions to consummation of the Merger, the Merger is expected to be made effective during the second quarter of 1996. Either NDC or CIS may terminate the Merger Agreement if the Merger has not been consummated by September 30, 1996. See "-- Conditions to Consummation" and "-- Amendment, Waiver, and Termination."

DISTRIBUTION OF NDC CERTIFICATES

     Promptly after the Effective Time, NDC and CIS shall cause the exchange agent selected by NDC to mail appropriate transmittal materials to each record holder of CIS Capital Stock for use in effecting the surrender and cancellation of those certificates in exchange for NDC Common Stock (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of CIS Capital Stock shall pass, only upon proper delivery of such certificates to the exchange agent by the former stockholders of CIS). CIS STOCKHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS. After the Effective Time, each holder of shares of CIS Capital Stock (excluding shares held by CIS or any of its subsidiaries or by NDC or any of its subsidiaries and excluding shares as to which dissenters' rights are perfected) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the exchange agent, and the certificates thus surrendered will be canceled. Unless otherwise designated by a CIS stockholder on the transmittal letter, certificates representing shares of NDC Common Stock issued to CIS stockholders in connection with the Merger will be issued and delivered to the tendering CIS stockholder at the address on record with the CIS Capital Stock transfer agent. NDC shall not be obligated to deliver the consideration to which any former holder of CIS Capital Stock is entitled until such holder surrenders such holder's certificate or certificates representing such holder's shares for exchange. The certificate or certificates so surrendered shall be duly endorsed as the exchange agent may require. No party shall be liable to a holder of CIS Capital Stock for any property delivered in good faith to a public official pursuant to any applicable abandoned property law.

     After the Effective Time, holders of CIS certificates will have no rights with respect to the shares of CIS Capital Stock represented thereby other than the right to surrender such certificates and receive in exchange therefor the shares of NDC Common Stock, if any, to which such holders are entitled, as described above. In addition, no dividend or other distribution payable to holders of record of NDC Common Stock will be paid to the holder of any CIS certificates until such holder surrenders such certificates for exchange as instructed. Subject to applicable law, upon surrender of the certificates, such holder will receive the certificates representing the shares of NDC Common Stock issuable upon the exchange or conversion of such shares of CIS Capital Stock, all withheld dividends or other distributions (without interest), and any withheld cash payments (without interest) to which such stockholder is entitled.

     If any certificate for NDC Common Stock is to be issued in a name other than that in which the CIS certificate surrendered for exchange is issued, the CIS certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificates surrendered, shall provide funds for their purchase, or shall establish to the exchange agent's satisfaction that such taxes are not payable.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the material federal income tax consequences of the Merger. This discussion is based on the provisions of the Code, the United States Department of the Treasury Regulations thereunder and rulings and court decisions as of the date hereof, all of which are subject to change, possibly retroactive. The discussion is included for general information purposes only, applies only to CIS stockholders, if any, who hold their stock as a capital asset, and may not apply to CIS stockholders, if any, who received their stock upon the exercise of employee stock options or otherwise as compensation. NDC and CIS have not requested a ruling from the Internal Revenue Service (the "Service"). A condition to consummation of the Merger is the receipt by each of NDC and CIS of an opinion of Alston & Bird, counsel to NDC, as to the qualification of the Merger as a tax-free reorganization and certain other federal income tax consequences of the Merger and related transactions, including, without limitation, that no gain or loss will be recognized for federal income tax purposes by CIS stockholders upon the exchange of their shares of CIS Capital Stock for shares of NDC Common Stock (except to the extent of any cash received).

     NDC believes the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. Among other things, qualification as a tax-free reorganization is based on CIS stockholders maintaining sufficient equity ownership interest in NDC after the Merger. The Service takes the position for purposes of issuing an advance ruling on reorganizations, that the stockholders of an acquired corporation (i.e., CIS) must maintain a continuing equity ownership interest in the acquiring corporation (i.e., NDC) equal, in terms of value, to at least 50% of their interest in such acquired corporation. For this purpose, shares of CIS Capital Stock exchanged for cash in lieu of any fractional shares of NDC Common Stock will be treated as outstanding shares of CIS Capital Stock at the Effective Time. Moreover, shares of CIS Capital Stock and NDC Common Stock held by CIS stockholders and otherwise sold, redeemed or disposed of prior or subsequent to the Effective Time are taken into account. In addition, management of NDC has no plan or intention to cause NDC to redeem or otherwise reacquire the shares of NDC Common Stock issued in the Merger. In addition to the foregoing requirements certain additional matters must be true with respect to the Merger. NDC believes that these additional factual matters will be satisfied.

     Assuming the Merger is treated as a reorganization as defined in Section 368(a) of the Code, the following will be the material federal income tax consequences to the CIS stockholders:

          (i) No gain or loss will be recognized for federal income tax purposes by CIS stockholders upon the exchange of their shares of CIS Capital Stock for shares of NDC Common Stock.

          (ii) The basis of the shares of NDC Common Stock to be received by CIS stockholders will be the same as the basis of the CIS Capital Stock surrendered in exchange therefor.

          (iii) The holding period of the NDC Common Stock to be received by CIS stockholders will include the period during which the shares of CIS Capital Stock surrendered in exchange therefor had been held, provided such shares were held by such stockholders as a capital asset at the Effective Time.

          (iv) The payment of cash in lieu of fractional shares of NDC Common Stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by NDC. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares of NDC Common Stock redeemed as provided in Section 302(a) of the Code. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

          (v) The payment of cash in respect of shares of CIS Series A Preferred Stock as to which appraisal rights are perfected will be treated as distributions in full payment in exchange for the shares of CIS Series A Preferred Stock. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the shares of CIS Series A Preferred Stock constitute a capital asset in the hands of the exchanging stockholder.

     NDC notes that tax-free reorganization status does not determine the tax characterization of the exchange of warrants or convertible notes. Holders of such instruments must consult their tax advisors with respect to possible tax consequences of such exchanges.

     BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER AND OTHER FACTORS, AND BECAUSE BASED ON EXISTING AUTHORITIES, THE EXCHANGE OF WARRANTS MAY NOT BE TREATED THE SAME AS THE EXCHANGE OF STOCK BY THE STOCKHOLDERS, EACH HOLDER OF CIS CAPITAL STOCK AND EACH HOLDER OF CIS WARRANTS IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, STATE AND LOCAL INCOME AND OTHER TAX LAWS).

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     CIS will be the surviving corporation resulting from the Merger and will become a wholly owned subsidiary of NDC. The Merger Agreement provides that from and after the Effective Time, the Board of Directors of CIS shall consist of the directors of Sub immediately prior to the Effective Time. The Merger

Agreement further provides that the officers of CIS in office immediately prior to the Effective Time, together with such additional persons as may be elected, shall serve as the officers of CIS from and after the Effective Time in accordance with the bylaws of CIS. It is not expected that consummation of the Merger will result in any change in the Board of Directors or management of NDC or any of its other subsidiaries.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


     As of April 15, 1996, the directors and executive officers of CIS did not beneficially own any shares of NDC Common Stock. Other than as described herein, no director or executive officer of NDC or CIS, and no associate of any such person, has any substantial interest, direct or indirect, in the Merger, other than an interest arising from the ownership of CIS Options to purchase such stock or CIS Warrants or Convertible Notes, in which case the director or officer receives no extra or special benefit not shared on a pro rata basis by all other holders of CIS Capital Stock.


     Certain members of CIS's management and Board of Directors may be deemed to have interests in the Merger in addition to their interests as stockholders of CIS generally. In each case, the Board of Directors of CIS either was aware of these factors or, with respect to interests that arose subsequent to the Merger Agreement, was aware of their potential, and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

     Indemnification. The Merger Agreement provides that NDC shall for a period of six years after the Effective Time indemnify the present and former directors and officers of CIS or any of its subsidiaries to the fullest extent permitted or required by CIS's Certificate of Incorporation and Bylaws and Delaware law, as in effect on the date of the Merger Agreement, with respect to matters occurring at or prior to the Effective Time. NDC shall use its reasonable efforts to maintain CIS's existing directors' and officers' liability insurance policy (or a policy providing at least comparable coverage) for a period of three years after the Effective Time of the Merger; provided, that NDC shall not be obligated to make aggregate premium payments in respect of such policy which exceed, for the portion relating to CIS's directors and officers, 150% of the annual premium payments on CIS's current policy.

     Post-Acquisition Compensation and Benefits. The Merger Agreement provides that, after the Effective Time, NDC will either provide generally to officers and employees of CIS and its subsidiaries, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of NDC Common Stock), on terms and conditions that, when taken as a whole, are substantially similar to those currently provided by NDC and its subsidiaries to their similarly situated officers and employees or NDC will continue to provide employee benefits to officers and employees of CIS under CIS's current benefit and welfare plans. For purposes of participation and vesting and benefit accrual (other than benefit accrual under NDC retirement plans) under such employee benefit plans, service with CIS or its subsidiaries prior to the Effective Time will be treated as service with NDC or its subsidiaries. The Merger Agreement also provides that NDC will honor all employment, severance, consulting and other compensation contracts previously disclosed to NDC between CIS or any of its subsidiaries and any current or former director, officer or employee, and all provisions for vested amounts earned or accrued through the Effective Time under CIS's benefit plans. See
"-- Change in Control Agreements."


     Change in Control Agreements. Pursuant to change in control agreements between CIS and Philip D. Kurtz, James L. Hersma and Thomas G. Noulles, CIS must pay each of Messrs. Kurtz, Hersma and Noulles the severance packages described below if subsequent to a change in control of CIS (i.e., the Merger) they are terminated or their duties or salaries are changed or the executive offices of CIS are relocated and they resign as a result of such change or relocation. Consummation of the Merger will be such a change in control. The severance package for each of Messrs. Kurtz, Hersma and Noulles includes payments in cash, beginning immediately following such resignation or termination for a period of 35 months for Messrs. Kurtz and Hersma, and 24 months for Mr. Noulles, in an amount equal to such person's average monthly salary and car allowance from CIS for the 36 months preceding the date of termination of employment. The change in control agreements also provide for the payment of a bonus equal to the annual bonus most recently paid to each of Messrs. Kurtz, Hersma and Noulles, prorated to the date of any such resignation or termination. The change in control agreements also provide that, for a period of 35 months for Messrs. Kurtz and Hersma and 24 months for Mr. Noulles following such resignation or termination, to the extent that either of Messrs. Kurtz, Hersma or Noulles has not obtained medical, dental, accident, life, disability and other types of insurance coverage at levels comparable to or greater than provided by CIS to Messrs. Kurtz, Hersma and Noulles, and their families, Messrs. Kurtz, Hersma and Noulles shall be entitled to payments necessary to maintain the aforementioned insurance coverage at levels comparable to those provided prior to termination of employment. The change in control agreements further provide, assuming such resignation or termination, for accelerated vesting of certain stock options granted to Messrs. Kurtz, Hersma and Noulles. Such options become exercisable for a three month period following such resignation or termination of employment or until the expiration of such options pursuant to their terms, whichever is shorter. Based on Messrs. Kurtz, Hersma and Noulles' average monthly salary and car allowance and bonus for the previous 36 months and the last year in which a bonus was paid and assuming such resignation or termination were to occur July 1, 1996, it is estimated that a total of $742,628, $714,417 and $290,800, exclusive of insurance related payments, would be payable to Messrs. Kurtz, Hersma and Noulles, respectively, under their respective change in control agreements as discussed above. See
"-- Post-Acquisition Compensation and Benefits."


CONDITIONS TO CONSUMMATION

     The obligations of CIS and NDC to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted) of the following conditions:
(i) the stockholders of CIS shall have adopted the Merger Agreement by the requisite votes; (ii) the required regulatory approvals and clearances described under "-- Regulatory Approvals" shall have been received and shall be in full force and effect with all waiting periods required by law having expired, and no such regulatory approval shall be conditioned or restricted in a manner which would, in the reasonable judgment of the Board of Directors of NDC, so materially adversely affect the economic or business benefits of the transactions contemplated by the Merger Agreement that had NDC known of such condition it would not have entered into the Merger Agreement; (iii) each party shall have received any required consents of third parties; (iv) the Registration Statement of which this Proxy Statement/Prospectus is a part shall have been declared effective by the Commission and shall not be subject to a stop order or any threatened stop order, and the shares of NDC Common Stock issuable in connection with the Merger shall have been qualified, registered or otherwise approved for exchange under the securities laws of the various states in which such qualification, registration or approval is required; (v) the shares of NDC Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to effective notice of issuance; (vi) NDC and CIS shall have received an opinion of Alston & Bird as to certain federal income tax matters (see "-- Certain Federal Income Tax Consequences");
(vii) NDC shall have received letters from NDC's independent auditors to the effect that the Merger will qualify for pooling-of-interests accounting treatment and letters from CIS's independent auditors to the effect that such auditors are not aware of any matters relating to CIS which would preclude the Merger from qualifying for pooling-of-interests accounting (see "-- Accounting Treatment"); (viii) the accuracy, as of the date of the Merger Agreement and as of the Effective Time, of the representations and warranties of the other party as set forth in the Merger Agreement; (ix) the other party shall have performed in all material respects all of the agreements, covenants, acts and undertakings to be performed by it pursuant to the Merger Agreement; (x) each party shall have received customary closing documents, including, without limitation, an opinion of the other party's counsel, dated the closing date, as to certain matters; (xi) NDC shall have received letters from each affiliate of CIS to the extent necessary to assure NDC, in its reasonable judgment, that the transactions contemplated in the Merger Agreement will qualify for pooling-of-interests accounting treatment; and (xii) the absence of any law or order or any action taken by any court, governmental, or regulatory authority prohibiting, restricting, or making illegal the consummation of the Merger.

     No assurances can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the appropriate party. As of the date of this Proxy Statement/Prospectus, the parties have no reason to believe that any of the conditions set forth above will not be satisfied.

     The conditions to consummation of the Merger may be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of the CIS stockholders. See "-- Amendment, Waiver, and Termination."

REGULATORY APPROVALS

     The obligations of NDC and CIS to perform the Merger Agreement and consummate the Merger are subject to the consent of, filings and registrations with, and notifications to, all regulatory authorities required for consummation of the Merger having been obtained or made and are in full force and effect and the expiration of all waiting periods required by law. Furthermore, no consent from any regulatory authority which is necessary to consummate the Merger shall be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of NDC would so materially adversely impact the economic or business benefits of the Merger that, had such condition or requirement been known, NDC would not, in its reasonable judgment, have entered into the Merger Agreement.


     Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the applicable waiting period has expired or been terminated. NDC and CIS filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on April 29, 1996. At any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of NDC or CIS. At any time before or after the Effective Time, and notwithstanding that the waiting period under the HSR Act has expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation for the Merger or seeking divestiture of substantial assets of NDC or CIS. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.


     Based on information available to them, NDC and CIS believe that the Merger can be effected in compliance with Federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, NDC and CIS would prevail or would not be required to accept certain adverse conditions in order to consummate the Merger.

AMENDMENT, WAIVER, AND TERMINATION

     To the extent permitted by law, CIS and NDC, with the approval of their respective Boards of Directors, may amend the Merger Agreement by written agreement at any time without the approval of the stockholders of CIS, provided that after the adoption of the Merger Agreement by CIS's stockholders, no amendment may decrease the consideration to be received by CIS stockholders without the requisite approval of CIS stockholders.

     Prior to or at the Effective Time, either CIS or NDC, acting through its respective Board of Directors, chief executive officer or other authorized officer, may waive any default in the performance of any term of the Merger Agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the Merger Agreement, and may waive any of the conditions precedent to the Merger Agreement, except any condition that, if not satisfied, would result in the violation of an applicable law or governmental regulation.

     The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time (a) by the mutual consent of the Boards of Directors of CIS and NDC, (b) in the event of any inaccuracy of any representation or warranty of the other party contained in the Merger Agreement which cannot be or has not been cured within 30 days after giving written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standards set forth in the Merger Agreement (provided that the terminating party is not then in breach of any representation or warranty contained in the Merger Agreement under the applicable standards set forth in the Merger Agreement or in material breach of any covenant or other agreement contained in the Merger Agreement), (c) in the event of a material breach by the other party of any covenant or agreement contained in the Merger Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, (d) if the Merger is not consummated by September 30, 1996, provided that the failure to consummate is not due to the breach by the party electing to terminate, (e) if (1) any approval of any regulatory authority required for consummation of the Merger and the other transactions contemplated by the Merger Agreement has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal or (2) the stockholders of CIS fail to vote their approval of the matters submitted for the approval by such stockholders at the Special Meeting, or (f) if any of the conditions precedent to the obligations of such party to consummate the Merger have not been satisfied, fulfilled, or waived by the appropriate party by September 30, 1996 (provided that the terminating party is not then in breach of any representation or warranty contained in the Merger Agreement under the applicable standards set forth in the Merger Agreement or in material breach of any covenant or other agreement contained in the Merger Agreement). See "-- Expenses and Fees."

     In addition, NDC may unilaterally terminate the Merger Agreement in the event that: (i) without NDC's prior consent, CIS shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than NDC or an NDC subsidiary) to effect a transaction involving: (x) a merger, consolidation or similar transaction involving CIS or any CIS subsidiary, (y) the disposition, by sale, lease, exchange or otherwise, of 25% or more of the consolidated assets of CIS or any CIS subsidiary, or (z) the issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities representing 25% or more of the voting power of CIS or any CIS subsidiary (an "Acquisition Transaction"); (ii) any person or group (other than NDC, any NDC subsidiary, or a group of which NDC or an NDC subsidiary is a member) shall have acquired beneficial ownership of or the right to acquire beneficial ownership of 25% or more of the then-outstanding shares of CIS Common Stock; (iii) any person (other than NDC or an NDC subsidiary) shall have commenced, or shall have filed a registration statement with respect to, a tender offer or exchange offer to purchase any shares of CIS Common Stock such that, upon consummation of such offer, such person would own or control 25% or more of the then-outstanding shares of CIS Common Stock (a "Tender Offer" or an "Exchange Offer," respectively); or (iv) the holders of CIS Common Stock shall not have adopted the Merger Agreement or the CIS board of directors shall have withdrawn or modified in a manner adverse to NDC the recommendation of CIS's board of directors with respect to the Merger Agreement, in each case after any person (other than NDC or an NDC subsidiary) shall have:
(x) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (y) commenced a Tender Offer or filed a registration statement with respect to an Exchange Offer, or (z) filed an application (or given a notice) seeking the consent to an Acquisition Transaction from any federal or state governmental or regulatory authority or agency (the events described in the preceding sentence shall hereinafter be referred to as an "NDC Termination Event").

     CIS may unilaterally terminate the Merger Agreement in the event that CIS has entered into negotiations with a third party as a result of the continuing fiduciary duties of CIS's board of directors under applicable law and, pursuant to such continuing fiduciary duties, CIS has accepted a tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving CIS or a CIS subsidiary or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, CIS or a CIS subsidiary (the events described in the preceding sentence shall hereinafter be referred to as a "CIS Termination Event").

CONDUCT OF BUSINESS PENDING THE MERGER

     CIS generally has agreed in the Merger Agreement, unless the prior consent of NDC is obtained, and except as otherwise contemplated by the Merger Agreement, to operate its business only in the ordinary course, to preserve its business organizations and assets and to maintain its rights and franchises and to take no action that would adversely affect either the ability of either party to perform its covenants and agreements under the Merger Agreement or the ability of either party to obtain any consents or approvals pursuant to any contract, law, order or permit that are required for the transactions contemplated by the Merger Agreement. In addition, the Merger Agreement contains certain other restrictions applicable to the conduct of the business of CIS prior to consummation of the Merger, as described below.

     CIS has agreed in the Merger Agreement not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior approval of NDC. Those actions generally include, without limitation: (i) amending its Certificate of Incorporation ("Certificate") or Bylaws; (ii) becoming responsible for any obligation for borrowed money in excess of an aggregate of $100,000, except in the ordinary course of the business of CIS's subsidiaries consistent with past practices; (iii) acquiring or exchanging any shares of its capital stock or paying any dividend or other distribution in respect of its capital stock; (iv) subject to certain exceptions, issuing, selling or pledging additional shares of any CIS capital stock, any rights to acquire any such stock or any security convertible into such stock, except pursuant to the exercise of outstanding stock options; (v) adjusting or reclassifying any of its capital stock; (vi) acquiring control over any other entity; (vii) granting any increase in compensation or benefits to its employees or officers (except as previously disclosed to NDC or as required by law), paying any bonus (except as previously disclosed to NDC or in accordance with any existing program or plan), entering into or amending any severance agreements with its officers or granting any increase in compensation or other benefits to any of its directors (except as previously disclosed to NDC); (viii) entering into or amending any employment contract that it does not have the unconditional right to terminate without certain liability, except as previously disclosed to NDC and except for any amendment required by law; (ix) adopting any new employee benefit plan or program or materially changing any existing plan or program; (x) making any significant changes in accounting methods, except for any change required by law; (xi) commencing any litigation other than in accordance with past practice or settling any litigation for material money damages; or (xii) materially amending or terminating any material contracts.

     In addition, CIS has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. CIS also has agreed not to negotiate with respect to any such proposal, to provide information to any party making such a proposal or to enter into any agreement with respect to any such proposal, except in compliance with its legal obligations or the fiduciary obligations of its Board of Directors. CIS has also agreed to cause its advisors and other representatives not to engage in any of the foregoing activities.

     Pursuant to the Merger Agreement, NDC has agreed that, prior to the Effective Time, it will continue to conduct its business and the business of its subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the NDC Common Stock and the business prospects of NDC.

EXPENSES AND FEES

     The Merger Agreement provides that each party shall be responsible for its own costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the Merger Agreement, except that each of NDC and CIS shall pay one-half of the filing fees payable in connection with the Registration Statement and this Proxy Statement/Prospectus and printing costs incurred in connection with the Registration Statement and this Proxy Statement/Prospectus (the sum of all such costs and expenses shall hereinafter be referred to as the "Expenses"). NDC shall pay the filing fees payable in connection with the HSR Act filing. CIS shall pay the costs incurred in soliciting proxies in connection with the Special Meeting.

     If the Merger Agreement is terminated by NDC as the result of an NDC Termination Event or by CIS as the result of a CIS Termination Event, then CIS has agreed to pay NDC's Expenses.

     If the Merger Agreement is terminated by either NDC or CIS as a result of
(i) a breach by the other party of any representation or warranty that would have a Material Adverse Effect (as defined in the Merger Agreement) on the non-breaching party, and which is not timely cured, or (ii) a material breach by the other party of any representation, warranty, covenant or other agreement contained in the Merger Agreement which is not timely cured, then the breaching party or the party that failed to satisfy such conditions shall pay the other party the sum of $2,000,000. Such amount shall be paid by CIS in four equal installments, the first being payable at termination and the remaining three at the end of three 30-day periods thereafter and shall be paid by NDC promptly after termination.

     If, within 12 months following the termination of the Merger Agreement by NDC for the breach by CIS of a representation, warranty or covenant, as described above, or upon the occurrence of an NDC Termination Event, or within 12 months following the termination of the Merger Agreement by CIS upon the occurrence of a CIS Termination Event, any third party acquires, merges with, combines with, or purchases a significant amount of the assets of, or purchases 20% or more of the voting securities of, CIS or enters into a binding agreement to do the foregoing, then such third party (or CIS in the event that such third party fails to pay) will be required, as a condition to the consummation of such transaction, to pay NDC's Expenses and an additional sum equal to three percent (3%) of the aggregate fair market value of the consideration received by the stockholders of CIS in such a transaction, less any amounts previously paid by CIS to NDC as a result of the termination of the Merger Agreement; provided, however, that if the termination of the Merger Agreement was due to a breach by CIS of a representation or warranty or was due to an NDC Termination Event or a CIS Termination Event such payment is only required upon consummation of a business combination by a third party that was involved in discussions or negotiations with CIS on or before NDC terminated the Merger Agreement.

ACCOUNTING TREATMENT

     The Merger is anticipated to be accounted for on a pooling-of-interests accounting basis. Under this method of accounting, as of the Effective Time, the assets and liabilities of CIS would be added to those of NDC at their recorded book values and the stockholders' equity accounts of NDC and CIS would be combined on NDC's consolidated balance sheet. Consummation of the Merger is conditioned on, among other things, receipt by NDC of letters from NDC's independent auditors to the effect that the Merger will qualify for pooling-of-interests accounting treatment and letters from CIS's independent auditors to the effect that such firm is not aware of any matters relating to CIS which would preclude the Merger from qualifying for pooling-of-interests accounting treatment. See "SUMMARY" and "PRO FORMA COMBINED FINANCIAL DATA."

VOTING AGREEMENT

     The following is a brief summary of certain provisions of the Voting Agreement. The Voting Agreement provides that the Stockholder will vote such Stockholder's shares of CIS Series A Preferred Stock in favor of the Merger, the execution and delivery by CIS of the Merger Agreement and the adoption of the terms thereof and each of the other transactions contemplated by the Merger Agreement, provided that the Merger Agreement has not been amended so as to reduce the consideration payable in the Merger to a lesser amount of NDC Common Stock. The Voting Agreement also provides that the Stockholder will vote such Stockholder's shares of Stock against any of the following (each a "Competing Transaction"); any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by CIS or any amendment of CIS's Certificate of Incorporation or Bylaws or other proposal or transaction that would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement. The Stockholder has granted an irrevocable proxy to NDC to vote such Stockholder's shares of Series A Preferred Stock consistent with the foregoing agreements. The Stockholder has also agreed not to, and not to permit any, of its representatives to, directly or indirectly, solicit, initiate or encourage the submission of, any takeover proposal or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal.

     The Voting Agreement will terminate upon the earlier of the Effective Time or the date upon which the Merger Agreement is terminated in accordance with its terms if the Merger Agreement is terminated by CIS because of a breach of the Merger Agreement by NDC. If the Merger Agreement is terminated in accordance with its terms and such termination was not initiated by CIS because of a breach of the Merger Agreement by NDC, then, for a period of four months following such termination, (i) the Stockholder's agreement to vote against any Competing Transaction, the irrevocable proxy granted by the Stockholder to vote against any Competing Transaction and the Stockholder's agreement not to facilitate any takeover proposal will continue in effect and (ii) the Stockholder will not be permitted to transfer any of such Stockholder's shares of CIS Series A Preferred Stock in connection with any Competing Transaction or takeover proposal.

APPRAISAL RIGHTS

     The holders of CIS Common Stock will not have any appraisal rights in connection with the Merger. The holders of CIS Series A Preferred Stock are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law ("Section 262").

     If the Merger is consummated, holders of CIS Series A Preferred Stock who wish to exercise their appraisal rights will be entitled to have the "fair value" of their shares of CIS Series A Preferred Stock at the Effective Time (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to them in cash, together with interest, if any, by complying with the provisions of Section 262.

     Stockholders of record of CIS Series A Preferred Stock who desire to exercise their appraisal rights must satisfy all of the following conditions. A written demand for appraisal of their CIS Series A Preferred Stock must be delivered to CIS before the taking of the vote of the CIS stockholders on adoption of the Merger Agreement. Such demand will be sufficient if it reasonably informs CIS of the stockholder's identity and that the stockholder intends thereby to demand appraisal of his shares. This written demand for appraisal of shares must be in addition to and separate from voting against, abstaining from voting, or failing to vote on adoption of the Merger Agreement. Voting against, abstaining from voting, or failing to vote on adoption of the Merger Agreement will not constitute a demand for appraisal within the meaning of Section 262.

     Holders of CIS Series A Preferred Stock electing to exercise their appraisal rights under Section 262 must not vote for adoption of the Merger Agreement. Voting for adoption of the Merger Agreement, or delivering a proxy in connection with the Special Meeting (unless the proxy specifies a vote against, or abstaining from voting on, adoption of the Merger Agreement), will constitute a waiver of a stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder.

     A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on such stockholder's CIS Series A Preferred Stock certificates. If the CIS Series A Preferred Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If the CIS Series A Preferred Stock is owned of record by more than one person, as in a joint tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

     A record owner, such as a broker, who holds CIS Series A Preferred Stock as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of CIS Series A Preferred Stock outstanding in the name of such record owner.

     Holders of CIS Series A Preferred Stock who elect to exercise appraisal rights should mail or deliver their written demands to: Chemical Mellon Shareholder Services, L.L.C., 85 Challenger Road, Overpeck Centre, Ridgefield Park, New Jersey 07660-2104. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of CIS Series A Preferred Stock owned, and state that the stockholder is thereby demanding appraisal. Within ten days after the Effective Time, CIS must provide notice of the Effective Time to all holders of CIS Series A Preferred Stock who have complied with Section 262 and have not voted for adoption of the Merger Agreement.

     Within 120 days after the Effective Time, either CIS or any holder of CIS Series A Preferred Stock who has complied with the required conditions of subsections (a) and (d) of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of shares of CIS Series A Preferred Stock of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares of CIS Series A Preferred Stock owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the court is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al, decided February 1, 1983, the Delaware Supreme Court expanded the considerations that could be considered in determining fair value in an appraisal proceeding, stating that " . . . proof of value by any techniques or methods, which are generally considered acceptable in the financial community and otherwise admissible in court . . . " should be considered, and that " . . . [f]air price obviously requires consideration of all relevant factors involving the value of a company . . . ". The Delaware Supreme Court stated that in making this determination of fair value the court must consider " . . . market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger and which throw any light on future prospects of the merged corporation . . . ". The court further stated that " . . . elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and note the product of speculation, may be considered . . . ". However, the court noted that
Section 262 provides that fair value is to be determined " . . . exclusive of any element of value arising from the accomplishment or expectation of the merger . . . ".

     At the hearing on such petition filed in the Court of Chancery, the court will determine the stockholders who have complied with Section 262 and who have become entitled to appraisal rights. The court may require dissenting stockholders to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. Failure of a dissenting stockholder to submit his certificates may result in the dismissal of such stockholder's appraisal proceedings.

     Holders of CIS Series A Preferred Stock considering seeking appraisal should have in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the consideration they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The cost of the appraisal proceeding may be determined by the Court of Chancery and taxed against the parties as the court deems equitable in the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of CIS Series A Preferred Stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

     Any holder of CIS Series A Preferred Stock who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose the shares of CIS Series A Preferred Stock subject to such demand or to receive payment of dividends or other distributions, if any, on such shares, except for dividends or distributions payable to stockholders of record as of a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any former holder of CIS Series A Preferred Stock will have the right to withdraw a demand for appraisal and to accept the consideration offered in the Merger Agreement; after this period, such holder may withdraw his demand for appraisal only with the consent of NDC. If no petition for appraisal is filed with the Court of Chancery within 120 days after the Effective Time, stockholders' rights to appraisal shall cease and all stockholders will be entitled to receive the consideration provided in the Merger Agreement. Inasmuch as NDC has no obligation to file such a petition, and has no present intention to do so, any holder of CIS Series A Preferred Stock who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Court of Chancery demanding appraisal will be dismissed as to any holder of CIS Series A Preferred Stock without the approval of the court, and such approval may be conditioned upon such terms as the court deems just.

     Within 120 days after the Effective Time of the Merger, any holder of CIS Series A Preferred Stock who has complied with subsections (a) and (d) of
Section 262 is entitled, upon written request, to receive from CIS a statement setting forth the aggregate number of shares not voted in favor of the Merger and the aggregate number of holders of shares who have demanded appraisal. Such written statement shall be mailed to such stockholder within ten days after such request is received by CIS or within ten days of the expiration of the period for delivery of demand for appraisal under Section 262, whichever is later.

     THE FOREGOING IS ONLY A SUMMARY OF THE RIGHTS OF A DISSENTING HOLDER OF CIS SERIES A PREFERRED STOCK. ANY HOLDER OF CIS SERIES A PREFERRED STOCK WHO INTENDS TO DISSENT SHOULD CAREFULLY REVIEW THE TEXT OF THE DELAWARE STATUTORY LAW SET FORTH IN ANNEX C TO THIS PROSPECTUS/PROXY STATEMENT AND SHOULD ALSO CONSULT WITH HIS ATTORNEY. THE FAILURE OF A HOLDER OF CIS SERIES A PREFERRED STOCK TO FOLLOW PRECISELY THE PROCEDURES SUMMARIZED ABOVE AND SET FORTH IN ANNEX C TO THIS PROSPECTUS/PROXY STATEMENT, MAY RESULT IN LOSS OF APPRAISAL RIGHTS. NO FURTHER NOTICE OF THE EVENTS GIVING RISE TO APPRAISAL RIGHTS OR ANY STEPS ASSOCIATED THEREWITH WILL BE FURNISHED TO HOLDERS OF CIS SERIES A PREFERRED STOCK, EXCEPT AS INDICATED ABOVE OR OTHERWISE REQUIRED BY LAW.

     In general, any dissenting stockholder who perfects his right to be paid the "fair value" of his CIS Series A Preferred Stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash. See "-- Certain Federal Income Tax Consequences."

RESALES OF NDC COMMON STOCK

     The shares of NDC Common Stock issued in connection with the Merger will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers, and beneficial owners of 10% or more of any class of capital stock) of CIS for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting or for purposes of applicable interpretations regarding pooling-of-interests accounting treatment. Such affiliates may not sell their shares of NDC Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act or other applicable exemption from the registration requirements of the Securities Act and until such time as financial results covering at least 30 days of combined operations of NDC and CIS after the consummation of the Merger have been published. NDC may place restrictive legends on certificates representing NDC Common Stock issued to all persons who are deemed to be "affiliates" of CIS under Rule 145. In addition, CIS has agreed to use its reasonable efforts to cause each person or entity that is an "affiliate" to enter into a written agreement in substantially the form attached to the Merger Agreement relating to such restrictions on sale or other transfer. This Proxy Statement/Prospectus does not cover resales of NDC Common Stock received by any person who may be deemed to be an affiliate of CIS.

                  PRO FORMA CONDENSED COMBINED FINANCIAL DATA



     The following unaudited pro forma condensed combined financial statements are based on the historical presentation of the consolidated financial statements of NDC and CIS. The Unaudited Pro Forma Condensed Combined Statements of Operations for the years ended May 31, 1995, 1994, and 1993 and the nine months ended February 29, 1996 give effect to the Merger as if it had occurred on June 1, 1992 and to pro forma adjustments related to the GPS Transaction as if it had occurred on June 1, 1994. For comparability purposes, CIS's nine and twelve months ended December 31 and June 30, respectively, are used in conjunction with the NDC nine and twelve months ended February 29 and May 31, respectively. Accordingly, CIS's operating results for the three months ended June 30, 1995 were duplicated in each of the nine months ended December 31, 1995 and the twelve months ended June 30, 1995. CIS's revenues and net income for that three month period were $11,068,000 and $1,016,000, respectively. The Unaudited Pro Forma Condensed Combined Balance Sheet as of February 29, 1996 gives effect to the Merger as if it had occurred on February 29, 1996. The Condensed Combined Financial Statements do not include the effects of certain other acquisitions by NDC. The unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements, including the notes thereto, of NDC, MAPP, and CIS, incorporated by reference herein, and the pro forma financial information relating to the GPS Transaction, incorporated by reference herein. See "AVAILABLE INFORMATION", "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE," "SUMMARY -- Recent Financial Developments" and "THE MERGER -- Accounting Treatment."



     The Merger is expected to be accounted for under the pooling-of-interests method of accounting. The GPS Transaction has been accounted for under the purchase method of accounting. The total purchase price of this acquisition has been allocated to tangible and identifiable intangible assets and liabilities based upon management's estimate of their respective fair market values with the excess of cost over net assets acquired allocated to goodwill. The allocation of the purchase price for the GPS transaction is subject to revision when additional information concerning asset and liability valuation is obtained.


     These pro forma statements may not be indicative of the results that actually would have occurred if the transactions had been in effect on the dates indicated or which may be obtained in the future. These combined pro forma statements do not reflect any potential savings which may result from the combined operations of NDC, GPS or CIS, nor certain Merger-related expenses as disclosed in Note 3 to the Pro Forma Condensed Combined Balance Sheet.


     The purchase acquisitions made by NDC and CIS in fiscal year 1995 exclusive of the GPS Transaction are immaterial to the following unaudited pro forma condensed combined balance sheet and pro forma condensed combined statements of operations after giving effect to the Merger under the pooling-of-interests method of accounting. Accordingly, they are excluded from the Unaudited Pro Forma Condensed Combined Financial Statements.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               FEBRUARY 29, 1996


                                                                                          NDC AND CIS
                                                    NDC                                    PRO FORMA
                                                PRO FORMA(1)     CIS(4)     ADJUSTMENTS    COMBINED
                                                ------------   ----------   -----------   -----------
                                                                   (IN THOUSANDS)
                                               ASSETS
Current assets:
  Cash and cash equivalents...................   $        1    $      598   $         0   $      599
  Accounts receivable, net....................       40,293        17,084             0       57,377
  Other current assets(3).....................       10,131         2,071             0       12,202
                                                ------------   ----------   -----------   -----------
          Total current assets................       50,425        19,753             0       70,178
                                                ------------   ----------   -----------   -----------
Property and equipment, net...................       45,900        14,991             0       60,891
Acquired intangibles and goodwill, net........      198,510        24,738             0      223,248
Other(3)......................................        2,244         2,871          (200)       4,915
                                                ------------   ----------   -----------   -----------
                                                    246,654        42,600          (200)     289,054
                                                ------------   ----------   -----------   -----------
          Total assets........................      297,079        62,353          (200)     359,232
                                                 ==========     =========     =========   ==========
                                LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable(3).........................        7,232         3,265         3,100       13,597
  Line of credit payable......................       11,500         3,738             0       15,238
  Notes payable...............................        1,475         2,231             0        3,706
  Mortgage payable............................       10,978             0             0       10,978
  Other current liabilities...................       31,139         1,844             0       32,983
                                                ------------   ----------   -----------   -----------
          Total current liabilities...........       62,324        11,078         3,100       76,502
                                                ------------   ----------   -----------   -----------
Long-term debt................................        1,259         7,414             0        8,673
Other long-term liabilities...................       11,344           437             0       11,781
                                                ------------   ----------   -----------   -----------
          Total liabilities...................       74,927        18,929         3,100       96,956
                                                ------------   ----------   -----------   -----------
  Minority interest...........................       19,439             0             0       19,439
Stockholders' equity:
  Common and preferred stock(2)...............        2,881           341            12        3,234
  Capital in excess of par value(2)...........      101,152        51,409           (12)     152,549
  Retained earnings(3)........................       99,698        (8,326)       (3,300)      88,072
  Equity adjustments..........................       (1,018)            0             0       (1,018)
                                                ------------   ----------   -----------   -----------
          Total stockholders' equity..........      202,713        43,424        (3,300)     242,837
                                                ------------   ----------   -----------   -----------
          Total liabilities and stockholders'
            equity............................      297,079        62,353          (200)     359,232
                                                 ==========     =========     =========   ==========


- ---------------

(1) Assumes consummation of the GPS Transaction as of February 29, 1996. Pro forma financial information relating to the GPS Transaction is incorporated by reference herein and is reflected in the NDC column. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."
(2) To reflect the issuance of approximately 2,827,968 shares of NDC Common Stock, par value $.125 per share in exchange for the outstanding shares of CIS Capital Stock, assuming the Exchange Ratio.

(3) The pro forma condensed statements of operations do not reflect non-recurring costs resulting from the Merger. The management of NDC estimates that the direct out-of-pocket costs associated with the Merger consisting primarily of investment banking and other professional fees will approximate $3.3 million and will be charged to operations in the quarter in which the Merger is consummated. These costs are considered capital transactions for tax purposes and, accordingly, no tax benefit has been reflected. The amount excludes all other costs to merge the two companies. Following the closing of the Merger, NDC expects to take a charge for these other Merger-related costs. This estimated expense has been charged to retained earnings in the accompanying pro forma balance sheet.

(4) Certain CIS amounts listed in the balance sheet have been reclassified in order to conform to NDC's presentation.

                                  NDC AND CIS

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                                                       NINE MONTHS
                                                          ENDED            YEARS ENDED MAY 31,
                                                       FEBRUARY 29,   ------------------------------
                                                         1996(1)      1995(1)    1994(1)    1993(1)
                                                       ------------   --------   --------   --------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue..............................................    $271,968     $321,932   $237,659   $239,810
Operating expenses:
  Cost of service(2).................................     150,996      182,657    139,563    145,491
  Sales, general and administrative(2)...............      89,530      108,477     77,172     77,925
  Non-recurring charges..............................           0            0      2,500      1,500
                                                       ------------   --------   --------   --------
                                                          240,526      291,134    219,235    224,916
                                                       ------------   --------   --------   --------
Operating income.....................................      31,442       30,798     18,424     14,894
Other income (expense):
  Interest and other income(2).......................         476          791      1,527      2,626
  Interest and other expense(2)......................      (2,901)      (3,124)    (2,600)    (2,971)
  Minority interest..................................        (336)        (416)         0          0
                                                       ------------   --------   --------   --------
                                                           (2,761)      (2,749)    (1,073)      (345)
                                                       ------------   --------   --------   --------
Income from continuing operations before income
  taxes..............................................      28,681       28,049     17,351     14,549
Provision for income taxes...........................      10,125        9,390      5,217      5,604
                                                       ------------   --------   --------   --------
Income from continuing operations....................      18,556       18,659     12,134      8,945
                                                        =========     ========   ========   ========
Number of common and common equivalent shares(3).....      27,163       26,640     22,347     21,669
Income from continuing operations per share..........        0.68         0.70       0.54       0.41
                                                        =========     ========   ========   ========

- ---------------


(1) Reflects consummation of the Merger as of June 1, 1992 and the GPS Transaction as of June 1, 1994. Pro forma financial information relating to the GPS Transaction is incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." The pro forma condensed combined financial information contains no adjustments to conform the accounting policies of the two companies because any such adjustments have been determined to be immaterial by the management of NDC.

(2) Certain CIS amounts in preparing the unaudited pro forma condensed combined statements of operations have been reclassified in order to conform to NDC's presentation.
(3) Gives effect to: (i) the additional shares of NDC Common Stock to be issued in connection with the Merger; and (ii) the additional common stock equivalents assumed in the Merger.

         CERTAIN DIFFERENCES IN THE RIGHTS OF NDC AND CIS STOCKHOLDERS

     At the Effective Time, CIS stockholders automatically will become stockholders of NDC, and their rights as stockholders will be determined by NDC's Certificate and Bylaws. The following is a summary of the material differences in the rights of stockholders of NDC and CIS. Both NDC and CIS are Delaware corporations governed by the Delaware General Corporation Law ("DGCL"). Accordingly, except as set forth below, there are no material differences between the rights of an NDC stockholder under NDC's Certificate and Bylaws and the DGCL, on the one hand, and the rights of a CIS stockholder under CIS's Certificate and Bylaws and the DGCL, on the other hand. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the DGCL and the Certificate and Bylaws of each corporation.

AUTHORIZED CAPITAL STOCK

     NDC. The authorized capital stock of NDC consists of 60,000,000 shares of Common Stock, par value $.125 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share ("NDC Preferred Stock"). The following description of the capital stock is qualified in all respects by reference to the Restated Certificate of Incorporation, as amended, and Bylaws, as amended, of NDC, copies of which are on file at NDC's principal executive offices.

     NDC Common Stock. The holders of NDC Common Stock, subject to such rights as may be granted to the holders of NDC Preferred Stock, elect all directors and are entitled to one vote per share. All shares of NDC Common Stock participate equally in dividends when, as and if declared by the Board of Directors and share ratably, subject to the rights and preferences of any NDC Preferred Stock, in net assets on liquidation. The shares of NDC Common Stock outstanding are duly authorized, validly issued, fully paid and nonassessable. The shares of NDC Common Stock have no preference, conversion, exchange, preemptive or cumulative voting rights.

     Stock Purchase Rights. Pursuant to a Rights Agreement (as defined herein) each share of NDC Common Stock is issued one NDC Right which entitles the registered holder to purchase from NDC one one-hundredth of a share (a "Unit") of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Junior Preferred Stock"), at a purchase price of $45.00 per Unit, subject to adjustment. Until the Distribution Date the NDC Rights are unexercisable and attach to and transfer with the NDC Common Stock certificates. The Distribution Date will occur upon the earlier of an announcement of the acquisition by a third party of 15% or more of the NDC Common Stock, or the commencement of a tender offer for 15% or more of the NDC Common Stock.

     The NDC Rights may have certain anti-takeover effects because the NDC Rights will cause substantial dilution to a person or group that attempts to acquire NDC on terms not approved by the Board of Directors of NDC unless the offer is conditioned on a substantial number of NDC Rights being acquired. However, the NDC Rights should not interfere with any merger or other business combination approved by a majority of the NDC directors since the NDC Rights may be redeemed by NDC at $.01 per NDC Right at any time on or prior to a stock acquisition. Thus, the NDC Rights are intended to encourage persons who may seek to acquire control of the company to initiate such an acquisition through negotiations with the Board of Directors. However, the effect of the NDC Rights may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial equity position in the equity securities of, or seeking to obtain control of, NDC. To the extent any potential acquirers are deterred by the NDC Rights, the NDC Rights may have the effect of preserving incumbent management in office.

     NDC Preferred Stock. NDC is authorized to issue 1,000,000 shares of NDC Preferred Stock, none of which is outstanding, although 300,000 shares of NDC Preferred Stock have been reserved for issuance pursuant to the NDC Rights described above. NDC Preferred Stock may be issued from time to time by the Board of Directors of NDC, without stockholder approval, in such series and with such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the Board of Directors. The issuance of NDC

Preferred Stock by the Board of Directors could adversely affect the rights of holders of shares of NDC Common Stock since NDC Preferred Stock may be issued having preference with respect to dividends and in liquidation over the NDC Common Stock, and have voting rights, contingent or otherwise, that could dilute the voting rights, net income per share and net book value of the NDC Common Stock. In addition, while the Board of Directors has no current intention of doing so, the ability of the Board of Directors to issue shares of NDC Preferred Stock and to set the voting powers and such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof without further stockholder action could help to perpetuate incumbent management of NDC or prevent a business combination involving NDC that is favored by NDC's stockholders. As of the date of this Proxy Statement/Prospectus, other than in connection with the NDC Rights described above, the Board of Directors has not authorized the issuance of any shares of NDC Preferred Stock, and NDC has no agreements, arrangements or understandings with respect to the issuance of any shares of NDC Preferred Stock.

     CIS. The authorized capital stock of CIS consists of 50,000,000 shares of CIS Common Stock, $.01 par value, and 20,000,000 shares of preferred stock, $.01 par value ("CIS Preferred Stock"). The following description of CIS capital stock is qualified in all respects by reference to the Certificate of Incorporation, as amended, and Bylaws, as amended, of CIS, copies of which are on file at CIS's principal executive offices.

     CIS Common Stock. CIS is authorized to issue 50,000,000 shares of CIS Common Stock, $.01 par value, 30,188,589 of which are outstanding. The holders of CIS Common Stock are entitled to one vote per share on all matters submitted to the stockholders for a vote. Subject to the preferences of the CIS Preferred Stock, all shares of CIS Common Stock participate equally in dividends when, as and if declared by the Board of Directors and share ratably subject to the rights and preferences of any CIS Preferred Stock, in net assets on dissolution. The shares of CIS Common Stock outstanding are duly authorized, validly issued, fully paid and nonassessable. The shares of CIS Common Stock have no preference, conversion, exchange or cumulative voting rights.

     CIS Preferred Stock. CIS is authorized to issue 20,000,000 shares of CIS Preferred Stock, 2,384,182 shares of which are outstanding. CIS Preferred Stock may be issued from time to time by the Board of Directors of CIS, without stockholder approval, in such series and with such voting powers, full or limited, and such designation, powers, preferences and rights, including conversion, redemption and other rights, qualifications, limitations or restrictions as may be fixed by the Board of Directors of CIS. The issuance of CIS Preferred Stock by the Board of Directors of CIS could adversely affect the rights of holders of shares of CIS Common Stock since CIS Preferred Stock may be issued having preference with respect to dividends and in liquidation over the CIS Common Stock, and have voting rights, contingent or otherwise, that could dilute the voting rights, net income per share and net book value of the CIS Common Stock. In addition, while the Board of Directors has no current intention of doing so, the ability of the Board of Directors to issue shares of CIS Preferred Stock and to set the voting powers and such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof without further stockholder action could help to perpetuate incumbent management of CIS or prevent a business combination involving CIS that is favored by CIS's stockholders.

     CIS Series A Preferred Stock. The Board of Directors, pursuant to CIS's Certificate of Incorporation, has designated one series, consisting of 2,384,182 shares, of CIS Preferred Stock (the "CIS Series A Preferred Stock"), of which 2,384,182 shares are outstanding. The number of shares designated as CIS Series A Preferred Stock may be increased or decreased (but not below the number then outstanding) by resolution of the Board of Directors. The rights of the holders of CIS Series A Preferred Stock are prior to those of the holders of CIS Common Stock with respect to amounts distributable to stockholders upon liquidation. The shares of CIS Series A Preferred Stock are not redeemable.

     Holders of CIS Series A Preferred Stock are entitled to share ratably in all dividends declared and paid to the holders of CIS Common Stock. Furthermore, no dividend may be declared, set aside, or paid to the holders of CIS Common Stock or any other class or series of CIS Capital Stock ranking junior to the CIS Series A Preferred Stock unless the full cumulative dividends (including the dividend, distribution, redemp-tion, purchase or other acquisition) on all outstanding shares of CIS Series A Preferred Stock shall have been, or shall then be, paid.

     The shares of CIS Series A Preferred Stock are convertible, at the option of the holder thereof, into an equal number of shares of CIS Common Stock (the "Conversion Ratio"). The Conversion Ratio is automatically proportionately adjusted in the event of a stock split, stock dividend, issuance of warrants, issuance of convertible debt or securities, or reclassification with respect to shares of CIS Common Stock. The Conversion Rate may also be increased by CIS as it considers advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

     In case of any consolidation or share exchange of CIS with, or merger of CIS into, any other person, any merger of another person into CIS (including the Merger, but excluding any other merger which does not result in any reclassification, conversion, exchange, or cancellation of outstanding shares of CIS Common Stock) or any sale or transfer of all or substantially all of the assets of CIS, the holders of shares of CIS Series A Preferred Stock are entitled to receive the same consideration as if such holder would have received had he converted his CIS Series A Preferred Stock into CIS Common Stock immediately prior to such consolidation, merger, share exchange, sale or transfer.

     Except as hereinafter described and as is required by law, the CIS Series A Preferred Stock has no voting rights. Whenever dividends payable on shares of CIS Series A Preferred Stock or any other series of CIS Preferred Stock are in arrears equal to two (2) full quarterly dividends thereon, the holders of the CIS Series A Preferred Stock, together with holders of shares of any other series of CIS Preferred Stock then outstanding which have equivalent voting rights, voting as a single class, may elect two additional members to the Board of Directors to serve until such time as all dividends in arrears on the CIS Series A Preferred Stock and all such other series of CIS Preferred Stock have been fully paid or set aside for payment. So long as any shares of CIS Series A Preferred Stock are outstanding, the consent of the holders of two-thirds of the outstanding shares of CIS Series A Preferred Stock, together with the holders of shares of any other series of CIS Preferred Stock voting as a single class shall be necessary to permit any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any provisions of the CIS certificate of incorporation which would materially affect any right, preference, privilege or power of the Series A Preferred Stock. In all instances in which holders of CIS Series A Preferred Stock are entitled to vote, such holders are entitled to one vote per share of CIS Series A Preferred Stock held.

DIRECTORS AND CLASSES OF DIRECTORS

  NDC


     The Board of Directors of NDC is divided into three classes as nearly equal in number as the total number of directors permits. Directors are elected to each class at successive annual meetings to serve three year terms. Any newly created or eliminated directorships resulting from an increase or decrease in the number of authorized directors are divided equally among the three classes so as to maintain such classes as nearly equal in number as possible. Any director or the entire Board of Directors of NDC may be removed from office only upon the affirmative vote of at least 80% of the holders of all classes of NDC stock, voting as a single class.


     The above-mentioned provisions (the "NDC Board Provisions") with regard to the Board of Directors of NDC may have certain anti-takeover effects by preventing or delaying a change in the membership of the Board of Directors of NDC. The NDC Board Provisions are intended to encourage persons who may seek to acquire control of NDC to initiate such an acquisition through negotiations with the Board of Directors of NDC. However, the effect of the NDC Board Provisions may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial position in the equity securities of, or seeking to obtain control of, NDC. To the extent any potential acquirors are deterred by the NDC Board Provisions, the NDC Board Provisions may have the effect of preserving incumbent management in office.

  CIS


     The Board of Directors of CIS is divided into three classes as nearly equal in number as the total number of directors permits. Directors are elected to each class at successive annual meetings to serve three year terms. Any newly created or eliminated directorships resulting from an increase or decrease in the number of authorized directors are divided equally among the three classes so as to maintain such classes as nearly equal in number as possible.



     The above-mentioned provisions (the CIS Board Provisions") with regard to the Board of Directors of CIS may have certain anti-takeover effects by preventing or delaying a change in the membership of the board of Directors of CIS. The CIS Board Provisions are intended to promote continuity and stability of CIS's management by ensuring that approximately two-thirds of CIS's directors at any given time will have previous experience as a CIS director. The CIS Board Provisions are further intended to encourage persons who may seek to acquire control of CIS to initiate such an acquisition through negotiations with the Board of Directors of CIS. However, the effect of the CIS Board Provisions may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial position in the equity securities of, or seeking to obtain control of, CIS. To the extent any potential acquirors are deterred by the CIS Board Provisions, the CIS Board Provisions may have the effect of preserving incumbent management in office.


STOCKHOLDER MEETINGS

  NDC

     NDC's bylaws provide for annual meetings of stockholders to be held on the third Thursday of October and for special meetings to be held: (i) on call of the Chairman or President; (ii) at the request of a majority of the members of the Board of Directors; or (iii) at the request of the holders of a majority of the then-outstanding capital stock of NDC entitled to vote. Stockholders entitled to vote are entitled to written notice stating the place, date, hour and, in the case of a special meeting, the purpose of the meeting not less than 10 nor more than 50 days before the date of the meeting. The holders of a majority of the stock issued and outstanding and entitled to vote at a meeting, present in person or represented by proxy, constitutes a quorum. When a quorum is present at a meeting, the vote of the holders of a majority of the stock having voting power, present in person or by proxy, can approve any resolution properly brought before the meeting, except for resolutions: (i) increasing the number of authorized shares of capital stock); (ii) approving of a Business Combination (as defined in NDC's certificate of incorporation); (iii) amending Article Fourth of NDC's certificate of incorporation (Business Combination provisions); (iv) removing any director or the entire Board of Directors; (v) amending Article Eighth, Thirteenth, or Fourteenth of NDC's certificate of incorporation (board classes, no stockholder action except at a meeting, and board authority to alter, amend or repeal bylaws without stockholder approval); or (vi) requiring a greater vote as provided by applicable law. The foregoing resolutions must be approved by the affirmative vote of (i) 50%; (ii) two-thirds; (iii) two-thirds; (iv) 80%; and (v) 80%, respectively of the stockholders entitled to vote.

  CIS

     CIS's bylaws provide for annual meetings to be held on the second Tuesday of May and for special meetings to be held (i) at the request of a majority of the Board of Directors; or (ii) at the request of the holders of 5% of the then-outstanding capital stock of CIS entitled to vote. Stockholders entitled to vote are entitled to written notice stating the place, date, hour, and, in the case of a special meeting, the purpose of the meeting not less than 10 nor more than 60 days before the date of the meeting. The holders of 50% of the stock issued and outstanding and entitled to vote at a meeting, present in person or represented by proxy, constitutes a quorum. When a quorum is present at a meting, the vote of the holders of a majority of the stock having voting power, present in person or by proxy, can approve any resolution properly brought before the meeting, except: (i) where such resolution relates to a merger, consolidation, reorganization, or other action or amendment which would materially affect any right, preference, privilege or power of the CIS Series A Preferred Stock, in which case the affirmative vote of the holders of two-thirds of the shares of CIS Series A Preferred Stock then outstanding is required, or
(ii) where a greater vote is required by applicable law.

ANTI-TAKEOVER PROVISIONS

  NDC

     NDC's Certificate and Bylaws and the NDC Rights Agreement contain certain protective provisions, which are intended to facilitate stability of leadership and enhance the NDC Board of Directors' role in connection with attempts to acquire control of NDC so that the Board may further and protect the interests of NDC, its stockholders, and its other constituencies as appropriate under the circumstances. In particular, if the Board determines that a sale of control is in the best interests of the stockholders, these protective provisions are designed to enhance the Board's ability to maximize the value to be received by the stockholders upon such a sale. Although NDC management believes that the protective provisions are beneficial to NDC's stockholders, such provisions may also discourage certain acquisition proposals, which may deprive NDC's stockholders of certain opportunities to sell their shares at a premium over prevailing market prices.

     Pursuant to its authority to issue different series of NDC Preferred Stock, the Board of Directors of NDC has established the NDC Rights Agreement and has designated the preferences and rights of the NDC Junior Preferred Stock to include certain provisions which may have the effect of discouraging unsolicited offers to acquire NDC. See "-- Stockholder Rights Plan."

  CIS

     The provision of CIS's Certificate granting the CIS Board of Directors the authority to provide for the issuance of CIS Preferred Stock in series may discourage certain acquisition proposals, which may deprive CIS's stockholders of certain opportunities to sell their shares at a premium over prevailing market prices. See "-- CIS Preferred Stock."

STOCKHOLDER RIGHTS PLAN

  NDC

     Each share of NDC Common Stock has attached to it one right (an "NDC Right") issued pursuant to a Rights Agreement between NDC and Wachovia Bank of North Carolina, N.A., as Rights Agent (the "NDC Rights Agreement"). Each NDC Right entitles its registered holder to purchase one one-hundredth of a share of NDC Participating Preferred Stock at a price of $45.00 (the "Purchase Price"), as adjusted from time to time under certain circumstances, after the earlier of
(i) the tenth day following the commencement of, or first public announcement of an intention to commence, a tender offer or exchange offer which, if successful, would result in any person or group having beneficial ownership of 15% or more of the outstanding NDC Common Stock (an "Acquiring Person"), and (ii) the tenth day after the first date of a public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding NDC Common Stock (the "Stock Acquisition Date") (in either case, the "Separation Date").

     The NDC Rights will not trade separately from the NDC Common Stock unless and until the Separation Date occurs. Because of the nature of the dividend, liquidation and voting rights of the shares of NDC Participating Preferred Stock, the value of the one one-hundredth of a share of NDC Participating Preferred Stock purchasable upon the exercise of each NDC Right should approximate the value of one share of NDC Common Stock.

     In the event that any person or group becomes an Acquiring Person, each holder of an NDC Right, except an Acquiring Person or any affiliate or associate thereof, will be entitled to purchase at the then-current Purchase Price shares of NDC Common Stock with a market value of two times the Purchase Price.

     In the event that NDC is acquired in a merger or other business combination, or 30% or more of its assets or earning power is sold to any person or group other than NDC or its wholly-owned subsidiaries, then, in each such case, each holder of an NDC Right, except an Acquiring Person or an affiliate or an associate thereof, will be entitled to purchase shares of stock of the other party to the business combination with a market value of two times the Purchase Price.

     Prior to the Stock Acquisition Date the NDC Rights are redeemable for one cent per NDC Right at the option of the Board of Directors. The NDC Rights will expire on January 18, 2001, or at an earlier date under certain circumstances.

     The NDC Rights will not prevent a takeover of NDC. The NDC Rights, however, may cause substantial dilution to a person or group that acquires 20% or more of the NDC Common Stock unless the NDC Rights are first redeemed or terminated by the Board of Directors of NDC. Nevertheless, the NDC Rights should not interfere with a transaction that is in the best interests of NDC and its stockholders because the NDC Rights can be redeemed or terminated, as hereinbefore described, before the consummation of such a transaction.

  CIS

     CIS has not adopted any rights or similar plan.

                                    EXPERTS

     The consolidated financial statements of NDC at May 31, 1995 and 1994, and for each of the three years in the period ended May 31, 1995, incorporated by reference in the Registration Statement, have been incorporated by reference herein in reliance upon the reports of Arthur Andersen LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of CIS at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, incorporated by reference in the Registration Statement, have been incorporated by reference herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The financial statements as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 of MasterCard Automated Point-of-Sale Program (an organizational unit of MasterCard International Incorporated) incorporated in this Prospectus by reference to the Current Report on Form 8-K of NDC dated April 1, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS


     The legality of the shares of NDC Common Stock being offered hereby is being passed upon for NDC by Alston & Bird, Atlanta, Georgia. Alston & Bird, counsel for NDC, also will opine as to certain federal income tax consequences of the Merger. See "THE MERGER -- Certain Federal Income Tax Consequences." Neil Williams, managing partner of Alston & Bird, is a director and stockholder of NDC.


                           CIS STOCKHOLDER PROPOSALS


     CIS will hold a 1997 annual meeting of stockholders only if the Merger is not consummated before the time of such meeting. In the event that such meeting is held, any proposals of stockholders intended to be presented at the 1997 annual meeting of stockholders must be received by CIS at its principal executive offices a reasonable time before the mailing of the proxy statement for the 1997 annual meeting of stockholders in order to be considered for inclusion in CIS's proxy statement for such annual meeting.

                                 OTHER MATTERS

     As of the date of this Proxy Statement/Prospectus, CIS's Board of Directors knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement/ Prospectus. However, if any other matter shall come before the Special Meeting or any adjournments or postponements thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by such proxy as to any such matters that fall within the purposes set forth in the Notice of Special Meeting as determined by a majority of the Board of Directors of CIS.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           C.I.S. TECHNOLOGIES, INC.,

                                NDC MERGER CORP.

                                      AND

                           NATIONAL DATA CORPORATION

                           DATED AS OF APRIL 15, 1996

                                    CONTENTS


PARTIES..................................................................................   A-1
PREAMBLE.................................................................................   A-1
ARTICLE 1 -- TRANSACTIONS AND TERMS OF MERGER............................................   A-1
    1.1    Merger........................................................................   A-1
    1.2    Time and Place of Closing.....................................................   A-1
    1.3    Effective Time................................................................   A-1
ARTICLE 2 -- TERMS OF MERGER.............................................................   A-2
    2.1    Charter.......................................................................   A-2
    2.2    Bylaws........................................................................   A-2
    2.3    Directors and Officers........................................................   A-2
ARTICLE 3 -- MANNER OF CONVERTING SHARES.................................................   A-2
    3.1    Conversion of Shares..........................................................   A-2
    3.2    Anti-Dilution Provisions......................................................   A-2
    3.3    Shares Held by CIS or NDC.....................................................   A-2
    3.4    Fractional Shares.............................................................   A-3
    3.5    Dissenting Shareholders.......................................................   A-3
    3.6    Conversion of Stock Options; Restricted Stock.................................   A-3
ARTICLE 4 -- EXCHANGE OF SHARES..........................................................   A-6
    4.1    Exchange Procedures...........................................................   A-6
    4.2    Rights of Former CIS Stockholders.............................................   A-6
ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES OF CIS.......................................   A-7
    5.1    Organization, Standing, and Power.............................................   A-7
    5.2    Authority; No Breach By Agreement.............................................   A-7
    5.3    Capital Stock.................................................................   A-7
    5.4    CIS Subsidiaries..............................................................   A-8
    5.5    SEC Filings; Financial Statements.............................................   A-8
    5.6    Absence of Undisclosed Liabilities............................................   A-9
    5.7    Absence of Certain Changes or Events..........................................   A-9
    5.8    Tax Matters...................................................................   A-9
    5.9    Assets........................................................................  A-10
    5.10   Intellectual Property.........................................................  A-10
    5.11   Environmental Matters.........................................................  A-10
    5.12   Compliance With Laws..........................................................  A-11
    5.13   Labor Relations...............................................................  A-11
    5.14   Employee Benefit Plans........................................................  A-11
    5.15   Material Contracts............................................................  A-12
    5.16   Legal Proceedings.............................................................  A-13
    5.17   Statements True and Correct...................................................  A-13
    5.18   Accounting, Tax and Regulatory Matters........................................  A-13
    5.19   State Takeover Laws...........................................................  A-14
    5.20   Charter Provisions............................................................  A-14
ARTICLE 6 -- REPRESENTATIONS AND WARRANTIES OF NDC.......................................  A-14
    6.1    Organization, Standing, and Power.............................................  A-14
    6.2    Authority; No Breach By Agreement.............................................  A-14
    6.3    Capital Stock.................................................................  A-15
    6.4    Authority of Sub..............................................................  A-15
    6.5    SEC Filings; Financial Statements.............................................  A-15
    6.6    Absence of Undisclosed Liabilities............................................  A-15
    6.7    Absence of Certain Changes or Events..........................................  A-16
    6.8    Compliance With Laws..........................................................  A-16
    6.9    Legal Proceedings.............................................................  A-16

    6.10   Statements True and Correct...................................................  A-16
    6.11   Tax and Regulatory Matters....................................................  A-17
ARTICLE 7 -- CONDUCT OF BUSINESS PENDING CONSUMMATION....................................  A-17
    7.1    Affirmative Covenants of CIS..................................................  A-17
    7.2    Negative Covenants of CIS.....................................................  A-17
    7.3    Covenants of NDC..............................................................  A-18
    7.4    Adverse Changes in Condition..................................................  A-19
    7.5    Reports.......................................................................  A-19
ARTICLE 8 -- ADDITIONAL AGREEMENTS.......................................................  A-19
    8.1    Registration Statement; Proxy Statement; Stockholder Approval.................  A-19
    8.2    Exchange Listing..............................................................  A-19
    8.3    Applications; Antitrust Notification..........................................  A-19
    8.4    Filings with State Offices....................................................  A-20
    8.5    Agreement as to Efforts to Consummate.........................................  A-20
    8.6    Investigation and Confidentiality.............................................  A-20
    8.7    Press Releases................................................................  A-20
    8.8    Certain Actions...............................................................  A-21
    8.9    Tax and Accounting Treatment..................................................  A-21
    8.10   State Takeover Laws...........................................................  A-21
    8.11   Charter Provisions............................................................  A-21
    8.12   Agreements of Affiliates......................................................  A-21
    8.13   Employee Benefits and Contracts...............................................  A-21
    8.14   Indemnification...............................................................  A-22
ARTICLE 9 -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE...........................  A-23
    9.1    Conditions to Obligations of Each Party.......................................  A-23
    9.2    Conditions to Obligations of NDC..............................................  A-24
    9.3    Conditions to Obligations of CIS..............................................  A-25
ARTICLE 10 -- TERMINATION................................................................  A-25
    10.1   Termination...................................................................  A-25
    10.2   Effect of Termination.........................................................  A-26
    10.3   Non-Survival of Representations and Covenants.................................  A-26
ARTICLE 11 -- MISCELLANEOUS..............................................................  A-27
    11.1   Definitions...................................................................  A-27
    11.2   Expenses......................................................................  A-33
    11.3   Brokers and Finders...........................................................  A-34
    11.4   Entire Agreement..............................................................  A-34
    11.5   Amendments....................................................................  A-34
    11.6   Waivers.......................................................................  A-34
    11.7   Assignment....................................................................  A-35
    11.8   Notices.......................................................................  A-35
    11.9   Governing Law.................................................................  A-36
    11.10  Counterparts..................................................................  A-36
    11.11  Captions; Articles and Sections...............................................  A-36
    11.12  Interpretations...............................................................  A-36
    11.13  Exclusive Remedy for Breaches of Agreement....................................  A-36
    11.14  Severability..................................................................  A-36
SIGNATURES...............................................................................  A-37

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of April 15, 1996, by and among C.I.S. TECHNOLOGIES, INC. ("CIS"), a Delaware corporation having its principal office located in Tulsa, Oklahoma; NDC MERGER CORP. ("Sub"), a Delaware corporation having its principal office located in Atlanta, Georgia; and NATIONAL DATA CORPORATION ("NDC"), a Delaware corporation having its principal office located in Atlanta, Georgia.

                                    PREAMBLE

     The Boards of Directors of CIS, Sub and NDC are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the acquisition of CIS by NDC pursuant to the merger of Sub with and into CIS. At the effective time of such merger, the outstanding shares of the capital stock of CIS shall be converted into the right to receive shares of the common stock of NDC (except as provided herein). As a result, stockholders of CIS shall become stockholders of NDC and CIS shall continue to conduct its business and operations as a wholly owned subsidiary of NDC. The transactions described in this Agreement are subject to the approvals of the stockholders of CIS, expiration of the required waiting period under the HSR Act, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and for accounting purposes shall qualify for treatment as a pooling of interests.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Sub shall be merged with and into CIS in accordance with the provisions of Section 251 of the DGCL and with the effect provided in Sections 259 and 261 of the DGCL (the "Merger"). CIS shall be the Surviving Corporation resulting from the Merger and shall become a wholly-owned Subsidiary of NDC and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of CIS, Sub and NDC and by the sole stockholder of Sub.

     1.2 TIME AND PLACE OF CLOSING. The closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree (the "Closing"). The Closing shall be held at such place as may be mutually agreed upon by the Parties.

     1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of CIS approve this Agreement to the extent such approval is required by applicable Law.

                                   ARTICLE 2

                                TERMS OF MERGER

     2.1 CHARTER. The Certificate of Incorporation of CIS in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until otherwise amended or repealed.

     2.2 BYLAWS. The Bylaws of CIS in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

     2.3 DIRECTORS AND OFFICERS. The directors of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of CIS in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 CONVERSION OF SHARES. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of NDC, CIS, Sub or the stockholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of NDC Capital Stock, including any associated NDC Rights, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of Sub Common Stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into one share of CIS Common Stock.

          (c) Each share of CIS Common Stock (excluding shares held by any CIS Company or any NDC Company) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive .08682 shares of NDC Common Stock (the "Common Stock Exchange Ratio").

          (d) Each share of CIS Series A Preferred Stock (excluding shares held by any CIS Company or any NDC Company, excluding shares held by shareholders who perfect their statutory dissenters' rights as provided in
     Section 3.5 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive that number of shares of NDC Common Stock as equals the product of the Common Stock Exchange Ratio and the number of shares of CIS Common Stock into which such share of CIS Series A Preferred Stock, if fully convertible, would be convertible (the "Preferred Stock Exchange Ratio").

          (e) Pursuant to the NDC Rights Agreement, each share of NDC Common Stock issued in connection with the Merger upon conversion of CIS Capital Stock shall be accompanied by an NDC Right.

     3.2 ANTI-DILUTION PROVISIONS. In the event NDC changes the number of shares of NDC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Common Stock Exchange Ratio and the Preferred Stock Exchange Ratio shall be proportionately adjusted.

     3.3 SHARES HELD BY CIS OR NDC. Each of the shares of CIS Common Stock held by any CIS Company or by any NDC Company shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of CIS Capital Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of NDC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of NDC Common Stock multiplied by the market value of one share of NDC Common Stock at the Effective Time. The market value of one share of NDC Common Stock at the Effective Time shall be the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

     3.5 DISSENTING SHAREHOLDERS. Any holder of shares of CIS Series A Preferred Stock who perfects his dissenters' rights in accordance with and as contemplated by Section 262 of the DGCL shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the DGCL and surrendered to CIS the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting holder of CIS Series A Preferred Stock fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, NDC shall issue and deliver the consideration to which such holder of shares of CIS Series A Preferred Stock is entitled under this
Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of CIS Series A Preferred Stock held by him. If and to the extent required by applicable Law, Surviving Corporation will establish (or cause to be established) an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting shareholders. Upon satisfaction of all claims of dissenting holders of CIS Series A Preferred Stock, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to the Surviving Corporation.

     3.6 CONVERSION OF STOCK OPTIONS AND WARRANTS; RESTRICTED STOCK.

          (a) At the Effective Time, each option or other right to purchase shares of CIS Common Stock pursuant to stock options or stock appreciation rights granted by CIS under the CIS Stock Plans (collectively, "CIS Options"), which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become Rights with respect to NDC Common Stock, and NDC shall assume each CIS Option, in accordance with the terms of the CIS Stock Plan and stock option agreement or other agreement by which it is evidenced, except that from and after the Effective Time,
     (i) NDC and its Compensation Committee shall be substituted for CIS and the Committee of CIS's Board of Directors (including, if applicable, the entire Board of Directors of CIS) administering any CIS Stock Plan, (ii) each CIS Option assumed by NDC may be exercised solely for shares of NDC Common Stock (or cash, if so provided under the terms of such CIS Option), (iii) the number of shares of NDC Common Stock subject to such CIS Option shall be equal to the number of shares of CIS Common Stock subject to such CIS Option immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio, and (iv) the per share exercise price under each such CIS Option shall be adjusted by dividing the per share exercise price under each such CIS Option by the Common Stock Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, NDC shall not be obligated to issue any fraction of a share of NDC Common Stock upon exercise of CIS Options and any fraction of a share of NDC Common Stock that otherwise would be subject to a converted CIS Option shall represent the right to receive a cash payment upon exercise of such converted CIS Option equal to the product of such fraction and the difference between the market value of one share of NDC Common Stock at the time of exercise of such Option and the per share exercise price of such Option. The market value of one share of NDC Common Stock at the time of exercise of an Option shall be the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the date of exercise. In addition, notwithstanding the clauses (iii) and (iv) of the first sentence of this
     Section 3.6, each CIS Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. CIS and NDC agree to take all necessary steps to effectuate the foregoing provisions of this Section 3.6, including using their reasonable efforts to obtain from each holder of a CIS Option any Consent or Contract that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section 3.6. Anything in this Agreement to the contrary notwithstanding, NDC shall have the right, in its sole discretion, not to deliver the consideration provided in this Section
     3.6 to a former holder of a CIS Option who has not delivered such Consent or Contract.

          (b) As soon as practicable after the Effective Time, NDC shall deliver to the participants in each CIS Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to such CIS Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.6(a) after giving effect to the Merger), and NDC shall comply with the terms of each CIS Stock Plan to ensure, to the extent required by, and subject to the provisions of, such CIS Stock Plan, that CIS Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, NDC shall take all corporate action necessary to reserve for issuance sufficient shares of NDC Common Stock for delivery upon exercise of CIS Options assumed by it in accordance with this Section 3.6.

          (c) At the Effective Time, each HRS Warrant which is outstanding at the Effective Time, whether or not exercisable, shall be converted into and become a Right with respect to NDC Common Stock, and NDC shall assume each HRS Warrant, in accordance with the terms of the HRS Warrant Agreement, except that from and after the Effective Time, (i) each HRS Warrant assumed by NDC may be exercised solely for shares of NDC Common Stock, (ii) the number of shares of NDC Common Stock subject to such HRS Warrant shall be equal to the number of shares of CIS Common Stock subject to such HRS Warrant immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio, and (iii) the per share exercise price under each such HRS Warrant shall be adjusted by dividing the per share exercise price under each such HRS Warrant by the Common Stock Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (ii) of the preceding sentence, NDC shall not be obligated to issue any fraction of a share of NDC Common Stock upon exercise of HRS Warrants and any fraction of a share of NDC Common Stock that otherwise would be subject to a converted HRS Warrants shall represent the right to receive a cash payment upon exercise of such converted HRS Warrants equal to the product of such fraction and the difference between the market value of one share of NDC Common Stock at the time of exercise of such HRS Warrant and the per share exercise price of such HRS Warrant. The market value of one share of NDC Common Stock at the time of exercise of an HRS Warrant shall be the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the date of exercise. CIS and NDC agree to take all necessary steps to effectuate the foregoing provisions of this Section 3.6, including using their reasonable efforts to obtain from each holder of an HRS Warrant any Consent or Contract that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section 3.6. Anything in this Agreement to the contrary notwithstanding, NDC shall have the right, in its sole discretion, not to deliver the consideration provided in this Section 3.6 to a former holder of an HRS Warrant who has not delivered such Consent or Contract.

          (d) At the Effective Time, each CIS Convertible Note which is outstanding at the Effective Time, whether or not exercisable, shall be converted into and become a Right with respect to NDC Common Stock, and NDC shall assume each CIS Convertible Note, in accordance with the terms of the CIS Convertible Note Agreement, except that from and after the Effective Time, (i) each CIS Convertible Note assumed by NDC may be converted solely into shares of NDC Common Stock, (ii) the number of shares of NDC Common Stock subject to such CIS Convertible Note shall be equal to the number of shares of CIS Common Stock subject to such CIS Convertible Note immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio, and (iii) the per share conversion price under each such CIS Convertible Note shall be adjusted by dividing the per share conversion price under each such CIS Convertible Note by the Common Stock Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (ii) of the preceding sentence, NDC shall not be obligated to issue any fraction of a share of NDC Common Stock upon conversion of CIS Convertible Notes and any fraction of a share of NDC Common Stock that otherwise would be subject to a converted CIS Convertible Note shall represent the right to receive a cash payment upon conversion of such converted CIS Convertible Notes equal to the product of such fraction and the difference between the market value of one share of NDC Common Stock at the time of conversion of such CIS Convertible Note and the per share conversion price of such CIS Convertible Note. The market value of one share of NDC Common Stock at the time of exercise of an CIS Convertible Note shall be the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the date of exercise. CIS and NDC agree to take all necessary steps to effectuate the foregoing provisions of this Section 3.6, including using their reasonable efforts to obtain from each holder of an CIS Convertible Note any Consent or Contract that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section
     3.6. Anything in this Agreement to the contrary notwithstanding, NDC shall have the right, in its sole discretion, not to deliver the consideration provided in this Section 3.6 to a former holder of an CIS Convertible Note who has not delivered such Consent or Contract.

          (e) At the Effective Time, each BT Warrant which is outstanding at the Effective Time, whether or not exercisable, shall be converted into and become a Right with respect to NDC Common Stock, and NDC shall assume each BT Warrant, in accordance with the terms of the BT Warrant Agreement, except that from and after the Effective Time, (i) each BT Warrant assumed by NDC may be exercised solely for shares of NDC Common Stock, (ii) the number of shares of NDC Common Stock subject to such BT Warrant shall be equal to the number of shares of CIS Series A Preferred Stock subject to such BT Warrant immediately prior to the Effective Time multiplied by the Preferred Stock Exchange Ratio, and (iii) the per share exercise price under each such BT Warrant shall be adjusted by dividing the per share exercise price under each such BT Warrant by the Preferred Stock Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (ii) of the preceding sentence, NDC shall not be obligated to issue any fraction of a share of NDC Common Stock upon exercise of BT Warrants and any fraction of a share of NDC Common Stock that otherwise would be subject to a converted BT Warrants shall represent the right to receive a cash payment upon exercise of such converted BT Warrants equal to the product of such fraction and the difference between the market value of one share of NDC Common Stock at the time of exercise of such BT Warrant and the per share exercise price of such BT Warrant. The market value of one share of NDC Common Stock at the time of exercise of an BT Warrant shall be the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the date of exercise. CIS and NDC agree to take all necessary steps to effectuate the foregoing provisions of this Section 3.6, including using their reasonable efforts to obtain from each holder of an BT Warrant any Consent or Contract that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section 3.6. Anything in this Agreement to the contrary notwithstanding, NDC shall have the right, in its sole discretion, not to deliver the consideration provided in this
     Section 3.6 to a former holder of an BT Warrant who has not delivered such Consent or Contract.

          (f) All contractual restrictions or limitations on transfer with respect to CIS Common Stock awarded under the CIS Stock Plans or any other plan, program, Contract or arrangement of any CIS Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, Contract or arrangement, shall remain in full force and effect with respect to shares of NDC Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

     4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, NDC and CIS shall cause the exchange agent, Wachovia Bank of North Carolina, N.A. (the "Exchange Agent") to mail to the former stockholders of CIS appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of CIS Capital Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties. After the Effective Time, each holder of shares of CIS Capital Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or, in the case of CIS Series A Preferred Stock, as to which statutory dissenters' rights have been perfected as provided in Section 3.5 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.4 of this Agreement, each holder of shares of CIS Capital Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of NDC Common Stock to which such holder may be otherwise entitled (without interest). NDC shall not be obligated to deliver the consideration to which any former holder of CIS Capital Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of CIS Capital Stock for exchange as provided in this Section 4.1. The certificate or certificates of CIS Capital Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither NDC, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of CIS Capital Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law. Adoption of this Agreement by the stockholders of CIS shall constitute ratification of the appointment of the Exchange Agent.

     4.2 RIGHTS OF FORMER CIS STOCKHOLDERS. At the Effective Time, the stock transfer books of CIS shall be closed as to holders of CIS Capital Stock immediately prior to the Effective Time and no transfer of CIS Capital Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of CIS Capital Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or, in the case of CIS Series A Preferred Stock, as to which statutory dissenters' rights have been perfected as provided in Section 3.5 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by CIS in respect of such shares of CIS Capital Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by NDC on the NDC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of NDC Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of NDC Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of CIS Capital Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such CIS Capital Stock certificate, both the NDC Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF CIS

     CIS hereby represents and warrants to NDC, subject to the provisions of
Section 9.2(a), as follows:

     5.1 ORGANIZATION, STANDING, AND POWER. CIS is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. CIS is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CIS.

     5.2 AUTHORITY; NO BREACH BY AGREEMENT.

          (a) CIS has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CIS, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of CIS Common Stock and by the holders of two-thirds of the outstanding shares of CIS Series A Preferred Stock, which are the only stockholder votes required for approval of this Agreement and consummation of the Merger by CIS. Subject to such requisite stockholder approvals, this Agreement represents a legal, valid, and binding obligation of CIS, enforceable against CIS in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by CIS, nor the consummation by CIS of the transactions contemplated hereby, nor compliance by CIS with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of CIS's Certificate of Incorporation or Bylaws, or (ii) except as disclosed in Section 5.2 of the CIS Disclosure Memorandum, constitute or result in a Material Default under, or require any Consent pursuant to, or result in the creation of any Material Lien on any Asset of any CIS Company under, any Contract or Permit of any CIS Company, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any CIS Company or any of their respective material Assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by CIS of the Merger and the other transactions contemplated in this Agreement.

     5.3 CAPITAL STOCK.

          (a) The authorized capital stock of CIS consists of (i) 50,000,000 shares of CIS Common Stock, of which 30,188,589 shares are issued and outstanding as of the date of this Agreement and not more than 30,188,589 shares, plus any shares issued as a result of the exercise of an option, warrant or other conversion right existing as of the date of this Agreement, will be issued and outstanding at the Effective Time, and (ii) 20,000,000 shares of preferred stock, par value $.01 per share, of which 2,384,182 shares of CIS Series A Preferred Stock are issued and outstanding as of the date of this Agreement and not more than 2,384,182 shares of CIS Series A Preferred Stock will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of CIS are duly and validly issued and outstanding and are fully paid and nonassessable under the DGCL. None of the outstanding shares of capital stock of CIS has been issued in violation of any preemptive rights of the current or past stockholders of CIS.

          (b) Except as set forth in Section 5.3(a) of this Agreement, or as disclosed in Section 5.3 of the CIS Disclosure Memorandum, there are no shares of capital stock or other equity securities of CIS outstanding and no outstanding Rights relating to the capital stock of CIS.

     5.4 CIS SUBSIDIARIES. CIS has disclosed in Section 5.4 of the CIS Disclosure Memorandum all of the CIS Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the Subsidiaries that are general or limited partnerships or other non-corporate entities (identifying the law under which such entity is organized, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 5.4 of the CIS Disclosure Memorandum, CIS or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each CIS Subsidiary. No capital stock (or other equity interest) of any CIS Subsidiary is or may become required to be issued (other than to another CIS Company) by reason of any Rights, and there are no Contracts by which any CIS Subsidiary is bound to issue (other than to another CIS Company) additional shares of its capital stock (or other equity interests) or Rights or by which any CIS Company is or may be bound to transfer any shares of the capital stock (or other equity interests) of any CIS Subsidiary (other than to another CIS Company). There are no Contracts relating to the rights of any CIS Company to vote or to dispose of any shares of the capital stock (or other equity interests) of any CIS Subsidiary. Except as disclosed in Section 5.4 of the CIS Disclosure Memorandum, all of the shares of capital stock (or other equity interests) of each CIS Subsidiary held by a CIS Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the CIS Company free and clear of any Lien. Except as disclosed in
Section 5.4 of the CIS Disclosure Memorandum, each CIS Subsidiary is a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each CIS Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CIS. The minute book and other organizational documents for each CIS Subsidiary have been made available to NDC for its review, and, except as disclosed in Section 5.4 of the CIS Disclosure Memorandum, are true and complete as in effect as of the date of this Agreement and accurately reflect all amendments thereto and all proceedings of the Board of Directors and stockholders thereof.

     5.5 SEC FILINGS; FINANCIAL STATEMENTS.

          (a) Except as disclosed in Section 5.5 of the CIS Disclosure Memorandum, CIS has timely filed and made available to NDC all SEC Documents required to be filed by CIS since December 31, 1992 (the "CIS SEC Reports"). The CIS SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such CIS SEC Reports or necessary in order to make the statements in such CIS SEC Reports, in light of the circumstances under which they were made, not misleading. None of the CIS Subsidiaries is required to file any SEC Documents.

          (b) Each of the CIS Financial Statements (including, in each case, any related notes) contained in the CIS SEC Reports, including any CIS SEC Reports filed after the date of this Agreement until the

     Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of CIS and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in the aggregate in amount or effect.

     5.6 ABSENCE OF UNDISCLOSED LIABILITIES. No CIS Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CIS, except Liabilities which are accrued or reserved against in the consolidated balance sheet of CIS as of December 31, 1995, included in the CIS Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No CIS Company has incurred or paid any Liability since December 31, 1995, except as disclosed in Section 5.6 of the CIS Disclosure Memorandum, and except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CIS. Except as disclosed in Section 5.6 of the CIS Disclosure Memorandum, no CIS Company is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person, other than another CIS Company, for any amount in excess of $100,000.

     5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1995, except as disclosed in the CIS Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the CIS Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CIS, and (ii) the CIS Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of CIS provided in Article 7 of this Agreement.

     5.8 TAX MATTERS.

          (a) All Tax Returns required to be filed by or on behalf of any of the CIS Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as disclosed in Section
     5.8 of the CIS Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

          (b) None of the CIS Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

          (c) The provision for any Taxes due or to become due for any of the CIS Companies for the period or periods through and including the date of the respective CIS Financial Statements that has been made and is reflected on such CIS Financial Statements is sufficient to cover all such Taxes.

          (d) Deferred Taxes of the CIS Companies have been provided for in accordance with GAAP.

          (e) Each of the CIS Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

          (f) Except as disclosed in Section 5.8 of the CIS Disclosure Memorandum, none of the CIS Companies has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

          (g) Except with respect to the acquisition by CIS of Hospital Cost Consultants, Inc. ("HCC"), there has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the CIS Companies that occurred during or after any Taxable Period in which the CIS Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1995. Except for losses attributable to HCC, none of the CIS Companies have any losses or income tax credit carryforwards that are subject to limitation under Section 382 of the Internal Revenue Code.

     5.9 ASSETS. Except as disclosed in Section 5.9 of the CIS Disclosure Memorandum, the CIS Companies have indefeasible title, free and clear of all Liens, to all of their respective owned Assets. All tangible properties used in the businesses of the CIS Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with CIS's past practices. All Assets which are material to CIS's business on a consolidated basis, held under leases or subleases by any of the CIS Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. None of the CIS Companies has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $100,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any CIS Company under such policies. The Assets of the CIS Companies include all Assets required to operate the business of the CIS Companies as presently conducted.

     5.10 INTELLECTUAL PROPERTY. Each CIS Company owns or has a license to use all of the Intellectual Property used by such CIS Company in the course of its business. Each CIS Company is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such CIS Company in connection with such CIS Company's business operations, and such CIS Company has the right to convey by sale or license any Intellectual Property so conveyed. No CIS company is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of CIS threatened, which challenge the rights of any CIS Company with respect to Intellectual Property used, sold or licensed by such CIS Company in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the CIS Companies does not infringe any Intellectual Property of any other person. Except as disclosed in
Section 5.10 of the CIS Disclosure Memorandum, no CIS Company is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 5.10 of the CIS Disclosure Memorandum, every officer and director, and substantially all employees of each of the CIS Companies is a party to a Contract which requires such officer, director or employee to keep confidential any trade secrets, proprietary data, customer information, or other business information of CIS. Except as disclosed in
Section 5.10 of the CIS Disclosure Memorandum, no officer, director or, to CIS's Knowledge, any employee of any CIS Company has any agreement which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person other than such an agreement by and between such officer, director or employee and a CIS Company.

     5.11 ENVIRONMENTAL MATTERS.

          (a) Each CIS Company, the Participation Facilities over which a CIS Company has control, and its Operating Properties are, and have been, in compliance with all Environmental Laws.

          (b) There is no Litigation pending or to the Knowledge of CIS, threatened before any court, governmental agency, or governmental authority or other governmental forum in which any CIS Company or any of its Operating Properties or Participation Facilities (or CIS in respect of such

     Operating Property or Participation Facility) has been or, with respect to threatened Litigation, has been threatened to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any CIS Company or any of its Operating Properties or Participation Facilities.

          (c) There have been no releases of Hazardous Material in, on, under or affecting (or potentially affecting) any Operating Properties or Participation Facilities. No CIS Company has released any Hazardous Material in, on or under any property adjacent to the Participation Facilities or its Operating Properties.

     5.12 COMPLIANCE WITH LAWS. Each CIS Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as disclosed in Section 5.12 of the CIS Disclosure Memorandum, none of the CIS Companies:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any CIS Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any CIS Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking.

Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to NDC.

     5.13 LABOR RELATIONS. Except as disclosed in Section 5.13 of the CIS Disclosure Memorandum, no CIS Company is the subject of any Litigation asserting that it or any other CIS Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other CIS Company to bargain with any labor organization as to wages or conditions of employment, nor is any CIS Company party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any CIS Company, pending or threatened, or to the Knowledge of CIS, is there any activity involving any CIS Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.14 EMPLOYEE BENEFIT PLANS.

          (a) CIS has disclosed in Section 5.14 of the CIS Disclosure Memorandum, and has delivered or made available to NDC prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any CIS Company or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "CIS Benefit Plans"). Any of the CIS Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "CIS ERISA Plan."

          (b) Except as disclosed in Section 5.14 of the CIS Disclosure Memorandum, all CIS Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CIS. Except as disclosed in Section 5.14 of the CIS Disclosure Memorandum, each CIS ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and CIS is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No CIS Company has engaged in a transaction with respect to any CIS Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any CIS Company to a Tax imposed by either
     Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

          (c) No CIS ERISA Plan is also, and no CIS Company has ever maintained or contributed to, a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code). No CIS Company has provided, or is required to provide, security to any defined benefit plan or to any single-employer plan of any entity which is considered one employer with CIS under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") pursuant to Section 401(a)(29) of the Internal Revenue Code.

          (d) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any CIS Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No CIS Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of
     Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any CIS ERISA Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

          (e) Except as disclosed in Section 5.14 of the CIS Disclosure Memorandum, no CIS Company has any Liability for retiree health and life benefits under any of the CIS Benefit Plans and there are no restrictions on the rights of such CIS Company to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder.

          (f) Except as disclosed in Section 5.14 of the CIS Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any CIS Company from any CIS Company under any CIS Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any CIS Benefit Plan, or
     (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CIS.

          (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any CIS Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the CIS Financial Statements to the extent required by and in accordance with GAAP.

     5.15 MATERIAL CONTRACTS. Except as disclosed in Section 5.9, 5.14 or 5.15 of the CIS Disclosure Memorandum, none of the CIS Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any CIS Company or the guarantee by any CIS Company of any such obligation (other than (x) a guarantee by one CIS Company of such obligation on the part of another CIS Company, and (y) Contracts evidencing trade payables), (iii) any

Contracts which prohibit or restrict any CIS Company from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among a CIS Company and another CIS Company that is not wholly-owned, directly or indirectly, by CIS, (v) any lease of real property as lessee or lessor, (vi) any material Contract involving Intellectual Property (excluding Intellectual Property Contracts with customers or payors entered into in the ordinary course of CIS's business, "shrink-wrap" licenses and licenses for software that are commercially available for $5,000.00 or less), (vii) any customer Contract which, when considered in the aggregate with all other Contracts with the same customer, constituted in excess of five percent (5.0%) of CIS's total revenues for the fiscal year ended December 31, 1995, (viii) any network and communication systems or services Contract, (ix) any capital lease, and (x) any other Contract or amendment thereto that would be required to be filed by CIS with the SEC pursuant to the requirements of the 1934 Act as of the date of this Agreement, other than as have been so filed (together with all Contracts referred to in Sections 5.9 and 5.14(a) of this Agreement, the "CIS Contracts"). CIS hereby represents that it has provided NDC with copies of each of its forms of customer Contract, as well as a list of its substantial customers as of a recent practicable date. With respect to each CIS Contract and except as disclosed in Section 5.15 of the CIS Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no CIS Company is in Default thereunder; (iii) no CIS Company has repudiated or waived in writing any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of CIS, in Default in any respect or has repudiated or waived in writing any material provision thereunder. All of the indebtedness of any CIS Company for money borrowed is prepayable at any time by such CIS Company without penalty or premium.

     5.16 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of CIS, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any CIS Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CIS, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding exclusively against any CIS Company.
Section 5.16 of the CIS Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any CIS Company is a party and which names a CIS Company as a defendant or cross-defendant.

     5.17 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any CIS Company or any Affiliate thereof to NDC pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any CIS Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by NDC with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any CIS Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to CIS's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by a CIS Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of CIS, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any CIS Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     5.18 ACCOUNTING, TAX AND REGULATORY MATTERS. No CIS Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     5.19 STATE TAKEOVER LAWS. Each CIS Company has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws (collectively, "Takeover Laws"), including Section 203 of the DGCL.

     5.20 CHARTER PROVISIONS. Each CIS Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of any CIS Company or restrict or impair the ability of NDC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any CIS Company that may be directly or indirectly acquired or controlled by it.

                                   ARTICLE 6

                     REPRESENTATIONS AND WARRANTIES OF NDC

     NDC hereby represents and warrants to CIS as follows:

     6.1 ORGANIZATION, STANDING, AND POWER. NDC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. NDC is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NDC.

     6.2 AUTHORITY; NO BREACH BY AGREEMENT.

          (a) NDC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of NDC. This Agreement represents a legal, valid, and binding obligation of NDC, enforceable against NDC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by NDC, nor the consummation by NDC of the transactions contemplated hereby, nor compliance by NDC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of NDC's Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any NDC Company under, any Contract or Permit of any NDC Company, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any NDC Company or any of their respective material Assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by NDC of the Merger and the other transactions contemplated in this Agreement.

     6.3 CAPITAL STOCK. The authorized capital stock of NDC consists of (i) 60,000,000 shares of NDC Common Stock, of which 23,106,725 shares are issued and outstanding as of the date of this Agreement, and (ii) 1,000,000 shares of NDC Preferred Stock, none of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of NDC Capital Stock are, and all of the shares of NDC Common Stock to be issued in exchange for shares of CIS Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of NDC Capital Stock has been, and none of the shares of NDC Common Stock to be issued in exchange for shares of CIS Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of NDC.

     6.4 AUTHORITY OF SUB. Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware as a wholly owned Subsidiary of NDC. The authorized capital stock of Sub shall consist of 1,000 shares of Sub Common Stock, all of which is validly issued and outstanding, fully paid and nonassessable and is owned by NDC free and clear of any Lien. Sub has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Sub. This Agreement represents a legal, valid, and binding obligation of Sub, enforceable against Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Sub has not (i) conducted any business operations whatsoever or (ii) entered into any Contract or agreement of any kind, acquired any assets or incurred any Liability, except as may be specifically contemplated by this Agreement or as the Parties may otherwise agree. NDC, as the sole stockholder of Sub, has voted prior to the Effective Time the shares of Sub Common Stock in favor of adoption of this Agreement.

     6.5 SEC FILINGS; FINANCIAL STATEMENTS.

          (a) NDC has timely filed and made available to CIS all SEC Documents required to be filed by NDC since May 31, 1993 (the "NDC SEC Reports"). The NDC SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such NDC SEC Reports or necessary in order to make the statements in such NDC SEC Reports, in light of the circumstances under which they were made, not misleading. None of the NDC Subsidiaries is required to file any SEC Documents.

          (b) Each of the NDC Financial Statements (including, in each case, any related notes) contained in the NDC SEC Reports, including any NDC SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of NDC and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are expected to be material in amount or effect.

     6.6 ABSENCE OF UNDISCLOSED LIABILITIES. No NDC Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NDC, except Liabilities which are accrued or reserved against in the consolidated balance sheets of NDC as of November 30, 1995, included in the NDC Financial Statements or reflected in the notes thereto. Except as disclosed in Section 6.6 of the

NDC Disclosure Memorandum, no NDC Company has incurred or paid any Liability since November 30, 1995, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NDC. NDC has provided to CIS draft consolidated balance sheets of NDC as of February 29, 1996, which, to the Knowledge of NDC, are accurate in all Material respects.

     6.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since November 30, 1995, except as disclosed in NDC SEC Filings filed prior to the date of this Agreement or as disclosed in Section 6.7 of the NDC Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NDC, and
(ii) the NDC Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of NDC provided in Article 7 of this Agreement.

     6.8 COMPLIANCE WITH LAWS. Each NDC Company has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as disclosed in Section 6.8 of the NDC Disclosure Memorandum, no NDC Company:

          (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business; or

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any NDC Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any NDC Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business.

     6.9 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of NDC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any NDC Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NDC, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any NDC Company.

     6.10 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by any NDC Company or any Affiliate thereof to CIS pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any NDC Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by NDC with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any NDC Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to CIS's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by any NDC Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of CIS, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any NDC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     6.11 TAX AND REGULATORY MATTERS.

          (a) No NDC Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to
     (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

          (b) All Tax Returns required to be filed by or on behalf of any NDC Company have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before May 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

          (c) The provision for any Taxes due or to become due for any NDC Company for the period or periods through and including the date of the respective NDC Financial Statements that has been made and is reflected on such NDC Financial Statements is sufficient to cover all such Taxes.

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 AFFIRMATIVE COVENANTS OF CIS. From the date of the Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of NDC shall have been obtained, and except as otherwise expressly contemplated herein, CIS shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and Assets and maintain its rights and franchises, and (c) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

     7.2 NEGATIVE COVENANTS OF CIS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, CIS covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of NDC, which consent shall not be unreasonably withheld:

          (a) amend the Certificate of Incorporation, Bylaws or other governing instruments of any CIS Company, or

          (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a CIS Company to another CIS Company) in excess of an aggregate of $100,000 (for the CIS Companies on a consolidated basis) except in the ordinary course of the business of CIS Subsidiaries consistent with past practices, or impose, or suffer the imposition, on any Asset of any CIS Company of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the CIS Disclosure Memorandum) except in the ordinary course of the business of CIS Subsidiaries consistent with past practices; or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any CIS Company, or declare or pay any dividend or make any other distribution in respect of CIS's capital stock; or

          (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(d) of the CIS Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of CIS Common Stock or any other capital stock of any CIS Company, or any stock appreciation rights, or any option, warrant, or other Right; or

          (e) adjust, split, combine or reclassify any capital stock of any CIS Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of CIS Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any CIS Subsidiary (unless any such shares of stock are sold or otherwise transferred to another CIS Company) or any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned CIS Subsidiary, or otherwise acquire direct or indirect control over any Person; or

          (g) grant any increase in compensation or benefits to the employees or officers of any CIS Company, except in accordance with past practice disclosed in Section 7.2(g) of the CIS Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the CIS Disclosure Memorandum; and enter into or amend any severance agreements with officers of any CIS Company; grant any increase in fees or other compensation or other benefits to directors of any CIS Company except in accordance with past practice disclosed in Section 7.2(g) of the CIS Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options, other stock-based compensation or employee benefits or any Rights; or

          (h) enter into or amend any employment Contract between any CIS Company and any Person (unless such amendment is required by Law) that the CIS Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

          (i) adopt any new employee benefit plan of any CIS Company or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any CIS Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or GAAP; or

          (k) commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of any CIS Company for material money damages or restrictions upon the operations of any CIS Company; or

          (l) enter into, modify, amend or terminate any material Contract (including any loan Contract with an unpaid balance exceeding $160,000) or waive, release, compromise or assign any material rights or claims.

     7.3 COVENANTS OF NDC. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, NDC covenants and agrees that it shall (x) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the NDC Common Stock and the business prospects of the NDC Companies, and (y) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any NDC Company from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the reasonable judgment of NDC, desirable in the conduct of the business of NDC and its Subsidiaries.

     7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

     8.1 REGISTRATION STATEMENT; PROXY STATEMENT; STOCKHOLDER APPROVAL. NDC shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of NDC Common Stock upon consummation of the Merger. CIS shall furnish all information concerning it and the holders of its capital stock as NDC may reasonably request in connection with such action. CIS shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon adoption of this Agreement and such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) CIS shall prepare and file with the SEC a Proxy Statement and mail such Proxy Statement to its stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of CIS shall recommend (subject to compliance with their fiduciary duties under applicable Law) to its stockholders the approval of this Agreement, and (iv) the Board of Directors and officers of CIS shall (subject to compliance with their fiduciary duties under applicable Law) use their reasonable efforts to obtain such stockholders' approval.

     8.2 EXCHANGE LISTING. NDC shall use its reasonable efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of NDC Common Stock to be issued to the holders of CIS Common Stock pursuant to the Merger, and NDC shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

     8.3 APPLICATIONS; ANTITRUST NOTIFICATION. NDC shall prepare and file, and CIS shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. Each of the Parties will promptly file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

     8.4 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, CIS shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

     8.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, including the terms and conditions of Sections 8.1 and 8.8, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.6 INVESTIGATION AND CONFIDENTIALITY.

          (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

          (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

          (c) CIS shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with CIS to preserve the confidentiality of the information relating to CIS provided to such Persons and their Affiliates and Representatives.

          (d) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

     8.7 PRESS RELEASES. Prior to the Effective Time, CIS and NDC shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.8 CERTAIN ACTIONS. Except with respect to this Agreement and the transactions contemplated hereby, no CIS Company nor any Affiliate thereof nor any Representatives thereof (subject to the last sentence of this Section 8.8) retained by any CIS Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of CIS's Board of Directors as required by applicable Law, no CIS Company or any Affiliate or Representative thereof (subject to the last sentence of this Section 8.8) shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but CIS may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations as required by applicable Law. CIS shall promptly notify NDC orally and in writing (i) in the event that it receives any inquiry or proposal relating to any such transaction, which notice shall describe such proposal in reasonable detail, and (ii) in the event that its Board of Directors determines that it must take any of the actions set forth in this Section 8.8 in order to comply with its fiduciary duties under applicable Law. CIS shall (x) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (y) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

     8.9 TAX AND ACCOUNTING TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify (i) for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes and (ii) for pooling-of-interests accounting treatment.

     8.10 STATE TAKEOVER LAWS. Each CIS Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, including Section 203 of the DGCL.

     8.11 CHARTER PROVISIONS. Each CIS Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of any CIS Company or restrict or impair the ability of NDC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any CIS Company that may be directly or indirectly acquired or controlled by it.

     8.12 AGREEMENT OF AFFILIATES. CIS has disclosed in Section 8.12 of the CIS Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of CIS for purposes of Rule 145 under the 1933 Act. CIS shall use its reasonable efforts to cause each such Person to deliver to NDC not later than 30 days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 1, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of CIS Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of NDC Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of NDC and CIS have been published within the meaning of Section
201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger is intended to qualify for pooling-of-interests accounting treatment, shares of NDC Common Stock issued to such affiliates of CIS in exchange for shares of CIS Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of NDC and CIS have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.12 (and NDC shall be entitled to place restrictive legends upon certificates for shares of NDC Common Stock issued to affiliates of CIS pursuant to this Agreement to enforce the provisions of this Section 8.12). NDC shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of NDC Common Stock by such affiliates.

     8.13 EMPLOYEE BENEFITS AND CONTRACTS. Following the Effective Time, NDC shall either provide generally to officers and employees of the CIS Companies employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of NDC Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the NDC Companies to their similarly situated officers and employees, or NDC shall continue to provide employee benefits to officers and employees of the CIS Companies under CIS's current employee benefit and welfare plans. For purposes of participation, vesting and (except in the case of NDC retirement plans) benefit accrual under such employee benefit plans, the service of the employees of the CIS Companies prior to the Effective Time shall be treated as service with a NDC Company participating in such employee benefit plans. NDC also shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in
Section 8.13 of the CIS Disclosure Memorandum to NDC between any CIS Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the CIS Benefit Plans.

     8.14 INDEMNIFICATION.

          (a) For a period of six years after the Effective Time, NDC shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the CIS Companies (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees or agents of CIS or, at CIS's request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Delaware Law and by CIS's Certificate of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any NDC Company is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, NDC shall cause the Surviving Corporation to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between NDC and the Indemnified Party.

          (b) NDC shall, or shall cause the Surviving Corporation to, use its reasonable efforts (and CIS shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of three years after the Effective Time CIS's existing directors' and officers' liability insurance policy (provided that NDC may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of CIS given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time or in connection with the transaction contemplated by this Agreement and covering persons who are currently covered by such insurance; provided, that neither NDC nor the Surviving Corporation shall be obligated to make aggregate premium payments for such three-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to CIS's directors and officers, 150% of the annual premium payments on CIS's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, NDC shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

          (c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.14, upon learning of any such Liability or Litigation, shall promptly notify NDC thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) NDC or the Surviving Corporation shall have the right to assume the defense thereof and neither NDC nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if NDC or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between NDC or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and NDC or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that NDC shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) NDC shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

          (d) Such officers, directors, employees and agents shall be deemed to be third party beneficiaries under this Section 8.14, and this Section shall be deemed to be a contract between NDC and any such person individually.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (A) STOCKHOLDER APPROVAL. The stockholders of CIS shall have adopted this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD.

          (B) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the disposition of Assets) which in the reasonable judgment of the Board of Directors of NDC would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, NDC would not, in its reasonable judgment, have entered into this Agreement.

          (C) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

          (D) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

          (E) REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of NDC Common Stock issuable pursuant to the Merger shall have been received.

          (F) EXCHANGE LISTING. The shares of NDC Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (G) TAX MATTERS. Each Party shall have received a written opinion of counsel from Alston & Bird, in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of CIS Common Stock and CIS Preferred Stock for NDC Common Stock will not give rise to gain or loss to the stockholders of CIS with respect to such exchange (except to the extent of any cash received), and (iii) none of CIS, Sub or NDC will recognize gain or loss as a consequence of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of CIS and NDC reasonably satisfactory in form and substance to such counsel.


     9.2 CONDITIONS TO OBLIGATIONS OF NDC. The obligations of NDC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by NDC pursuant to Section 11.6(a) of this Agreement:

          (A) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of CIS set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of CIS set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of CIS set forth in Sections 5.18, 5.19, and
     5.20 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of CIS set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.18, 5.19, and 5.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on CIS; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of CIS to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (C) CERTIFICATES. CIS shall have delivered to NDC (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.2 of this Agreement as relates to CIS and in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and
     (ii) certified copies of resolutions duly adopted by CIS's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as NDC and its counsel shall request.

          (D) OPINION OF COUNSEL. NDC shall have received an opinion of Thompson & Knight, counsel to CIS, dated as of the Closing, in form reasonably satisfactory to NDC, as to the matters set forth in Exhibit 2.

          (E) POOLING LETTERS. NDC shall have received letters, dated as of the date of filing of the Registration Statement with the SEC and as of the Effective Time, addressed to NDC, in form and substance reasonably acceptable to NDC, from Arthur Andersen LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment. NDC also shall have received letters, dated as of the date of filing of the Registration Statement with the SEC and as of the Effective Time, addressed to NDC, in form and substance reasonably acceptable to NDC, from Coopers & Lybrand L.L.P. to the effect that such firm is not aware of any matters relating to CIS and its Subsidiaries which would preclude the Merger from qualifying for pooling-of-interests accounting treatment.

          (F) AFFILIATES AGREEMENTS. NDC shall have received from each affiliate of CIS the affiliates letter referred to in Section 8.12 of this Agreement, to the extent necessary to assure in the reasonable judgment of NDC that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

     9.3 CONDITIONS TO OBLIGATIONS OF CIS. The obligations of CIS to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by CIS pursuant to Section 11.6(b) of this Agreement:

          (A) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of NDC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of NDC set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of NDC set forth in Section 6.11 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of NDC set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.11) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on NDC; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of NDC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (C) CERTIFICATES. NDC shall have delivered to CIS (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.3 of this Agreement as relates to CIS and in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and
     (ii) certified copies of resolutions duly adopted by NDC's Board of Directors and Sub's Board of Directors and sole stockholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as CIS and its counsel shall request.

          (D) OPINION OF COUNSEL. CIS shall have received an opinion of Alston & Bird, counsel to NDC, dated as of the Effective Time, in form reasonably acceptable to CIS, as to the matters set forth in Exhibit 3.

                                   ARTICLE 10

                                  TERMINATION

     10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of CIS, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of NDC and the Board of Directors of CIS; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of CIS and Section 9.3(a) in the case of NDC or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consum-mate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of CIS and Section 9.3(a) of this Agreement in the case of NDC; or

          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of CIS and Section 9.3(a) in the case of NDC or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

          (d) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of CIS and Section 9.3(a) in the case of NDC or in material breach of any covenant or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of CIS fail to vote their adoption of this Agreement and the transactions contemplated hereby as required by the DGCL and the rules of the NASD at the Stockholders' Meeting where the transactions were presented to such stockholders for approval and voted upon; or

          (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by September 30, 1996, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any willful breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of CIS and Section 9.3(a) in the case of NDC or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

          (g) By NDC, in the event that a Purchase Event shall have occurred or, if a Preliminary Purchase Event shall have occurred, the Board of Directors of CIS shall have failed to reaffirm its approval of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger.

          (h) By CIS in the event that CIS has entered into negotiations with a third party in accordance with Sections 8.1 and 8.8 of this Agreement and, pursuant to the continuing fiduciary duties of the CIS Board of Directors as required by applicable Law, CIS has entered into a binding Acquisition Proposal with a third party.

     10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured breach of a representation, warranty, covenant, or agreement giving rise to such termination, unless and until such breaching Party makes the payment required by Section 11.2(b) or 11.2(c), as the case may be, in accordance with its terms.

     10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 2, 3, 4 and 11 and Sections 8.9, 8.12, 8.13 and 8.14 of this Agreement shall survive the Effective Time.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1 DEFINITIONS.

          (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

             "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

             "Acquisition Transaction" shall mean (A) a merger, consolidation or similar transaction involving CIS or any CIS Subsidiary (other than transactions solely between CIS Subsidiaries), (B) the disposition, by sale, lease, exchange or otherwise, of Assets of CIS or any CIS Subsidiary representing in either case 25% or more of the consolidated assets of CIS and the CIS Subsidiaries, or (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 25% or more of the voting power of CIS or any of the CIS Subsidiaries (any of the foregoing, an "Acquisition Transaction").

             "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or
        (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

             "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

             "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

             "BT Warrants" shall mean those Rights to purchase shares of CIS Series A Preferred Stock granted by CIS pursuant to that certain Warrant to Purchase Shares of Series A Participating Convertible Preferred Stock, dated November 23, 1994, naming BT Holdings (New York), Inc. as the holder thereof (the "BT Warrant Agreement").

             "CIS Capital Stock" shall mean, collectively, the CIS Common Stock, the CIS Preferred Stock and any other class or series of capital stock of CIS.

             "CIS Common Stock" shall mean the $.01 par value common stock of CIS.

             "CIS Companies" shall mean, collectively, CIS and all CIS Subsidiaries.

             "CIS Convertible Notes" shall mean those convertible promissory notes of CIS, dated as of November 3, 1994, naming each of Wendy R. Lewis and Randall Ray as the holder thereof.

             "CIS Disclosure Memorandum" shall mean the written information entitled "CIS Disclosure Memorandum" delivered prior to the date of this Agreement to NDC describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

             "CIS Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of CIS as of December 31, 1995, and as of December 31, 1995 and 1994, and the related statements of operations, stockholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 1995, 1994 and 1993, as filed by CIS in SEC Documents, and (ii) the consolidated balance sheets of CIS (including related notes and schedules, if any) and related statements of operations, stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1995.

             "CIS Preferred Stock" shall mean the $.01 par value preferred stock of CIS, and shall include the CIS Series A Preferred Stock.

             "CIS Series A Preferred Stock" shall mean the Series A Participating Convertible Preferred Stock of CIS, 2,384,182 shares of which were issued pursuant to that certain Stock and Warrant Purchase Agreement, dated as of November 21, 1994, between CIS and BT Holdings (New York), Inc. (the "BT Purchase Agreement").

             "CIS Stock Plans" shall mean the existing stock option and other stock-based compensation plans of CIS designated as follows: Amended and Restated C.I.S. Technologies, Inc. Stock Option Plan (formerly the "Incentive Plan"), Amended and Restated C.I.S. Technologies, Inc. Employee Stock Option Plan, C.I.S. Technologies, Inc. HCC Management Stock Option Plan, C.I.S. Technologies, Inc. 1995 Stock Incentive Plan and C.I.S. Technologies, Inc. 1995 Director Stock Option Plan.

             "CIS Subsidiaries" shall mean the Subsidiaries of CIS, which shall include the CIS Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of CIS in the future and held as a subsidiary by CIS at the Effective Time.

             "Certificate of Merger" shall mean the Certificate of Merger to be executed by CIS and filed with the Secretary of State of the State of Delaware relating to the Merger as contemplated by Section 1.1 of this Agreement.

             "Closing Date" shall mean the date on which the Closing occurs.

             "Confidentiality Agreement" or "Confidentiality Agreements" shall mean those certain confidentiality agreements entered into by and between CIS and NDC which requires each of CIS and NDC to keep confidential any trade secrets, proprietary data, customer information or other business information provided to such party by the other party in connection with and in furtherance of the consummation of the transactions contemplated by this Agreement.

             "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

             "Contract" shall mean any written agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

             "Default" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

             "DGCL" shall mean the Delaware General Corporation Law.

             "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material.

             "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

             "Exhibits" 1 through 6, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

             "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

             "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmental
        Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).


             "HRS Warrants" shall mean those Rights to purchase shares of CIS Common Stock granted by CIS pursuant to that certain Limited Transferable Warrant to Purchase Shares of Common Stock, dated as of February 4, 1994, naming Healthcare Research Systems, Inc. as the holder thereof (the "HRS Warrant Agreement").


             "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

             "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

             "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

             "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, general counsel, any assistant or deputy general counsel, or any vice president of such Person.

             "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority within the scope of authority of such Regulatory Authority.

             "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

             "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

             "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

             "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

             "Material Adverse Effect" on a Party shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement. Material Adverse Effect shall not include an event, change or occurrence described in Section 11.1 of the CIS Disclosure Memorandum.

             "1933 Act" shall mean the Securities Act of 1933, as amended.

             "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

             "NASD" shall mean the National Association of Securities Dealers, Inc.

             "Nasdaq National Market" shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.

             "NDC Capital Stock" shall mean, collectively, the NDC Common Stock, the NDC Preferred Stock and any other class or series of capital stock of NDC.

             "NDC Common Stock" shall mean the $.125 par value common stock of NDC.

             "NDC Companies" shall mean, collectively, NDC and all NDC Subsidiaries.

             "NDC Disclosure Memorandum" shall mean the written information entitled "National Data Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to CIS describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

             "NDC Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of NDC as of May 31, 1995, and as of May 31, 1995 and 1994, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended May 31, 1995, 1994 and 1993, as filed by NDC in SEC Documents, and (ii) the consolidated balance sheets of NDC (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to May 31, 1995.

             "NDC Preferred Stock" shall mean the $1.00 par value preferred stock of NDC.

             "NDC Rights" shall mean the preferred stock purchase rights issued pursuant to the NDC Rights Agreement.

             "NDC Rights Agreement" shall mean that certain Rights Agreement, dated January 18, 1991, as amended between NDC and Wachovia Bank of North Carolina, N.A., as Rights Agent.

             "NDC Subsidiaries" shall mean the Subsidiaries of NDC.

             "NYSE" shall mean the New York Stock Exchange, Inc.

             "Operating Property" shall mean any property owned or used by the Party in question or by any of its Subsidiaries.

             "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

             "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management of such facility or property, but only with respect to such facility or property.

             "Party" shall mean either CIS or NDC, and "Parties" shall mean both CIS and NDC.

             "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

             "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

             "Proxy Statement" shall mean the proxy statement used by CIS to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of NDC relating to the issuance of the NDC Common Stock to holders of CIS Common Stock.

             "Purchase Event" means any of the following events subsequent to the date of this Agreement:

                (i) without NDC's prior written consent, CIS shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than NDC or any NDC Subsidiary) to effect an Acquisition Transaction; or

                (ii) any person (other than NDC or any NDC Subsidiary) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the 1934 Act) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the 1934 Act), other than a group of which NDC or any NDC Subsidiary is a member, shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the then-outstanding shares of CIS Common Stock.

             "Preliminary Purchase Event" means any of the following events:

                (i) any person (other than NDC or any NDC Subsidiary) shall have commenced (as such term is defined in Rule 14d-2 under the 1934 Act), or shall have filed a registration statement under the 1933 Act with respect to, a tender offer or exchange offer to purchase any shares of CIS Common Stock such that, upon consummation of such offer, such person would own or control 25% or more of the then-outstanding shares of CIS Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

                (ii) the holders of CIS Common Stock shall not have approved this Agreement at the meeting of such stockholders held for the purpose of voting on this Agreement, such meeting shall not have been held or shall have been canceled prior to termination of this Agreement, or CIS's Board of Directors shall have withdrawn or modified in a manner adverse to NDC the recommendation of CIS's Board of Directors with respect to this Agreement, in each case after any person (other than NDC or any NDC Subsidiary) shall have (A) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the 1933 Act with respect to an Exchange Offer, or (C) filed an application (or given a notice), whether in draft or final form, under any applicable federal or state statute or regulation (including a notice filed under the HSR Act) seeking the consent to an Acquisition Transaction from any federal or state governmental or regulatory authority or agency an Acquisition Transaction.

             "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by NDC under the 1933 Act with respect to the shares of NDC Common Stock to be issued to the stockholders of CIS in connection with the transactions contemplated by this Agreement.

             "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NYSE, the NASD, and the SEC.

             "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

             "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

             "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

             "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

             "Stockholders' Meeting" shall mean the meeting of the stockholders of CIS to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

             "Sub Common Stock" shall mean the $.01 par value common stock of Sub.

             "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent.

             "Surviving Corporation" shall mean CIS as the surviving corporation resulting from the Merger.

             "Tax" or "Taxes" shall mean any federal, state, county, local, or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, including interest, penalties, and additions imposed thereon or with respect thereto.

          (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

        Effective Time..............................................  Section 1.3
        CIS Benefit Plans...........................................  Section 5.14
        CIS Contracts...............................................  Section 5.15
        CIS ERISA Plan..............................................  Section 5.14
        CIS Options.................................................  Section 3.6
        Closing.....................................................  Section 1.2
        ERISA Affiliate.............................................  Section 5.14
        Exchange Agent..............................................  Section 4.1
        Exchange Ratio..............................................  Section 3.1(c)
        Indemnified Party...........................................  Section 8.14(a)
        Maximum Amount..............................................  Section 8.14
        Merger......................................................  Section 1.1
        Takeover Laws...............................................  Section 5.19
        Tax Opinion.................................................  Section 9.1(h)

     (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2 EXPENSES.

          (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement. NDC shall pay the filing fees payable in connection with the HSR Act filing.

          (b) Notwithstanding the foregoing,

             (i) if this Agreement is terminated by NDC pursuant to either of Sections 10.1(b) or 10.1(c), then CIS shall promptly pay NDC the sum of $2,000,000, payable 25% at termination and 25% at the end of each of the three (3) 30-day periods thereafter, as partial liquidated damages, which, with the payment required by Section 11.2(d), if any, shall be liquidated damages and shall be in complete satisfaction of CIS's obligation under this Agreement, or

             (ii) if this Agreement is terminated by NDC pursuant to Section 10.1(g), or if this Agreement is terminated by CIS pursuant to Section 10.1(h), then CIS shall promptly pay to NDC an amount equal to the direct costs and expenses or portion thereof referred to in subsection
        (a) above incurred by or on behalf of NDC in connection with the transactions contemplated by this Agreement.

          (c) Notwithstanding the foregoing, if this Agreement is terminated by CIS pursuant to either of Sections 10.1(b) or 10.1(c), then NDC shall promptly pay CIS the sum of $2,000,000 as liquidated damages, which shall be in complete satisfaction of NDC's obligations under this Agreement.

          (d) In addition to the foregoing, if, after the date of this Agreement and within twelve (12) months following any termination of this Agreement by NDC pursuant to Sections 10.1(b), 10.1(c) or 10.1(g) of this Agreement, or any termination of this Agreement by CIS pursuant to Section 10.1(h) of this Agreement, any third-party shall acquire, merge with, combine with, purchase a significant amount of Assets of, or engage in any other business combination with, or purchase any equity securities involving an acquisition of 20% or more of the voting stock of, CIS, or enter into any binding agreement to do any of the foregoing (collectively, a "Business Combination"), such third-party that is a party to the Business

     Combination shall pay to NDC, as a condition of consummation of the Business Combination, an amount in cash equal to the sum of

             (i) the direct costs and expenses or portion thereof referred to in subsection (a) above incurred by or on behalf of NDC in connection with the transactions contemplated by this Agreement, plus

             (ii) 3% of the aggregate fair market value of the consideration to be received by the stockholders of CIS in such Business Combination, less

             (iii) any amounts previously paid by CIS to NDC pursuant to subsection (b) of this Section 11.2,

     which sum represents additional compensation for NDC's loss as the result of the transactions contemplated by this Agreement not being consummated. In the event such third-party shall refuse to pay such amounts within ten days of demand therefor by NDC, the amounts shall be an obligation of CIS and shall be paid by CIS promptly upon notice to CIS by NDC. Notwithstanding the foregoing, in the event that NDC terminates the Agreement pursuant to Sections 10.1(b) or Section 10.1(g), or CIS terminates the Agreement pursuant to Section 10.1(h), the payment required by this Section 11.2(d) will only come due if a third party that was involved in discussions or negotiations with CIS on or before the termination of this Agreement consummates the Business Combination.

          (e) The Parties acknowledge that the loss to either Party resulting from breach of this Agreement by the other Party or other failure of the merger to be consummated is not susceptible of ready measurement and, therefore, that the payments provided in this Section 11.2 are intended by the Parties to constitute liquidated damages for any breach by a Party of the terms of this Agreement, and not a penalty.

     11.3 BROKERS AND FINDERS. Except for Dean Witter Reynolds Inc. as to CIS and Lazard Freres & Co. LLC as to NDC, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by CIS or NDC, each of CIS and NDC, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 8.6(b) of this Agreement, for the Confidentiality Agreements). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.13 and 8.14 of this Agreement.

     11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of CIS Common Stock, there shall be made no amendment that pursuant to Section 251 of the DGCL requires further approval by such stockholders without the further approval of such stockholders.

     11.6 WAIVERS.

          (a) Prior to or at the Effective Time, NDC, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by CIS, to waive or extend the time for the compliance or fulfillment by CIS of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of NDC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of NDC.

          (b) Prior to or at the Effective Time, CIS, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by NDC, to waive or extend the time for the compliance or fulfillment by NDC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of CIS under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of CIS.

          (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

CIS:                   C.I.S. Technologies, Inc.
                       One Warren Place
                       6100 South Yale Avenue
                       Suite 1900
                       Tulsa, Oklahoma 74136-1903
                       Telecopy Number: (918) 481-4205
                       Attention: Mr. Phillip D. Kurtz
Copies to Counsel:     C.I.S. Technologies, Inc.
                       One Warren Place
                       6100 South Yale Avenue
                       Suite 1900
                       Tulsa, Oklahoma 74136-1903
                       Telecopy Number: (918) 481-4205
                       Attention: Mr. Thomas G. Noulles
                       Thompson & Knight
                       1700 Pacific Avenue
                       Suite 3300
                       Dallas, Texas 75201-4693
                       Telecopy Number (214) 969-1751
                       Attention: Mr. Steve Cochran

NDC:                   National Data Corporation
                       National Data Corporation Plaza
                       1564 N.E. Expressway
                       Atlanta, Georgia 30329-2010
                       Telecopy Number: (404) 728-2990
                       Attention: Mr. Robert A. Yellowlees
Copies to Counsel:     National Data Corporation
                       National Data Corporation Plaza
                       1564 N.E. Expressway
                       Atlanta, Georgia 30329-2010
                       Telecopy Number: (404) 728-2990
                       Attention: Mr. E. Michael Ingram
                       Alston & Bird
                       One Atlantic Center
                       1201 West Peachtree Street
                       Atlanta, Georgia 30309-3424
                       Telecopy Number: (404) 881-7777
                       Attention: B. Harvey Hill, Jr.

     11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

     11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 CAPTIONS; ARTICLES AND SECTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

     11.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

     11.13 EXCLUSIVE REMEDY FOR BREACHES OF AGREEMENT. The Parties hereto agree that the provisions of Section 11.2 represent the exclusive remedy of the parties for breaches of this Agreement by the other Party and that in no event shall the Parties or any of their Affiliates be entitled to any injunction or other equitable remedy to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, regardless of whether they have an adequate remedy at law.

     11.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                          C.I.S. TECHNOLOGIES, INC.
          /s/  THOMAS G. NOULLES                 By:        /s/  PHILLIP D. KURTZ
- --------------------------------------------     --------------------------------------------
           Mr. Thomas G. Noulles                             Mr. Phillip D. Kurtz
                 Secretary                           Chairman and Chief Executive Officer
CORPORATE SEAL

ATTEST:                                          NATIONAL DATA CORPORATION
          /s/  E. MICHAEL INGRAM                 By:      /s/  ROBERT A. YELLOWLEES
- --------------------------------------------     --------------------------------------------
           Mr. E. Michael Ingram                           Mr. Robert A. Yellowlees
                 Secretary                           Chairman and Chief Executive Officer
CORPORATE SEAL

ATTEST:                                          NDC MERGER CORP.
          /s/  E. MICHAEL INGRAM                 By:      /s/  ROBERT A. YELLOWLEES
- --------------------------------------------     --------------------------------------------
           Mr. E. Michael Ingram                           Mr. Robert A. Yellowlees
                 Secretary                                        President
CORPORATE SEAL

                                LIST OF EXHIBITS

EXHIBIT
NUMBER                                           DESCRIPTION
- ------       -----------------------------------------------------------------------------------
  1.    --   Form of agreement of affiliates of CIS. (sec.sec. 8.12, 9.2(f)).
  2.    --   Matters as to which Thompson & Knight will opine. (sec. 9.2(d)).
  3.    --   Matters as to which Alston & Bird will opine. (sec. 9.3(d)).

                                                                       EXHIBIT 1


                              AFFILIATE AGREEMENT

National Data Corporation
National Data Plaza
Atlanta, Georgia 30329-2010

Attention: E. Michael Ingram
        General Counsel and Secretary

Gentlemen:

     The undersigned is a stockholder of C.I.S. Technologies, Inc. ("CIS"), a corporation organized and existing under the laws of the State of Delaware, and will become a stockholder of National Data Corporation ("NDC") pursuant to the transactions described in the Agreement and Plan of Merger, dated as of April 15, 1996 (the "Agreement"), by and among NDC, NDC Merger Corp. ("Sub") and CIS. Under the terms of the Agreement, Sub will be merged into and with CIS (the "Merger"), and the shares of the $.01 par value common stock of CIS ("CIS Common Stock") and Series A Participating Convertible Preferred Stock of CIS ("CIS Series A Preferred Stock") will be converted into and exchanged for shares of the $.125 par value common stock of NDC ("NDC Common Stock"). This Affiliate Agreement represents an agreement between the undersigned and NDC regarding certain rights and obligations of the undersigned in connection with the shares of CIS held by the undersigned and with the shares of NDC to be received by the undersigned as a result of the Merger.

     In consideration of the Merger and the mutual covenants contained herein, the undersigned and NDC hereby agree as follows:

          1. Affiliate Status. The undersigned understands that as to CIS he is to be deemed an "affiliate" under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("1933 Act"), and the undersigned anticipates that he will be such an "affiliate" both at the time the Agreement is submitted to the stockholders of CIS for their adoption and at the time of the Merger.

          2. Initial Restriction on Disposition. The undersigned agrees that he will not sell, transfer, or otherwise dispose of his interests in, or reduce his risk relative to, any of the shares of NDC Common Stock into which his shares of CIS Common Stock or CIS Series A Preferred Stock are converted upon consummation of the Merger until such time as NDC notifies the undersigned that the requirements of SEC Accounting Series Release Nos. 130 and 135 ("ASR 130 and 135") have been met. The undersigned understands that ASR 130 and 135 relate to publication of financial results of post-Merger combined operations of NDC and CIS. NDC agrees that it will publish such results within 45 days after the end of the first fiscal quarter of NDC containing the required period of post-Merger combined operations and that it will notify the undersigned promptly following such publication.

          3. Covenants and Warranties of Undersigned. The undersigned represents, warrants and agrees that:

             (a) During the 30 days immediately preceding the Effective Time of the Merger, the undersigned has not sold, transferred, or otherwise disposed of his interests in, or reduced his risk relative to, any of the shares of CIS Common Stock or CIS Series A Preferred Stock beneficially owned by the undersigned as of the record date for determination of stockholders entitled to vote at the Stockholders' Meeting of CIS held to approve the Merger.

             (b) The NDC Common Stock received by the undersigned as a result of the Merger will be taken for his own account and not for others, directly or indirectly, in whole or in part.

             (c) NDC has informed the undersigned that any distribution by the undersigned of NDC Common Stock has not been registered under the 1933 Act and that shares of NDC Common Stock received pursuant to the Merger can only be sold by the undersigned (1) following registration under the 1933 Act, or (2) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (3) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that NDC is under no obligation to file a registration statement with the SEC covering the disposition of the undersigned's shares of NDC Common Stock or to take any other action necessary to make compliance with an exemption from such registration available.

             (d) The undersigned will, and will cause each of the other parties whose shares are deemed to be beneficially owned by the undersigned pursuant to Section 8 hereof to, have all shares of CIS Common Stock or CIS Series A Preferred Stock beneficially owned by the undersigned registered in the name of the undersigned or such parties, as applicable, prior to the effective date of the Merger and not in the name of any bank, broker-dealer, nominee or clearinghouse.

             (e) The undersigned is aware that NDC intends to treat the Merger as a tax-free reorganization under Section 368 of the Internal Revenue Code ("Code") for federal income tax purposes. The undersigned agrees to treat the transaction in the same manner as NDC for federal income tax purposes. The undersigned acknowledges that Section 1.368-1(b) of the Income Tax Regulations requires "continuity of interest" in order for the Merger to be treated as tax-free under Section 368 of the Code. This requirement is satisfied if, taking into account those CIS stockholders who receive cash in exchange for their stock, who receive cash in lieu of fractional shares, or who dissent from the Merger, there is no plan or intention on the part of the CIS stockholders to sell or otherwise dispose of the NDC Common Stock to be received in the Merger that will reduce such stockholders' ownership to a number of shares having, in the aggregate, a value at the time of the merger of less than 80% of the total fair market value of the CIS Common Stock and CIS Series A Preferred Stock outstanding immediately prior to the Merger. The undersigned has no prearrangement, plan or intention to sell or otherwise dispose of an amount of his NDC Common Stock to be received in the Merger which would cause the foregoing requirement not to be satisfied.

          4. Restrictions on Transfer. The undersigned understands and agrees that stop transfer instructions with respect to the shares of NDC Common Stock received by the undersigned pursuant to the Merger will be given to NDC's Transfer Agent and that there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

        "The shares represented by this certificate were issued pursuant to a business combination which is accounted for as a "pooling of interests" and may not be sold, nor may the owner thereof reduce his risks relative thereto in any way, until such time as National Data Corporation ("NDC") has published the financial results covering at least 30 days of combined operations after the effective date of the merger through which the business combination was effected. In addition, the shares represented by this certificate may not be sold, transferred or otherwise disposed of except or unless (1) covered by an effective registration statement under the Securities Act of 1933, as amended, (2) in accordance with (i) Rule 145(d) (in the case of shares issued to an individual who is not an affiliate of NDC) or (ii) Rule 144 (in the case of shares issued to an individual who is an affiliate of NDC) of the Rules and Regulations of such Act, or (3) in accordance with a legal opinion satisfactory to counsel for NDC that such sale or transfer is otherwise exempt from the registration requirements of such Act."

     Such legend will also be placed on any certificate representing NDC securities issued subsequent to the original issuance of the NDC Common Stock pursuant to the Merger as a result of any transfer of such shares or any stock dividend, stock split, or other recapitalization as long as the NDC Common Stock issued to the undersigned pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom. Upon the request of the undersigned, NDC shall cause the certificates representing the shares of NDC Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to restrictions on transfer by virtue of ASR 130 and 135 as soon as practicable after the requirements of ASR 130 and 135 have been met. In addition, if the provisions of Rules 144 and 145 are amended to eliminate restrictions applicable to the NDC Common Stock received by the undersigned pursuant to the Merger, or at the expiration of the restrictive period set forth in Rule 145(d), NDC, upon the request of the undersigned, will cause the certificates representing the shares of NDC Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d) upon receipt by NDC of an opinion of its counsel to the effect that such legend may be removed.

          5. Understanding of Restrictions on Dispositions. The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his ability to sell, transfer, or otherwise dispose of the shares of NDC Common Stock received by the undersigned, to the extent he believes necessary, with his counsel or counsel for CIS.

          6. Transfer Under Rule 145(d). If the undersigned desires to sell or otherwise transfer the shares of NDC Common Stock received by him in connection with the Merger at any time during the restrictive period set forth in Rule 145(d), the undersigned will provide the necessary representation letter to the transfer agent for NDC Common Stock together with such additional information as the transfer agent may reasonably request. If NDC's counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), NDC shall cause such counsel to provide such opinions as may be necessary to NDC's Transfer Agent so that the undersigned may complete the proposed sale or transfer.

          7. Acknowledgments. The undersigned recognizes and agrees that the foregoing provisions also apply to all shares of the capital stock of CIS and NDC that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws, which the undersigned agrees may include, without limitation, shares owned or held in the name of
     (i) the undersigned's spouse, (ii) any relative of the undersigned or of the undersigned's spouse who has the same home as the undersigned, (iii) any trust or estate in which the undersigned, the undersigned's spouse, and any such relative collectively own at least a 10% beneficial interest or of which any of the foregoing serves as trustee, executor, or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, the undersigned's spouse and any such relative collectively own at least 10% of any class of equity securities or of the equity interest. The undersigned further recognizes that, in the event that the undersigned is a director or officer of NDC or becomes a director or officer of NDC upon consummation of the Merger, among other things, any sale of NDC Common Stock by the undersigned within a period of less than six months following the effective time of the Mergers may subject the undersigned to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

          8. Miscellaneous. This Affiliate Agreement is the complete agreement between NDC and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Delaware.

     This Affiliate Agreement is executed as of the        day of          ,
1996.

                                          Very truly yours,

                                          --------------------------------------
                                          Signature

                                          --------------------------------------
                                          Print Name

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------
                                          Address

                                          [add below the signatures of all
                                          registered owners
                                          of shares deemed beneficially owned by
                                          the affiliate]

                                          --------------------------------------
                                          Name:

                                          --------------------------------------
                                          Name:

                                          --------------------------------------
                                          Name:

AGREED TO AND ACCEPTED as of
                           , 1996
- ---------------------------

NATIONAL DATA CORPORATION

By:
   ------------------------------

                                                                       EXHIBIT 2

               MATTERS AS TO WHICH THOMPSON & KNIGHT SHALL OPINE

     1. C.I.S. Technologies, Inc. ("CIS") is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on the business in which it is engaged as described in the Proxy Statement and to own and use its material Assets.


     2. The execution and delivery of the Agreement and compliance with its terms do not and will not violate or contravene any provision of the Certificate of Incorporation or Bylaws of CIS or, to our knowledge but without any independent investigation, any Law, Order, Permit or Contract to which CIS is a party or by which CIS or any of its material Assets is bound.


     3. The Agreement has been duly and validly executed and delivered by CIS, and assuming valid authorization, execution and delivery by National Data Corporation and NDC Merger Corp., constitutes a valid and binding agreement of CIS enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally, provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

                                                                       EXHIBIT 3

                 MATTERS AS TO WHICH ALSTON & BIRD SHALL OPINE

     1. National Data Corporation ("NDC") is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on the business in which it is engaged as described in the Proxy Statement and to own and use its material Assets. NDC Merger Corp. ("Sub") is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to perform its obligations under the Agreement.

     2. The execution and delivery of the Agreement and compliance with its terms do not and will not violate or contravene any provision of the Certificate of Incorporation or Bylaws of NDC or Sub or, to our knowledge but without any independent investigation, any Law, Order or Permit to which NDC or Sub is a party or by which NDC or Sub is bound.

     3. The Agreement has been duly and validly executed and delivered by NDC and Sub, and assuming valid authorization, execution and delivery by C.I.S. Technologies, Inc. ("CIS"), constitutes a valid and binding agreement of each of NDC and Sub enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally, provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

     4. The shares of NDC Common Stock to be issued to the stockholders of CIS as contemplated by the Agreement have been registered under the Securities Act of 1933, as amended, and when properly issued and delivered following consummation of the Merger will be duly authorized, validly issued, fully paid and non-assessable under the Delaware General Corporation Law.

     5. The shares of NDC Common Stock to be issued to the stockholders of CIS as contemplated by the Agreement have been listed on the New York Stock Exchange, subject to notice of official issuance.

                                                                         ANNEX B


                           DEAN WITTER REYNOLDS INC.
                             TWO WORLD TRADE CENTER
                            NEW YORK, NEW YORK 10048
                                 (212) 392-2222

May __, 1996


Board of Directors
C.I.S. Technologies, Inc.
6100 South Yale, Suite 1900
Tulsa, OK 74136-1903

Gentlemen:

C.I.S. Technologies, Inc., a Delaware corporation ("C.I.S." or the "Company"), National Data Corporation, a Delaware corporation ("NDC"), and NDC Merger Corp., a Delaware corporation and a wholly owned subsidiary of NDC ("Sub"), intend to enter into an Agreement and Plan of Merger, dated as of April 15, 1996 (the "Agreement"), providing for the merger of the Company with and into Sub (the "Merger"). The Agreement provides that (i) each share of common stock, par value $.O1 per share, of the Company (the "C.I.S. Common Stock") (excluding shares held by any C.I.S. Company or any NDC Company (each as defined in the Agreement)) issued and outstanding at the Effective Time (as defined in the Agreement), shall, at the Effective Time, by virtue of the Merger and without any action on the part of NDC, C.I.S., Sub or the stockholders of any of the foregoing, cease to be outstanding and shall be converted into and exchanged for the right to receive .08682 shares (the "Common Stock Exchange Ratio") of the common stock, par value $.125 per share, of NDC (the "NDC Common Stock") and (ii) each share of Series A Participating Convertible Preferred Stock, $.O1 par value per share, of C.I.S. (the "C.I.S. Series A Preferred Stock," and together with the C.I.S. Common Stock, the "C.I.S. Capital Stock") (excluding shares held by any C.I.S. Company or any NDC Company (each as defined in the Agreement) and excluding those shares held by shareholders who perfect their statutory dissenters' rights as provided in
Section 3.5 of the Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive that number of shares of NDC Common Stock as equals the product of the Common Stock Exchange Ratio and the number of shares of C.I.S. Common Stock into which such share of C.I.S. Series A Preferred Stock, if fully convertible, would be convertible (the "Preferred Stock Exchange Ratio").

You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, to the Company of the Common Stock Exchange Ratio and the Preferred Stock Exchange Ratio.

In arriving at the opinion set forth below, we have, among other things:

     (1)      reviewed the Agreement;

     (2) reviewed the Annual Reports on Form 10-K and related publicly available financial information of the Company for the three fiscal years ended December 31, 1995, the Quarterly Reports on Form 1O-Q for the three quarterly periods ended September

DEAN WITTER REYNOLDS INC.

     C.I.S. Technologies, Inc.
     May __, 1996
     Page 2


              30, 1995, June 30, 1995 and March 31, 1995, the Company's
              definitive Proxy Statement on Form 14A, dated April 2, 1996, and a draft of the Company's financial statements for the most recent fiscal quarterly period ended March 31, 1996;

     (3) reviewed the Annual Reports on Form 1O-K and related publicly available financial information of NDC for the three most recent fiscal years ended May 31, 1995, the Quarterly Report on Form 1O-Q for the period ended February 29, 1996, and NDC's definitive Proxy Statement on Form 14A, dated August 30, 1995;

     (4) reviewed certain other information, including publicly available information, relating to the business, earnings, cash flow, assets and prospects of the Company and NDC, respectively;

     (5) reviewed an income statement forecast of the Company for the remaining portion of the 1996 fiscal year and for the 1997 fiscal year as furnished to us by the Company; reviewed balance sheet and cash flow forecasts of the Company for the remaining portion of the 1996 fiscal year and for the 1997 fiscal year as prepared on the basis of information and assumptions furnished to us by the Company;

     (6) reviewed the publicly available income statement forecasts of NDC for the remaining portion of the 1996 fiscal year and for the fiscal year 1997 as set forth in the published reports of recognized securities industry analyst furnished to us by NDC;

     (7) conducted discussions with members of senior management of the Company and NDC, respectively, concerning the past and current business, operations, assets, present financial condition and future prospects of the Company and NDC, respectively, and discussed with senior management of the Company and of NDC their respective views of the strategic rationale for the Merger and the benefits of the Merger to both the Company and NDC;

     (8) reviewed the historical reported market prices and trading activity for the C.I.S. Common Stock and the NDC Common Stock;

     (9) compared certain financial information, operating statistics and market trading information relating to the Company with published financial information, operating statistics and market trading information relating to selected public companies that we deemed to be reasonably similar to the Company; compared certain financial information, operating statistics and market trading information relating to NDC with published financial information, operating statistics and

DEAN WITTER REYNOLDS INC.

     C.I.S. Technologies, Inc.
     May __, 1996
     Page 3


              market trading information relating to selected public companies that we deemed to be reasonably similar to NDC;

     (10) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of selected other recent acquisitions that we deemed to be relevant; and

     (11) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

In preparing our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied to us by the Company and NDC or that is publicly available, respectively, and we have not independently verified such information. We also have relied upon the management of the Company as to the reasonableness and achievability of the financial forecasts of the Company (and the assumptions and bases thereof) provided to us or prepared on the basis of information and assumptions furnished to us, and with your consent we have assumed that such forecasts have been reasonably prepared on the basis reflecting the best currently available estimates and judgment of such management as to the future operating performance of the Company. Although management of NDC did not make financial forecasts of NDC available to us, we have reviewed the financial forecasts of recognized securities industry analysts who cover and publish on NDC, and we have confirmed the reasonableness and achievability of such forecasts with NDC senior management. Furthermore, we assumed the Merger will qualify (i) for pooling of interests accounting treatment and (ii) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have not been requested to make, and we have not made, an independent appraisal or evaluation of the assets, properties, facilities or liabilities of the Company or NDC and we have not been furnished with any such appraisal or evaluation.

It should be noted that this opinion necessarily is based upon prevailing market conditions (including current market prices for the C.I.S. Common Stock and the NDC Common Stock) and other circumstances and conditions as they exist and can be evaluated at this time, and does not represent our opinion as to what the actual value of the C.I.S. Common Stock or the NDC Common Stock will be after the date hereof or the prices at which such stock will trade subsequent to the Merger.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Merger. In addition, in the ordinary course of our business, we actively trade the securities of the Company and NDC for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, during the past five years, we have not acted as financial advisor to NDC, nor have we

DEAN WITTER REYNOLDS INC.

     C.I.S. Technologies, Inc.
     May __, 1996
     Page 4


acted as manager of any NDC security offering, and have not received any advisory or offering fees from NDC.

This opinion has been prepared solely for the use of the Board of Directors of the Company and is not intended to be reproduced, quoted or published in any manner, in whole or in part, without the prior written consent of Dean Witter, except that this letter may be reproduced in full in the principal disclosure document to be filed with the Securities and Exchange Commission in connection with the Merger.

On the basis of, and subject to the foregoing and other matters that we consider pertinent, we are of the opinion that, AS OF THE DATE HEREOF, the Common Stock Exchange Ratio and the Preferred Stock Exchange Ratio are fair, from a financial point of view, to the holders of the outstanding C.I.S. Common Stock (solely in their capacity as holders of the C.I.S. Common Stock) and to the holders of the outstanding C.I.S. Series A Preferred Stock (solely in their capacity as holders of the C.I.S. Series A Preferred Stock), respectively.

Very truly yours,



- -----------------------------------
DEAN WITTER REYNOLDS INC.

                                                                         ANNEX C

              DELAWARE STATUTORY LAW RELATING TO APPRAISAL RIGHTS

     262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection (d) of this Section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this chapter shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this Section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251, 252, 254, 257, 258, 263 or 264 of this chapter:

          (1) provided, however, that no appraisal rights under this Section shall be available for the shares of any class or series of stock which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this chapter.

          (2) Notwithstanding the provisions of subsection (b) (1) of this Section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this chapter to accept for such stock anything except: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof; (ii) shares of stock of any other corporation or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares or fractional depository receipts described in the foregoing clauses
     (i) and (ii); or (iv) any combination of the shares of stock depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing clauses (i), (ii) and (iii) of this subsection.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this chapter is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this Section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this Section, including those set forth in subsections (d) and
(e), shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this Section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this Section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this chapter, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this Section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with the provisions of subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of

Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publications shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with the provisions of this Section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any other state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this Section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this Section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this Section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation into which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Bylaws provide for indemnification of directors and officers of the Registrant to the full extent permitted by Delaware law.

     Section 145 of the General Corporation Law of the State of Delaware provides generally that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     In addition, pursuant to the authority of Delaware law, the Certificate of Incorporation of the Registrant also eliminates the monetary liability of directors to the fullest extent permitted by Delaware law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits (See exhibit index immediately preceding the exhibits for the page number where each exhibit can be found)


EXHIBIT
NUMBER                                    DESCRIPTION OF EXHIBITS
- ------       ----------------------------------------------------------------------------------
  2.1     -- Agreement and Plan of Merger, dated as of April 15, 1996, by and among NDC, CIS, and Sub (included in Annex A to the Proxy Statement/Prospectus and incorporated by reference herein)
  3.1     -- Certificate of Incorporation, as amended (included as Exhibit 3(i) to the
             Registrant's Form 10-K for the fiscal year ended May 31, 1991, previously filed with the Commission and incorporated by reference herein)
  3.2     -- Bylaws, as amended (included as Exhibit 3(ii) to the Registrant's Form 10-K for the fiscal year ended May 31, 1991, previously filed with the Commission and incorporated by reference herein)
  3.3     -- Amendment to Bylaws (included as Exhibit 3(iii) to the Registrant's Form 10-K for the fiscal year ended May 31, 1995, previously filed with the Commission and incorporated by reference herein)
  4.1     -- See Exhibits 3(a) and 3(b) for provisions of the Certificate of Incorporation and
             Bylaws of the Registrant defining rights of holders of Common Stock of the
             Registrant
  4.2     -- Rights Agreement (included as Exhibit 1 to the Registrant's Form 8-A filed with the Commission on January 22, 1991, as amended on October 5, 1993 (file No.
             0-4554) and incorporated by reference herein)
 *5.1     -- Opinion of Alston & Bird
 *8.1     -- Opinion of Alston & Bird

EXHIBIT
NUMBER                                    DESCRIPTION OF EXHIBITS
- ------       ----------------------------------------------------------------------------------
   13     -- CIS's Annual Report to Security Holders (included as Exhibit 13 to CIS's Form 10-K for the fiscal year ended December 31, 1995, previously filed with the Commission and incorporated in its entirety by reference herein)
*23.1     -- Consent of Alston & Bird (included in Exhibit 5.1 and Exhibit 8.1)
 23.2     -- Consent of Arthur Andersen LLP
 23.3     -- Consent of Coopers & Lybrand L.L.P.
 23.4     -- Consent of Price Waterhouse LLP
 23.5     -- Consent of Dean Witter Reynolds Inc.
*24.1     -- Powers of Attorney (included on signature page hereof)
 99.1     -- Form of Proxy for CIS Common Stock
 99.2     -- Form of Proxy for CIS Series A Preferred Stock


- ---------------


* Previously Filed


     (b) Financial Statement Schedules

     Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers for sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Certificate of Incorporation or Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment for the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 30, 1996.


                                          NATIONAL DATA CORPORATION


                                          By:     /s/  E. MICHAEL INGRAM



                                            ------------------------------------
                                                     E. Michael Ingram


                                               General Counsel and Secretary



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 30, 1996.



                  SIGNATURE                                          TITLE
- ---------------------------------------------    ---------------------------------------------
                    *                            Chairman of the Board and Chief Executive
- ---------------------------------------------      Officer (principal executive officer)
            Robert A. Yellowlees

                    *                            Chief Financial Officer (principal financial
- ---------------------------------------------      and accounting officer)
              Jerry W. Braxton

                    *                            Director
- ---------------------------------------------
              Edward L. Barlow

                    *                            Director
- ---------------------------------------------
             J. Veronica Biggins

                    *                            Director
- ---------------------------------------------
              James B. Edwards

                    *                            Director
- ---------------------------------------------
                Don W. Sands

                    *                            Director
- ---------------------------------------------
                Neil Williams

  *      /s/  E. MICHAEL INGRAM
- ---------------------------------------------
              E. Michael Ingram
              Attorney-In-Fact

                               INDEX TO EXHIBITS


                                                                                        SEQUENTIALLY
EXHIBIT                                                                                   NUMBERED
NUMBER                                     DESCRIPTION                                      PAGE
- ------      -------------------------------------------------------------------------   ------------
 23.2    -- Consent of Arthur Andersen LLP
 23.3    -- Consent of Coopers & Lybrand L.L.P.
 23.4    -- Consent of PRICE WATERHOUSE LLP
 23.5    -- Consent of Dean Witter Reynolds Inc.
 99.1    -- Form of Proxy for CIS Common Stock
 99.2    -- Form of Proxy for CIS Series A Preferred Stock